The information in this preliminary prospectus supplement and accompanying prospectus is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(5)
Registration No. 333-134986
SUBJECT TO COMPLETION, DATED MAY 5, 2009
PROSPECTUS SUPPLEMENT
(to Prospectus Dated June 13, 2006)

$400,000,000
% Convertible Senior Notes due 2014

We are offering $400,000,000 aggregate principal amount of our     % Convertible Senior Notes due 2014. Interest on the notes will be payable semi-annually in arrears on May 15 and November 15 of each year, beginning on November 15, 2009. The notes will mature on May 15, 2014, unless earlier repurchased by us or converted.

Holders may convert their notes at their option at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date for the notes. Upon conversion, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination thereof at our election as described in this prospectus supplement. The initial conversion rate for the notes will be           shares of our common stock per $1,000 principal amount of notes, equivalent to an initial conversion price of approximately $      per share of common stock. Such conversion rate will be subject to adjustment in certain events but will not be adjusted for accrued interest, including any additional interest.

Following certain corporate transactions, we will increase the applicable conversion rate for a holder that elects to convert its notes in connection with such corporate transactions by a number of additional shares of our common stock as described in this prospectus supplement.

We may not redeem the notes prior to their stated maturity date.

If we undergo a fundamental change, as defined in this prospectus supplement, holders may require us to purchase all or a portion of their notes for cash at a price equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest to, but excluding, the fundamental change purchase date, as defined herein.

The notes will be unsecured, senior obligations of our company and will rank equally with all of our existing and future unsecured and unsubordinated indebtedness.

On the closing date substantially all of our current homebuilding subsidiaries will guarantee the notes. The guarantees will be unsecured and will rank equally with all existing and future unsecured and unsubordinated indebtedness of the guarantors, including their guarantees of our other senior notes.

We have applied for listing of the notes, the related guarantees and the shares of stock issuable upon conversion of the notes on the New York Stock Exchange. Our common stock is listed on the New York Stock Exchange under the symbol “DHI.” The last reported sale price of our common stock on the New York Stock Exchange on May 5, 2009 was $12.35 per share.

Investing in the notes or our common stock issuable upon conversion of the notes involves risks. See “Risk Factors” beginning on page S-8 of this prospectus supplement and the “Risk Factors” sections in our annual report on Form 10-K for the fiscal year ended September 30, 2008 and in our quarterly report on Form 10-Q for the quarterly period ended March 31, 2009.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note		Total(1)

Public offering price(2)		%	$
Underwriting discounts and commissions		%	$
Proceeds, before expenses, to D.R. Horton, Inc.(2)		%	$

(1)	We have granted the underwriters an option to purchase from us, not later than June 10, 2009, up to an additional $60,000,000 principal amount of notes at the public offering price, less the underwriting discount, solely to cover over-allotments.

(2)	Plus accrued interest from May , 2009, if settlement occurs after that date.

The underwriters expect to deliver the notes to investors in book-entry form through The Depository Trust Company on or about May   , 2009.

Book-Running Manager
Citi

Joint Lead Managers

J.P. Morgan	UBS Investment Bank	Wachovia Securities

May   , 2009

We have not authorized anyone to provide you with any different information or to make any representation that is different from, or in addition to, the information contained in this prospectus supplement and the accompanying prospectus, any documents incorporated by reference in this prospectus supplement or the accompanying prospectus and any free writing prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus, or the information contained in any document incorporated by reference in this prospectus supplement or the accompanying prospectus, is accurate as of any date other than the date of each such document, unless the information specifically indicates that another date applies.

Prospectus Supplement

The distribution of this prospectus supplement and the accompanying prospectus may be restricted by law in certain jurisdictions. You should inform yourself about and observe any of these restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make the offer or solicitation.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes certain matters relating to us and this offering. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which may not apply to the notes offered by this prospectus supplement and accompanying prospectus. For information about the notes, see “Description of Notes” in this prospectus supplement. For information about our common stock, see “Description of Common Stock” in this prospectus supplement. When we refer to this “document,” we mean this prospectus supplement and the accompanying prospectus, unless the context otherwise requires.

Before you invest in the notes, you should read the registration statement of which this document forms a part and this document, including the documents incorporated by reference herein that are described under the heading “Incorporation by Reference.”

If the information set forth in this prospectus supplement varies in any way from the information set forth in the accompanying prospectus, you should rely on the information contained in this prospectus supplement. If the information set forth in this prospectus supplement varies in any way from the information set forth in a document we have incorporated by reference, you should rely on the information in the more recent document.

S-ii

INCORPORATION BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, except for any information that is superseded by information that is included directly in this or another document.

This prospectus supplement and the accompanying prospectus incorporate by reference the documents listed below that we have filed with the SEC but have not been included or delivered with this document. These documents contain important information about us and our business, prospects and financial condition.

Filing	Period or Date Filed

• Annual Report on Form 10-K	Year ended September 30, 2008
• Quarterly Reports on Form 10-Q	Quarter ended December 31, 2008 Quarter ended March 31, 2009
• Current Reports on Form 8-K	November 26, 2008 December 16, 2008 March 10, 2009
• The information set forth under the captions “Proposal One — Election of Directors,” “Corporate Governance,” “Section 16(a) Beneficial Ownership Reporting Compliance,” “Requesting Documents from the Company,” “Executive Compensation,” “Beneficial Ownership of Common Stock” and “Independent Registered Public Accountants” contained in our proxy statement relating to our January 29, 2009 annual meeting of stockholders and incorporated into our annual report on Form 10-K for the fiscal year ended September 30, 2008.

We also incorporate by reference any future filings we make with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this prospectus supplement and the termination of the offering of the securities. These additional documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than information furnished and not filed by us under any item of any current report on Form 8-K, including the related exhibits, which is deemed not to be incorporated by reference in this prospectus supplement or the accompanying prospectus), as well as proxy statements (other than information identified in them as not incorporated by reference). You should review these filings as they may disclose changes in our business, prospects, financial condition or other affairs after the date of this prospectus supplement. The information that we file later with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and before the termination of this offering will automatically update and supersede previous information included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

You can obtain any of the documents incorporated by reference in this prospectus supplement and the accompanying prospectus from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference in this prospectus supplement and the accompanying prospectus. You can obtain documents incorporated by reference in this prospectus supplement and the accompanying prospectus by requesting them in writing or by telephone from us at the following address:

Investor Relations
D.R. Horton, Inc.
301 Commerce Street, Suite 500
Fort Worth, Texas 76102
(817) 390-8200

S-iii

FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus may be construed as “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s beliefs as well as assumptions made by, and information currently available to, management. These forward-looking statements typically include the words “anticipate,” “believe,” “consider,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “objective,” “plan,” “predict,” “projection,” “seek,” “strategy,” “target” or other words of similar meaning. Any or all of the forward-looking statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus may not approximate actual experience, and the expectations derived from them may not be realized, due to risks, uncertainties and other factors. As a result, actual results may differ materially from the expectations or results we discuss in the forward-looking statements. These risks, uncertainties and other factors include, but are not limited to:

•	the continuing downturn in the homebuilding industry, including further deterioration in industry or broader economic conditions;

•	the downturn in homebuilding and the disruptions in the credit markets, which could limit our ability to access capital and increase our costs of capital;

•	the reduction in availability of mortgage financing and the increase in mortgage interest rates;

•	the limited success of our strategies in responding to adverse conditions in the industry;

•	changes in general economic, real estate, construction and other business conditions;

•	changes in the costs of owning a home;

•	the effects of governmental regulations and environmental matters on our homebuilding operations;

•	the effects of governmental regulation on our financial services operations;

•	our substantial debt and our ability to comply with related debt covenants, restrictions and limitations;

•	competitive conditions within our industry;

•	our ability to effect any future growth strategies successfully;

•	our ability to realize our deferred tax asset; and

•	the uncertainties inherent in home warranty and construction defect claims matters.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in subsequent reports incorporated by reference in this prospectus supplement and the accompanying prospectus should be consulted. Additional information about issues that could lead to material changes in performance and risk factors that have the potential to affect us is contained in this prospectus supplement, and in our annual report on Form 10-K for the fiscal year ended September 30, 2008 and our quarterly reports on Form 10-Q for the quarterly period ended December 31, 2008 and the quarterly period ended March 31, 2009, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are filed with the SEC. See “Incorporation by Reference.”

S-iv

SUMMARY

This is only a summary of the offering. To fully understand an investment in the notes, you must consider this prospectus supplement, the accompanying prospectus and the detailed information incorporated by reference into them, including the financial statements and their accompanying notes. Unless the context otherwise requires, the terms the “Company,” “we” and “our” refer to D.R. Horton, Inc., a Delaware corporation, and its predecessors and subsidiaries. Except as otherwise noted, all information in this prospectus supplement assumes that the underwriters will not exercise their option to purchase additional notes.

D.R. Horton, Inc.

D.R. Horton, Inc. is one of the largest homebuilding companies in the United States, based on homes closed. We construct and sell high quality homes through our operating divisions in 27 states and 77 metropolitan markets of the United States, primarily under the name of D.R. Horton, America’s Builder. Our homes generally range in size from 1,000 to 5,000 square feet and in price from $90,000 to $900,000. The current downturn in our industry has resulted in a decrease in the size of our operations and has adversely affected our operating results during fiscal 2007, 2008 and 2009, as we have been affected by, and have reacted to, the weakened market for new homes. For the year ended September 30, 2008, we closed 26,396 homes with an average closing sales price of approximately $233,500. For the six months ended March 31, 2009, we closed 7,653 homes with an average closing sales price of approximately $216,400. For the three months ended March 31, 2009, we closed 3,585 homes with an average closing sales price of approximately $215,000.

Through our financial services operations, we provide mortgage financing and title agency services to homebuyers in many of our homebuilding markets. DHI Mortgage, our wholly-owned subsidiary, provides mortgage financing services, principally to the purchasers of the homes we build. We generally do not seek to retain or service the mortgages we originate but, rather, seek to sell the mortgages and related servicing rights to investors. Our subsidiary title companies serve as title insurance agents by providing title insurance policies on behalf of various title underwriters, examination and closing services, primarily to the purchasers of our homes.

Our financial reporting segments consist of six homebuilding segments and a financial services segment. Our homebuilding operations are by far the most substantial part of our business, comprising approximately 98% of consolidated revenues of $6.6 billion for the year ended September 30, 2008, and approximately 99% of consolidated revenues of $1.7 billion for the six months ended March 31, 2009. Our homebuilding operations generate most of their revenues from the sale of completed homes, with a lesser amount from the sale of land and lots. In addition to building traditional single-family detached homes, we also build attached homes, such as town homes, duplexes, triplexes and condominiums (including some mid-rise buildings), which share common walls and roofs. The sale of detached homes generated approximately 77% of home sales revenues for the year ended September 30, 2008 and 82% of home sales revenues for the six months ended March 31, 2009. Our financial services segment generates its revenues from originating and selling mortgages and collecting fees for title insurance agency and closing services.

For more information about our business, please refer to the “Business” section in our most recent annual report on Form 10-K filed with the SEC and incorporated by reference in this prospectus supplement and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our most recent annual report on Form 10-K and quarterly reports on Form 10-Q filed with the SEC and incorporated by reference in this prospectus supplement.

Our principal executive offices are located at 301 Commerce Street, Suite 500, Fort Worth, Texas 76102. Our telephone number is (817) 390-8200, and our Internet website address is www.drhorton.com. Information on or connected to our Internet website is not part of this prospectus supplement.

Recent Developments

Quarterly Cash Dividend

In April 2009, we declared a quarterly cash dividend of $0.0375 per common share, which represents a decrease in our quarterly dividend from the $0.075 per common share paid in the comparable quarter of fiscal 2008. The dividend is payable on May 27, 2009 to stockholders of record on May 19, 2009.

Renewal of Mortgage Repurchase Facility

On March 5, 2009, we amended our mortgage repurchase facility, which provides financing and liquidity to our mortgage operations. The amendment extends the facility’s term to March 4, 2010, reduces capacity under the facility to $75 million, with a provision allowing an increase in the capacity to $100 million during the last five business days of a fiscal quarter and the first seven business days of the following fiscal quarter, and eliminates a financial covenant.

Termination of Revolving Credit Facility

On May 4, 2009, we delivered a notice of our intention to voluntarily terminate our $1.65 billion unsecured revolving credit facility, which was undrawn on such date and has been unutilized since January 2008. In accordance with its terms, the facility will therefore terminate on May 11, 2009. In such connection, we cash collateralized the $61 million of letters of credit previously issued under the facility.

Annual Stockholders Meeting

At our 2009 annual meeting of stockholders held on January 29, 2009, the stockholders re-elected each of the members of our board of directors. The stockholders also voted to approve a stockholder proposal requesting that the board of directors amend our governance documents to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of stockholders, with a plurality vote standard retained for contested director elections. We intend to amend our bylaws to implement the proposal prior to our next annual meeting.

Current Industry Conditions

The U.S. homebuilding industry continues to be challenged by the difficult homebuilding market downturn. The factors hurting demand for new homes are pervasive across the United States. High inventory levels of both new and existing homes, elevated cancellation rates, low sales absorption rates and overall weak consumer confidence have persisted. The effects of these factors have been magnified by reduced availability of credit in the mortgage markets, high levels of home foreclosures and severe shortages of liquidity in the financial markets. The overall economy has weakened significantly and is now in a recession marked by high unemployment levels, deterioration in consumer confidence and reduced consumer spending. These factors have caused our sales volume to be significantly reduced from prior years.

We continue to remain cautious regarding our outlook for the homebuilding industry. We believe that housing market conditions may continue to deteriorate, that challenging conditions will persist for some time and that the timing of a recovery in the housing market remains unclear. Our outlook incorporates several factors, including continued margin pressure from sales price reductions and incentives; continued high levels of new and existing homes available for sale; weak demand from new home consumers; continued high sales cancellations; significant restrictions on the availability of certain mortgage products and an overall increase in the underwriting requirements for home financing as a result of the credit tightening in the mortgage markets. We believe the long-term fundamentals which support housing demand, namely population growth and household formation, remain solid. However, it is not possible to predict how long the negative effects of the current market conditions will persist or to what extent they will continue to deteriorate.

The Offering

Issuer	D.R. Horton, Inc., a Delaware corporation

The Notes	$400,000,000 aggregate principal amount of % convertible senior notes due 2014. We have also granted the underwriters the option to purchase, not later than June 10, 2009, up to an additional $60,000,000 aggregate principal amount of notes, solely to cover over-allotments.

Maturity	May 15, 2014, unless earlier repurchased or converted.

Payment of Interest	% per year. Interest will accrue from May , 2009 and will be payable semi-annually in arrears on May 15 and November 15 of each year, commencing on November 15, 2009.

Optional Redemption	We may not redeem the notes prior to their stated maturity date.

Conversion Rights	Holders may convert their notes at their option at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date of the notes.

The initial conversion rate for the notes will be shares of our common stock per $1,000 principal amount of notes, equivalent to an initial conversion price of approximately $ per share of common stock. Such conversion rate will be subject to adjustment in certain events but will not be adjusted for accrued interest, including any additional interest. See “Description of Notes — Conversion Rights — Conversion Rate Adjustments.”

Upon conversion, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination thereof at our election. We refer to our obligation to pay or deliver these amounts as our conversion obligation. If we satisfy our conversion obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and shares of our common stock, the amount of cash and shares of our common stock, if any, due upon conversion will be based on a daily conversion value (as described herein) calculated on a proportionate basis for each trading day in the 20 trading-day cash settlement averaging period, as described under “Description of Notes — Conversion Rights — Settlement upon Conversion.”

In addition, following certain corporate transactions, we will increase the applicable conversion rate for a holder who elects to convert in connection with such corporate transactions by a number of additional shares of our common stock as described under “Description of Notes — Conversion Rights — Adjustment to Shares Delivered upon Conversion upon Certain Corporate Transactions.”

You will not receive any additional cash payment, including any additional interest, upon conversion of a note except in circumstances described in “Description of Notes — Conversion Rights — General.” Instead, interest will be deemed paid by the cash, shares of our common stock or a combination thereof paid or delivered, as the case may be, to you upon conversion of a note.

Fundamental Change	If we undergo a fundamental change (as defined under “Description of Notes — Fundamental Change”), you will have the option to require us to purchase all or any portion of your notes. The fundamental change purchase price will be 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest, including any additional interest, to but excluding the fundamental change purchase date. We will pay cash for all notes so purchased.

Guarantees	On the closing date of this offering, the notes will be guaranteed by substantially all of our homebuilding subsidiaries. These subsidiaries will continue to guarantee the notes so long as they guarantee certain of our other publicly traded debt securities, subject to certain limitations. Our subsidiaries engaged in the financial services segment do not guarantee our other publicly traded debt securities and therefore will not guarantee the notes. If we cannot make payments on the notes when they are due, the guarantor subsidiaries must make them.

Ranking	The notes are our general obligations and will not be secured by any collateral. Your right to payment under the notes will be:

• effectively junior to the rights of our secured creditors to the extent of the value of their security in our assets;

• equal with the rights of creditors under our other unsecured unsubordinated debt; and

• senior to the rights of creditors under our debt that is expressly subordinated to these notes.

The guarantees will also not be secured by any collateral. Your right to payment under any guarantee will be:

• effectively junior to the rights of secured creditors to the extent of their security in the guarantors’ assets;

• equal with the rights of creditors under the guarantors’ other unsecured unsubordinated debt; and

• senior to the rights of creditors under the guarantors’ debt that is expressly subordinated to the guarantees.

The notes will be effectively subordinated to the indebtedness and liabilities of our non-guarantor subsidiaries.

At March 31, 2009, assuming we had completed this offering of notes, D.R. Horton, Inc. and the guarantors would have had approximately $3,267.6 million of debt outstanding, including the notes being offered by this prospectus supplement. Of this debt, $37.2 million would have been secured debt, $3,215.1 million would have been unsubordinated unsecured debt that ranked equally with the notes being offered by this prospectus supplement, and $15.3 million would have been subordinated to these notes. In addition, at such date, our non-guarantor subsidiaries had approximately $44.4 million of debt outstanding.

Use of Proceeds	We intend to use the net proceeds of this offering for general corporate purposes, which may include repayment or repurchase of outstanding indebtedness. For more details, see “Use of Proceeds.”

United States Federal Income Tax Consequences	For certain United States federal income tax consequences of the acquisition, disposition and conversion of the notes, and the acquisition and disposition of shares of our common stock, see “Certain United States Federal Income Tax Consequences.”

Listing	We have applied to list the notes, the related guarantees and the shares of stock issuable upon conversion of the notes on the New York Stock Exchange.

New York Stock Exchange Symbol for Our Common Stock	Our common stock is listed on the New York Stock Exchange under the symbol “DHI.”

Summary Consolidated Financial Information and Operating Data

The following summary consolidated financial information for the five years ended September 30, 2008 is derived from our audited consolidated financial statements, except as described in the footnotes below. The following summary consolidated financial information for the six months ended March 31, 2009 and 2008 is derived from our unaudited consolidated financial statements. The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements. The data should be read in conjunction with the consolidated financial statements, related notes, management’s discussion and analysis of financial condition and results of operations, and other financial information incorporated by reference into this prospectus supplement. These historical results are not necessarily indicative of the results to be expected in the future. Interim results for the current year are not necessarily indicative of the results that may be expected for the entire year.

	Six Months Ended
	March 31,		Year Ended September 30,
	2009	2008	2008	2007	2006	2005	2004
	(In millions, except per share amounts and number of homes)

Statement of operations data:
Revenues:
Home sales	$1,656.4	$3,204.8	$6,164.3	$10,721.2	$14,545.4	$13,376.6	$10,491.1
Land/lot sales	19.2	126.8	354.3	367.6	215.1	252.0	166.9
Total homebuilding	1,675.6	3,331.6	6,518.6	11,088.8	14,760.5	13,628.6	10,658.0
Financial services	20.4	67.9	127.5	207.7	290.8	235.1	182.8
Gross profit — home sales	240.0	379.4	691.2	1,848.9	3,497.6	3,416.0	2,416.5
Inventory impairments and land option cost write-offs	104.4	1,079.5	2,484.5	1,329.5	270.9	17.1	20.1
Gross profit (loss) — homebuilding	138.8	(677.2)	(1,763.2)	603.7	3,342.2	3,488.3	2,460.7
Goodwill impairment	—	—	79.4	474.1	—	—	—
Income (loss) before income taxes:
Homebuilding	(149.0)	(1,106.3)	(2,666.9)	(1,020.0)	1,878.7	2,273.0	1,508.2
Financial services	(15.3)	18.8	35.1	68.8	108.4	105.6	74.7
Net income (loss)	(171.1)	(1,434.5)	(2,633.6)	(712.5)	1,233.3	1,470.5	975.1
Net income (loss) per share(1):
Basic	(0.54)	(4.55)	(8.34)	(2.27)	3.94	4.71	3.14
Diluted	(0.54)	(4.55)	(8.34)	(2.27)	3.90	4.62	3.09
Cash dividends declared per common share(1)	0.075	0.30	0.45	0.60	0.44	0.3075	0.215
Selected operating data:
Gross profit margin — home sales	14.5%	11.8%	11.2%	17.2%	24.0%	25.5%	23.0%
Gross profit margin — homebuilding	8.3%	(20.3)%	(27.0)%	5.4%	22.6%	25.6%	23.1%
Number of homes closed	7,653	13,268	26,396	41,370	53,099	51,172	43,567
Net sales orders (homes)(2)	6,937	11,773	21,251	33,687	51,980	53,232	45,263
Net sales orders ($ value)(2)	$1,412.0	$2,588.1	$4,677.2	$8,230.6	$13,895.2	$14,643.4	$11,406.2
Sales order backlog at end of period (homes)(3)	4,581	8,947	5,297	10,442	18,125	19,244	17,184
Sales order backlog at end of period ($ value)(3)	$963.0	$2,077.8	$1,207.4	$2,694.4	$5,185.1	$5,835.2	$4,568.5
Other financial data:
Net cash provided by (used in) operating activities	$978.6	$1,010.0	$1,879.9	$1,355.5	$(1,190.8)	$(620.7)	$(422.5)
Cash (used in) investing activities	(4.5)	(6.8)	(6.6)	(39.8)	(83.3)	(68.2)	(55.2)
Net cash (used in) provided by financing activities	(846.2)	(711.9)	(755.6)	(1,633.7)	711.9	1,320.7	412.8
Interest expensed:
Expensed directly(4)	49.7	13.3	42.7	23.6	37.1	21.2	9.3
Amortized to cost of sales	58.7	133.2	227.9	220.3	237.1	225.0	249.0
Provision for (benefit from) income taxes	6.8	347.0	1.8	(238.7)	753.8	908.1	607.8
Depreciation and amortization	14.7	29.1	53.2	64.4	56.5	52.8	49.6
Interest incurred(4)(5)	107.9	121.5	240.4	327.9	362.5	294.1	242.6
(see footnotes on following page)

	As of March 31,	As of September 30,
	2009	2008	2007	2006	2005	2004
		(In millions)

Balance sheet data:
Cash and cash equivalents	$1,515.2	$1,387.3	$269.6	$587.6	$1,149.8	$518.0
Inventories	4,168.0	4,683.2	9,343.5	11,343.1	8,486.8	6,567.4
Deferred income taxes, net of valuation allowance	213.5	213.5	863.8	374.0	265.1	180.4
Deferred income tax valuation allowance	1,019.2	961.3	4.7	4.7	6.6	6.6
Total assets	6,477.7	7,709.6	11,556.3	14,820.7	12,514.8	8,985.2
Notes payable	2,912.0	3,748.4	4,376.8	6,078.6	4,909.6	3,499.2
Stockholders’ equity	2,647.3	2,834.3	5,586.9	6,452.9	5,360.4	3,960.7

(1)	All basic and diluted income per share amounts and cash dividends declared per share amounts reflect the effects of the four-for-three stock split (effected as a 33 1/3% stock dividend) of March 16, 2005.

(2)	Represents homes placed under contract during the period, net of cancellations.

(3)	Represents homes under contract but not yet closed at the end of the period, many of which are subject to contingencies, including mortgage loan approval. A portion of the contracts in backlog will not result in closings, principally due to cancellations, which have increased significantly from historical levels in the current market conditions. We cannot assure you that homes subject to pending sales contracts will close.

(4)	Includes losses on early retirement of debt of $4.4 million and $3.0 million in fiscal years 2005 and 2004, respectively.

(5)	Interest incurred consists of all interest costs, whether expensed or capitalized, including amortization of debt issuance costs, if applicable.

Ratio of Earnings to Fixed Charges

The following table sets forth our ratio of earnings to fixed charges for the six months ended March 31, 2009 and for the five years ended September 30, 2008:

	Six Months Ended
	March 31,	Year Ended September 30,
	2009	2008	2007	2006	2005	2004

Ratio(1)(2)	—	—	—	5.78	8.60	7.39

(1)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of income, including distributions received from equity investments, before income taxes, interest expensed, interest amortized to cost of sales and income attributable to minority interests. Fixed charges consist of interest incurred, whether expensed or capitalized, including amortization of debt issuance costs, if applicable, and the portion of rent expense deemed to represent interest.

(2)	Earnings for the six months ended March 31, 2009 and the fiscal years ended September 30, 2008 and 2007 were insufficient to cover fixed charges for the periods by $159.6 million, $2,454.3 million and $998.4 million, respectively.

See “Risk Factors” beginning on page S-8, the “Risk Factors” sections of our annual report on Form 10-K for the fiscal year ended September 30, 2008 and our quarterly report on Form 10-Q for the quarterly period ended March 31, 2009, and other information included or incorporated by reference in this prospectus supplement for a discussion of the factors you should consider carefully before deciding to invest in the securities being offered by this prospectus supplement.

RISK FACTORS

Investing in the notes or our common stock issuable upon conversion of the notes involves risks. Our business is influenced by many factors that are difficult to predict and beyond our control and that involve uncertainties that may materially affect our results of operations, financial condition or cash flows, or the value of the notes or our common stock. These risks and uncertainties include those described in the risk factor and other sections of the documents that are incorporated by reference in this prospectus supplement. The risks and uncertainties incorporated by reference in this prospectus supplement are not the only risks and uncertainties we may confront. Moreover, risks and uncertainties not presently known to us or currently deemed immaterial by us may also adversely affect our business, results of operations, financial condition or cash flows, or the value of the notes or our common stock. You should carefully consider these risks and uncertainties and all of the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before you invest in the notes or our common stock issuable upon conversion of the notes.

Risks Relating to Our Business

Certain risks relating to us and our business are described under the heading “Risk Factors” in our annual report on Form 10-K for the fiscal year ended September 30, 2008 and our quarterly report on Form 10-Q for the quarterly period ended March 31, 2009, which are incorporated by reference into this prospectus supplement and supersede any risk factors included in the accompanying prospectus.

Risks Related to Our Common Stock

The market price of our common stock has been and may continue to be volatile and may decline.

The market price of our common stock may fluctuate widely. Over the 12-month period beginning on May 5, 2008 through May 5, 2009, the market price of our common stock has ranged from $3.79 to $16.94 per share. The market price of our common stock may further fluctuate widely due to many factors, including:

•	our financial condition and operating results;

•	write-offs of our assets;

•	changes in analysts’ recommendations and projections;

•	changes in general valuations for homebuilding companies;

•	the market’s perception of our prospects and the prospects of the homebuilding industry in general;

•	general stock market conditions;

•	changes in interest rates, mortgage availability and consumer confidence;

•	governmental reactions to current economic and market conditions;

•	regional, national and global political and economic conditions and other factors.

Any of these factors could have a material adverse effect on an investment in our common stock and may prevent investors from being able to sell their shares of common stock at or above the price at which they acquired such shares on conversion.

We are subject to anti-takeover provisions in our charter and bylaws that could delay or prevent an acquisition of us even if such an acquisition would be beneficial to our stockholders.

Certain provisions of our certificate of incorporation and bylaws could delay or prevent a third party from acquiring us, even if doing so might be beneficial to our stockholders, or could limit the price investors might be willing to pay for our common stock. These provisions include:

•	an article in our charter prohibiting stockholder action by written consent;

•	an article in our charter requiring the affirmative vote of the holders of two-thirds of the outstanding shares of common stock to remove a director;

•	a bylaw limiting the persons who may call special meetings of stockholders to our board of directors or a committee authorized to call a meeting by the board or the bylaws; and

•	bylaws providing time limitations for nominations for election to the board of directors or for proposing matters which can be acted upon at stockholders’ meetings.

These provisions may delay stockholder actions with respect to business combinations and the election of new members to our board of directors. As such, the provisions could discourage open market purchases of our common stock because a stockholder who desires to participate in a business combination or elect a new director may consider them disadvantageous. Additionally, the issuance of preferred stock could delay or prevent a change of control or other corporate action.

Adverse financial results or other factors may limit our ability to pay dividends.

Our board of directors decides whether we will pay dividends on our common stock. That decision depends upon, among other things, future earnings, cash flows, capital requirements, our financial condition and general business conditions, as well as compliance with any applicable covenants that may be contained in our debt agreements from time to time. If any of these factors are adversely affected, it may impact our ability to pay dividends on our common stock. Our board of directors has reduced dividends twice in recent periods and could determine to further reduce or eliminate dividends payable on our common stock in the future.

Risks Related to the Notes

Recent developments in the convertible debt markets may adversely affect the market value of the notes.

The convertible debt markets have experienced unprecedented disruptions resulting from, among other things, the recent instability in the credit and capital markets and the emergency orders issued by the SEC on September 17 and 18, 2008 (and extended on October 1, 2008). These SEC orders were issued as a stop-gap measure while Congress worked to provide a comprehensive legislative plan to stabilize the credit and capital markets. Among other things, these SEC orders temporarily imposed a prohibition on effecting short sales of the common stock of certain financial companies. As a result, the SEC orders made the convertible arbitrage strategy that many convertible notes investors employ difficult to execute for outstanding convertible notes of those companies whose common stock was subject to the short sale prohibition. The SEC orders expired on October 8, 2008. However, the SEC and New York Stock Exchange are currently considering instituting other limitations on effecting short sales (such as the up-tick rule), and other regulatory organizations may do the same. Any future governmental actions that interfere with the ability of convertible notes investors to effect short sales on the underlying common stock could significantly affect the market value of convertible securities, including the notes.

The notes are not protected by restrictive covenants. We will have the ability to incur substantially more indebtedness, including secured indebtedness.

The indenture governing the notes will not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. If we and our subsidiaries incur significant additional indebtedness, the related risks that we face could intensify. In addition, the indenture does not contain covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change involving us except to the extent described under “Description of Notes — Fundamental Change” and “Description of Notes — Conversion Rights — Adjustment to Shares Delivered upon Conversion upon Certain Corporate Transactions.”

Your right to receive payments on the notes is effectively junior to those lenders who have a security interest in our assets.

Our obligations under the notes will be unsecured. If we incur additional secured indebtedness and subsequently default under that indebtedness, the lenders could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we were unable to repay such indebtedness, the lenders could foreclose on the pledged assets securing such indebtedness to the exclusion of holders of the notes, even if an event of default exists under the indenture governing the notes at such time. In any such event, because the notes will not be secured by any of our assets, it is possible that there would be no assets remaining from which payments could be made on the notes or, if any assets remained, they might be insufficient to satisfy fully our obligations under the notes. Additionally, in the event of our bankruptcy, liquidation, reorganization or other winding up, assets that secure debt will be available to pay obligations on the notes only after all debt secured by those assets has been repaid in full.

If you hold notes, you are not entitled to any rights with respect to our common stock, but you are subject to all changes made with respect to our common stock.

If you hold notes, you are not entitled to any rights with respect to our common stock, including voting rights and rights to receive any dividends or other distributions on our common stock, but you are subject to all changes affecting the common stock. You will have the rights with respect to our common stock only if you receive our common stock upon conversion and only as of the date when you become an owner of the shares of our common stock upon such conversion. For example, in the event that an amendment is proposed to our charter or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the date you are deemed the owner of the shares of our common stock, if any, due upon conversion, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock once you become a stockholder.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock and the value of the notes.

Except as described under the heading “Underwriting,” we are not restricted from issuing additional common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. The issuance of additional shares of our common stock will dilute the ownership interest of our existing common stockholders.

Sales of a substantial number of shares of our common stock or other equity-related securities in the public market could depress the market price of the notes, our common stock, or both, and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock or the value of the notes. The price of our common stock could be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity. The hedging or arbitrage could, in turn, affect the market price of the notes.

The market price of the notes is expected to be significantly affected by the market price of our common stock, which may be volatile and will be affected by factors beyond our control.

We expect that the market price of the notes will be significantly affected by the market price of our common stock. This may result in greater volatility in the market price of the notes than would be expected for nonconvertible debt securities. The market price of our common stock will likely continue to fluctuate in response to the factors discussed elsewhere in “Risk Factors,” including under the subheading, “— Risks Related to Our Common Stock,” and in “Forward-Looking Statements,” among others, many of which are beyond our control.

Upon conversion of the notes, we will pay a settlement amount consisting of cash, shares of our common stock or a combination of cash and shares of our common stock, based upon a specified cash settlement averaging period, and you may receive less proceeds than expected.

Generally, we will satisfy our conversion obligation to holders by paying a settlement amount in cash, shares of our common stock or a combination of cash and shares of our common stock, based upon a 20 trading-day cash settlement averaging period. Accordingly, upon conversion of a note, holders might not receive any shares of our common stock, or they might receive fewer shares of common stock than would be implied by the conversion value of the note as of the conversion date (as defined under “Description of Notes — Conversion Rights — Settlement upon Conversion”). In addition, because of the 20 trading-day cash settlement averaging period, settlement generally will be delayed until at the least the 23rd trading day following the related conversion date unless we elect to satisfy the conversion obligation by issuing common stock only. See “Description of Notes — Conversion Rights — Settlement upon Conversion.” Upon conversion of the notes, you may receive consideration worth less than the conversion value of the note as of the conversion date because the value of our common stock may decline (or not appreciate as much as you may expect) between the conversion date and the end of the cash settlement averaging period.

Our failure to convert the notes into cash, shares of our common stock or a combination of cash and shares of our common stock, upon exercise of a holder’s conversion right in accordance with the provisions of the indenture, would constitute a default under the indenture. In addition, a default under the indenture could lead to a default under existing and future agreements governing our indebtedness. If, due to a default, the repayment of related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay such indebtedness and the notes.

We may invest or spend the net proceeds of this offering in ways with which you may not agree and in ways that may not earn a profit.

We intend to use the net proceeds of this offering for general corporate purposes, which may include repayment or repurchase of other indebtedness. These purposes could also include acquisitions or other investments. However, we will retain broad discretion over the use of the net proceeds from this offering. You may not agree with the ways we decide to use these proceeds, and our use of the proceeds may not yield any profits.

The conversion rate for notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, certain cash dividends and certain issuer tender or exchange offers as described under “Description of Notes — Conversion Rights — Conversion Rate Adjustments.” Such conversion rate will not be adjusted, however, for other events, such as a third-party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the notes or our common stock. In addition, an event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to such conversion rate.

We may not have the ability to raise the funds necessary to purchase the notes upon a fundamental change as required by the indenture governing the notes.

Holders may require us to purchase their notes upon a fundamental change as described under “Description of Notes — Fundamental Change.” Other of our senior and senior subordinated notes, which constituted $1.0 billion in aggregate principal amount as of March 31, 2009, also require us to offer to purchase such notes if a change of control occurs as defined in the indentures governing them. A fundamental change may also constitute an event of default, and result in the effective acceleration of the maturity, of other then-existing indebtedness. There can be no assurance that we would have sufficient financial resources, or would be able to arrange financing, to pay the fundamental change purchase price for the notes surrendered by the holders in cash. Failure by us to purchase the notes when required will result in an event of default with respect to the notes.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to purchase the notes.

Upon the occurrence of certain fundamental change transactions described under “Description of Notes — Fundamental Change,” you have the right to require us to repurchase your notes. However, the fundamental change provisions will only afford protection to holders of notes in the event of certain transactions. Other transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

The adjustment to the applicable conversion rate for notes converted in connection with a specified corporate transaction may not adequately compensate you for any lost value of your notes as a result of such transaction.

If a specified corporate transaction constituting a make-whole fundamental change, as described under “Description of Notes — Conversion Rights — Adjustment to Shares Delivered upon Conversion upon Certain Corporate Transactions,” occurs, under certain circumstances we will increase the applicable conversion rate by a number of additional shares of our common stock for notes converted in connection with such specified corporate transaction. The increase in the applicable conversion rate will be determined based on the date on which the specified corporate transaction becomes effective and the price paid per share of our common stock in, or the price of our common stock over a five trading-day period immediately preceding the effective date of, such transaction, as described under “Description of Notes — Conversion Rights — Adjustment to Shares Delivered upon Conversion upon Certain Corporate Transactions.” The adjustment to the applicable conversion rate for notes converted in connection with a specified corporate transaction may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the stock price for such transaction (determined as described under “Description of Notes — Conversion Rights — Adjustment to Shares Delivered upon Conversion upon Certain Corporate Transactions”) is greater than $      per share, or if such price is less than $      per share (each such price, subject to adjustment), no adjustment will be made to the applicable conversion rate.

Our obligation to increase the applicable conversion rate in connection with any such specified corporate transaction could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

The net share settlement feature of the notes may have adverse consequences.

The net share settlement feature of the notes, as described under “Description of Notes — Conversion Rights — Settlement upon Conversion,” may:

•	result in holders receiving no shares upon conversion or fewer shares relative to the conversion value of the notes;

•	reduce our liquidity;

•	delay holders’ receipt of the consideration due upon conversion; and

•	subject holders to market risk before receiving any shares upon conversion.

The fundamental change provisions may delay or prevent an otherwise beneficial takeover attempt of us.

The fundamental change purchase rights, which will allow noteholders to require us to purchase all or a portion of their notes upon the occurrence of a fundamental change, as defined in “Description of Notes —

Fundamental Change,” and the provisions requiring an increase to the conversion rate for conversions in connection with make-whole fundamental changes may in certain circumstances delay or prevent a takeover of us and the removal of incumbent management that might otherwise be beneficial to investors.

Conversion of the notes may dilute the ownership interest of existing stockholders, including holders who have previously converted their notes.

The conversion of some or all of the notes may dilute the ownership interests of existing stockholders. Any sales in the public market of any of our common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the anticipated conversion of the notes into shares of our common stock or a combination of cash and shares of our common stock could depress the price of our common stock.

You may be subject to tax upon an adjustment to, or a failure to adjust, the conversion rate of the notes even though you do not receive a corresponding cash distribution.

The conversion rate of the notes will be adjusted in certain circumstances. See the discussion under the heading “Description of Notes — Conversion Rights — Conversion Rate Adjustments” and “Description of Notes — Conversion Rights — Adjustment to Shares Delivered upon Conversion upon Certain Corporate Transactions.” Adjustments to the conversion rate of the notes (or failures to make adjustments to other classes of outstanding convertible instruments, options or warrants) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a taxable constructive distribution to you for U.S. federal income tax purposes, notwithstanding the fact that you do not receive an actual distribution of cash or property. In addition, you may be subject to U.S. federal withholding taxes in connection with such a constructive distribution. If we pay withholding taxes on your behalf as a result of an adjustment to the conversion rate of the notes (or a failure to make other adjustments), we may, at our option and pursuant to certain provisions of the indenture, set off such payments against payments of cash and common stock on the notes. You are urged to consult your tax advisors with respect to the U.S. federal income tax consequences resulting from an adjustment to the conversion rate of the notes (or a failure to make other adjustments). See the discussions under the headings “Certain United States Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Constructive Dividends” and “Certain United States Federal Income Tax Consequences — Tax Consequences to Non-U.S. Holders — Dividends.”

Non-U.S. holders may be subject to U.S. taxation, and purchasers may be required to withhold certain amounts, under the Foreign Investment in Real Property Tax Act.

We may currently be, and may remain, a “United States real property holding corporation” for U.S. federal income tax purposes. As a result, under U.S. federal income tax laws enacted as part of the Foreign Investment in Real Property Tax Act, non-U.S. holders of the notes or common stock may be subject to U.S. federal withholding tax or U.S. federal income tax, or both, in respect of certain payments made or deemed made in respect of the notes or common stock, and purchasers may be required to withhold certain amounts upon the acquisition of notes or common stock. Non-U.S. holders are urged to consult their tax advisors with respect to the U.S. federal income tax consequences that arise from our status as a United States real property holding corporation. See the discussion under the heading “Certain United States Federal Income Tax Consequences — Tax Consequences to Non-U.S. Holders — Foreign Investment in Real Property Tax Act.”

The accounting method for convertible debt securities that may be settled in cash, such as the notes, is the subject of recent changes that could have a material effect on our reported financial results.

In May 2008, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May be Settled in Cash Upon Conversion (Including Partial Cash Settlement) (“FSP APB 14-1”). Under FSP APB 14-1, an entity must separately account for the liability and equity components of the convertible debt instruments (such as the notes) that may be settled entirely or partially in cash upon conversion in a manner that reflects the issuer’s economic interest cost. The effect of FSP APB 14-1 on the accounting for the notes is that the equity component would be included in additional capital in the stockholders’ equity section of our consolidated balance sheet and the value of the equity component would be treated as original issue discount for purposes of accounting for the debt component of the notes. FSP APB 14-1 is effective for fiscal years beginning after December 15, 2008, and for interim periods within those fiscal years, with retrospective application required. As a result, because of our adoption of FSP APB 14-1 for fiscal 2010 (effective October 1, 2009), we will be required to retrospectively restate our results for the third and fourth quarters of fiscal 2009 and record a greater amount of non-cash interest expense in these and future periods presented as a result of the amortization of the discounted carrying value of the notes to their face amount over the term of the notes. We will report lower net income in our financial results upon adoption of FSP APB 14-1, which will require interest to include both the current period’s amortization of the debt discount and the instrument’s coupon interest, which could adversely affect our reported or future financial results, the trading price of our common stock and the trading price of the notes.

The notes will be structurally subordinated to indebtedness of our non-guarantor subsidiaries.

The notes will be structurally subordinated to all existing and future debt and other liabilities of our non-guarantor subsidiaries, and the claims of creditors of those subsidiaries will have priority as to the assets of those subsidiaries. At March 31, 2009, our non-guarantor subsidiaries had approximately $44.4 million of debt outstanding. The indenture under which the notes will be issued will permit our non-guarantor subsidiaries to incur additional indebtedness. In addition, subject to certain limitations, the indenture will permit the creation of non-guarantor subsidiaries and the release of subsidiaries from the guarantees.

Federal and state laws allow courts, under specific circumstances, to void guarantees and to require you to return payments received from guarantors.

Although you will be direct creditors of the guarantors by virtue of the guarantees, a court could void or subordinate any guarantor’s guarantee under the fraudulent conveyance laws if existing or future creditors of any such guarantor were successful in establishing that:

•	such guarantee was incurred with fraudulent intent; or

•	such guarantor did not receive fair consideration or reasonably equivalent value for issuing its guarantee; and

•	was insolvent at the time of the guarantee;

•	was rendered insolvent by reason of the guarantee;

•	was engaged in a business or transaction for which its assets constituted unreasonably small capital to carry on its business; or

•	intended to incur, or believed that it would incur, debt beyond its ability to pay such debt as it matured.

The measures of insolvency for purposes of determining whether a fraudulent conveyance occurred would vary depending upon the laws of the relevant jurisdiction and upon the valuation assumptions and methodology applied by the court. Generally, however, a company would be considered insolvent for purposes of the foregoing if:

•	the sum of the company’s debts, including contingent, unliquidated and unmatured liabilities, is greater than all of such company’s property at a fair valuation; or

•	the present fair saleable value of the company’s assets is less than the amount that will be required to pay the probable liability on its existing debts as they become absolute and matured.

An active trading market for the notes may not develop.

The notes are a new issue of securities and an active trading market for the notes may not develop. We have applied for listing of the notes and the related guarantees on the New York Stock Exchange; however, we can give no assurance that the notes and related guarantees will be so listed. Each underwriter has advised us that it intends to make a market in the notes, but no underwriter is obligated to do so. Any underwriter may discontinue market making at any time in its sole discretion without notice. Accordingly we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices you receive when you sell will be favorable.

USE OF PROCEEDS

We estimate that the net proceeds from this offering after payment of fees and expenses will be approximately $      million (or $      million if the over-allotment option is exercised in full). We intend to use the net proceeds of this offering for general corporate purposes, including repayment or repurchase of outstanding indebtedness.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2009 and as adjusted to reflect the sale of $400 million aggregate principal amount of notes (assuming no exercise of the underwriters’ over-allotment option) and the application of the estimated net proceeds thereof as described under “Use of Proceeds.”

	As of March 31, 2009
	Actual	Adjusted(1)
	(In millions)

Cash and cash equivalents	$1,515.2	$

Homebuilding debt:
Notes payable under revolving credit facility(2)	$—		$—
Notes payable — other, secured	37.2		37.2
4.875% senior notes due 2010, net	173.7		173.7
9.75% senior notes due 2010	70.5		70.5
6% senior notes due 2011, net	242.0		242.0
7.875% senior notes due 2011, net	188.3		188.3
5.375% senior notes due 2012	300.0		300.0
6.875% senior notes due 2013	200.0		200.0
5.875% senior notes due 2013	100.0		100.0
6.125% senior notes due 2014, net	198.3		198.3
% convertible senior notes due 2014	—		400.0
5.625% senior notes due 2014, net	248.7		248.7
5.25% senior notes due 2015, net	298.5		298.5
5.625% senior notes due 2016, net	298.2		298.2
6.5% senior notes due 2016, net	496.9		496.9
9.75% senior subordinated notes due 2010, net	15.3		15.3

Total homebuilding debt	2,867.6		3,267.6

Financial services debt:
Borrowings under mortgage repurchase facility(3)	44.4		44.4

Total financial services debt	44.4		44.4

Total debt	2,912.0		3,312.0

Stockholders’ equity:
Preferred stock, $0.10 par value: 30,000,000 shares authorized; no shares issued	—		—
Common stock, $0.01 par value: 1,000,000,000 shares authorized; 320,532,017 shares issued and 316,876,784 shares outstanding at March 31, 2009(4)	3.2		3.2
Additional capital	1,724.2		1,724.2
Retained earnings	1,015.6		1,015.6
Treasury stock, 3,655,233 shares, at cost	(95.7)		(95.7)

Total stockholders’ equity	2,647.3		2,647.3

Total capitalization	$5,559.3		$5,959.3

(1)	In May 2008, FASB issued FSP APB 14-1. FSP APB 14-1 specifies that issuers of convertible debt that may be wholly or partially settled in cash should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. The new FSP will become effective for us on October 1, 2009. Had we been able to adopt FSP APB 14-1 on March 31, 2009, a debt discount of $ million would have been recorded for the notes, reducing total homebuilding debt to $ million and increasing additional capital by $ million, net of tax.

(2)	As of March 31, 2009, we had a $1.65 billion unsecured revolving credit facility with a maturity date of December 16, 2011 and included a $1.0 billion letter of credit sub-facility. On May 4, 2009, we delivered a notice of our intention to voluntarily terminate the revolving credit facility. In accordance with its terms, the facility will therefore terminate on May 11, 2009. In such connection, we cash collateralized the $61 million of letters of credit previously issued under the facility.

(3)	Our mortgage subsidiary has a repurchase facility that provides financing and liquidity by facilitating purchase transactions in which our mortgage subsidiary transfers eligible loans to buyers against transfers of funds by the buyers. On March 5, 2009, through an amendment to the repurchase agreement, the capacity of the facility was reduced from $275 million to $75 million, with a provision allowing an increase in the capacity to $100 million during the last five business days of a fiscal quarter and the first seven business days of the following fiscal quarter. Interest is effectively paid on each advance under the repurchase facility at a rate of either (i) the greater of the one month LIBOR floating daily rate or 1.5%, plus a pricing premium of typically 2.25%, or (ii) the administrative agent’s prime rate.

(4)	Does not reflect 39,306,368 shares of common stock reserved for issuance under outstanding options, as well as $260,720 of outstanding elections under our employee stock purchase plan.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Our common stock is listed on the New York Stock Exchange under the symbol “DHI.” The following table sets forth, for the periods indicated, the range of high and low sales prices for our common stock, as reported by the NYSE, and the quarterly cash dividends declared per common share.

	Price Range		Declared
	High	Low	Dividends

Fiscal 2009
First quarter	$13.40	$3.79	$0.0375
Second quarter	11.35	5.72	0.0375
Third quarter (through May 5, 2009)	13.74	9.29	0.0375
Fiscal 2008
First quarter	$15.18	$10.15	$0.15
Second quarter	17.80	9.78	0.15
Third quarter	17.95	10.74	0.075
Fourth quarter	15.46	8.93	0.075
Fiscal 2007
First quarter	$27.81	$21.51	$0.15
Second quarter	31.13	21.79	0.15
Third quarter	24.49	19.76	0.15
Fourth quarter	20.75	12.46	0.15

As of May 5, 2009, the closing price of our common stock on the NYSE was $12.35. On April 30, 2009, there were approximately 610 holders of record of our common stock.

The declaration of future cash dividends is at the discretion of our board of directors and will depend upon, among other things, future earnings, cash flows, capital requirements, our financial condition and general business conditions, as well as compliance with any applicable covenants that may be contained in our debt agreements from time to time. Our board of directors reduced the amount of our quarterly dividend during the third quarter of fiscal 2008, and they further reduced our dividend amount during the first quarter of fiscal 2009. You should read the information in this section in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our quarterly report on Form 10-Q for the quarterly period ended March 31, 2009, incorporated by reference in this prospectus supplement.

DESCRIPTION OF NOTES

The following description of the particular terms of the Notes offered hereby supplements and, to the extent inconsistent therewith, replaces the description of the general terms of the Debt Securities set forth under the heading “Description of Debt Securities” in the accompanying prospectus, to which description reference is hereby made. The Notes will be issued under an Indenture dated as of June 9, 1997, among the Company, the guarantors party thereto and American Stock Transfer & Trust Company, LLC, as trustee (the “Trustee”), as supplemented by a supplemental indenture (as supplemented, the “Indenture”). The following is a summary of the material terms and provisions of the Notes. The terms of the Notes include those set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), as in effect on the date of the Indenture. The Notes are subject to all such terms, and prospective purchasers of the Notes are referred to the Indenture and the Trust Indenture Act for a statement of such terms. As used in this “Description of Notes,” the term “Company” refers to D.R. Horton, Inc. and not any of its Subsidiaries.

Definitions of certain terms are set forth under “Certain Definitions” and throughout this description. Capitalized terms that are used but not otherwise defined herein have the meanings assigned to them in the Indenture, and those definitions are incorporated herein by reference.

General

The Notes will bear interest from May   , 2009, payable semi-annually on May 15 and November 15, of each year (each, an “Interest Payment Date”), commencing November 15, 2009, to Holders of record at the close of business on May 1 or November 1, as the case may be, immediately preceding each such interest payment date. The Notes bear interest at     % per annum and will mature on May 15, 2014. All of the Notes will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

An aggregate principal amount of $400,000,000 of Notes will be issued in this offering (or $460,000,000 if the underwriters exercise their over-allotment option in full). Additional Notes (the “Additional Notes”) in an unlimited amount may be issued in one or more series from time to time on the same terms and conditions and with the same CUSIP numbers as the Notes offered hereby without the consent of Holders of the Notes. Any Additional Notes issued will have the same CUSIP number as the Notes offered hereby only if they are fungible for federal income tax and securities law purposes with the Notes offered hereby.

The Notes will be guaranteed by each of the Guarantors pursuant to the guarantees of the Notes (the “Guarantees”) described below. On the Issue Date substantially all of our homebuilding subsidiaries will be Guarantors. The Guarantors currently do not include our subsidiaries that are engaged in the financial services segment or certain insignificant subsidiaries.

The Notes may be converted at an initial conversion rate of      shares of our common stock per $1,000 principal amount of Notes (equal to an initial conversion price of approximately $      per share of common stock). The applicable conversion rate is subject to adjustment if certain events occur.

Upon conversion of a Note, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination thereof at our election as described below under “— Conversion Rights — Settlement upon Conversion.” Holders will not receive any additional cash payment for interest or additional interest, if any, accrued and unpaid to the conversion date except under the circumstances described below under “— Conversion Rights — General.”

The Notes will not be subject to the provision described in the accompanying prospectus under the caption “Description of Debt Securities — Defeasance.”

Ranking

The Notes are general unsecured obligations of the Company and rank senior in right of payment to all existing and future Indebtedness of the Company that is, by its terms, expressly subordinated in right of payment to the Notes and pari passu in right of payment with all existing and future unsecured Indebtedness of the Company that is not so subordinated. The Guarantees described below will be general unsecured obligations of the Guarantors and will rank senior in right of payment to all existing and future Indebtedness of the Guarantors that is, by its terms, expressly subordinated in right of payment to the Guarantees and will rank pari passu in right of payment with all existing and future unsecured Indebtedness of the Guarantors that is not so subordinated.

Secured creditors of the Company and the Guarantors will have a claim on the assets which secure the obligations of the Company and the Guarantors to such creditors prior to claims of Holders of the Notes against those assets.

At March 31, 2009, assuming we had completed this offering of Notes on such date, the Company and the Guarantors would have had approximately $3,267.6 million of Indebtedness (including the Notes) outstanding. Of this Indebtedness, $37.2 million would have been secured debt, $3,215.1 million would have ranked pari passu in right of payment with the Notes, and $15.3 million would have been subordinated to the Notes. In addition, at such date, our non-guarantor subsidiaries had approximately $44.4 million of Indebtedness outstanding. The Notes are effectively subordinated in right of payment to the existing and future debt and other liabilities of our non-guarantor subsidiaries since their creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before these assets are available to creditors of the Company.

Optional Redemption

No sinking fund is provided for the Notes.

The Notes will not be redeemable prior to their maturity date.

The Guarantees

The Notes will be guaranteed by each of the Guarantors pursuant to the Guarantees.

Each of the Guarantors will unconditionally guarantee on a joint and several basis all of the Company’s obligations under the Notes, including its obligations to pay principal, premium, if any, and interest, if any, with respect to the Notes. The Guarantees will be general unsecured obligations of the Guarantors and will rank pari passu with all existing and future unsecured Indebtedness of the Guarantors that is not, by its terms, expressly subordinated in right of payment to the Guarantees. The obligations of each Guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Guarantor that makes a payment or distribution under a Guarantee will be entitled to a contribution from each other Guarantor in an amount equal to such Guarantor’s pro rata share of such payment, determined based on the net assets of each Guarantor (including the funding Guarantor) and in accordance with GAAP. Except as provided in the covenants described under “Certain Covenants — Limitations on Mergers, Consolidation and Sales of Assets” below, the Company is not restricted from selling or otherwise disposing of the capital stock or assets of any of the Guarantors.

The Indenture requires each existing and future Subsidiary that guarantees any other Publicly Traded Debt Securities to be a Guarantor. A Guarantor will be automatically and unconditionally released from its Guarantee (i) if it no longer guarantees any other Publicly Traded Debt Securities (other than by reason of payment under any guarantee of any such Publicly Traded Debt Securities), (ii) if as a result of the sale or other disposition of its Capital Stock, it ceases to be a Subsidiary of the Company, (iii) upon a sale or other disposition of all or substantially all of its assets, or (iv) upon a merger or consolidation of a Guarantor with a Person other than the Company or another Guarantor, subject, in the case of (ii), (iii) and (iv), to the provisions of the covenant described below under “Certain Covenants — Limitations on Mergers, Consolidation and Sales of Assets” below.

The Guarantees with respect to a Note are not convertible and will automatically terminate when that Note is converted into common stock.

Conversion Rights

General

Holders may convert each of their Notes at an initial conversion rate of      shares of our common stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $      per share of common stock) at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date for the Notes. Upon conversion of a Note, we will satisfy our conversion obligation by paying or delivering, as the case may be, cash, shares of our common stock or a combination thereof at our election, all as set forth below under “— Settlement upon Conversion.” If we satisfy our conversion obligation solely in cash or through payment and delivery of a combination of cash and shares of our common stock, the amount of cash and shares of our common stock, if any, due upon conversion will be based on a daily conversion value (as defined below under “— Settlement upon Conversion”) calculated on a proportionate basis for each trading day in the 20 trading-day cash settlement averaging period (as defined below under “— Settlement upon Conversion”).

The conversion rate and the corresponding conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below under “— Conversion Rate Adjustments” and “— Adjustment to Shares Delivered upon Conversion upon Certain Corporate Transactions.” The applicable conversion price at any given time will be computed by dividing $1,000 by the applicable conversion rate at such time. A Holder may convert fewer than all of such Holder’s Notes so long as the Notes converted are $2,000 or an integral multiple of $1,000 principal amount in excess thereof.

Upon conversion, a Holder will not receive any additional cash payment for accrued and unpaid interest and additional interest, if any, unless such conversion occurs between a regular record date and the interest payment date to which it relates. Except in such case, our settlement of conversions as described below under “— Settlement upon Conversion” will be deemed to satisfy our obligation to pay:

•	the principal amount of the Note; and

•	accrued and unpaid interest and additional interest, if any, to, but not including, the conversion date.

As a result, accrued and unpaid interest and additional interest, if any, to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

Notwithstanding the preceding paragraph, if Notes are converted after 5:00 p.m., New York City time, on a regular record date but prior to 9:00 a.m., New York City time, on the immediately following interest payment date, Holders of such Notes at 5:00 p.m., New York City time, on the regular record date will receive payment of the interest and additional interest, if any, payable on such Notes on the corresponding interest payment date notwithstanding the conversion of such Notes at any time after the close of business on the applicable regular record date. Any Notes surrendered for conversion by a Holder during the period from 5:00 p.m., New York City time, on any regular record date to 9:00 a.m., New York City time, on the immediately following interest payment date, must be accompanied by funds equal to the amount of interest and additional interest, if any, payable on the Notes so converted; provided that no such payment need be made:

•	if we have specified a fundamental change purchase date (as defined below) that is after a regular record date and on or prior to the corresponding interest payment date;

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such Note; or

•	if the Notes are surrendered for conversion after 5:00 p.m., New York City time, on the regular record date immediately preceding the maturity date.

If a Holder converts Notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issuance of any shares of our common stock upon the conversion, unless the tax is due because the Holder requests any shares to be issued in a name other than the Holder’s name, in which case the Holder will pay that tax.

The “conversion date” with respect to a Note means the date on which the Holder of the Note has complied with all requirements under the Indenture to convert a Note.

Conversion Procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to the amount of interest and additional interest, if any, payable on the next interest payment date and all transfer or similar taxes, if any.

If you hold a certificated Note, to convert you must:

•	complete and manually sign the conversion notice on the back of the Note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the Note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest (including additional interest, if any) payable on the next interest payment date.

If a Holder has already delivered a purchase notice as described under “— Fundamental Change” with respect to a Note, the Holder may not surrender that Note for conversion until the Holder has withdrawn the purchase notice in accordance with the Indenture.

Settlement upon Conversion

Upon conversion, we may choose to deliver either cash, shares of our common stock or a combination of cash and shares of our common stock, as described below.

All conversions on or after the 23rd scheduled trading day immediately preceding the maturity date will be settled in the same relative proportions of cash and/or shares of our common stock, which we refer to as the “settlement method.” If we have not delivered a notice of our election of settlement method prior to the 23rd scheduled trading day immediately preceding the maturity date, we will be deemed to have elected to deliver cash and shares of our common stock in respect of our conversion obligation, as described in the third bullet point of the third paragraph below, and the specified dollar amount (as defined below) will be equal to $1,000.

On any conversion date prior to the 23rd scheduled trading day immediately preceding the maturity date, we will use the same settlement method for all conversions occurring on such conversion date. Except for any conversions that occur on or after the 23rd scheduled trading day immediately preceding the maturity date, we will not have any obligation to use the same settlement method with respect to conversions that occur on different trading days.

In other words, we may choose on one trading day to settle conversions in shares of our common stock only, and choose on another trading day to settle in cash, shares of our common stock or a combination of cash and shares of our common stock. If we elect to do so, we will inform Holders so converting through the Trustee of the settlement method we have selected (including the specified dollar amount, if applicable) no later than the second business day immediately following the related conversion date. If we do not make such an election, we will be deemed to have elected to deliver cash and shares of our common stock in respect of our conversion obligation, as described in the third bullet point below, and the specified dollar amount will be equal to $1,000.

Settlement amounts will be computed as follows:

•	if we elect to satisfy our conversion obligation solely in shares of our common stock, we will deliver to the converting Holder a number of shares of our common stock equal to (1) (i) the aggregate principal amount of Notes to be converted divided by (ii) $1,000, multiplied by (2) the applicable conversion rate;

•	if we elect to satisfy our conversion obligation solely in cash, we will deliver to the converting Holder, in respect of each $1,000 principal amount of Notes being converted, cash in an amount equal to the sum of the daily conversion values for each of the 20 consecutive trading days during the related cash settlement averaging period; and

•	if we elect to satisfy our conversion obligation through delivery of a combination of cash and shares of our common stock, we will deliver to the converting Holder in respect of each $1,000 principal amount of Notes being converted a “settlement amount” equal to the sum of the daily settlement amounts for each of the 20 consecutive trading days during the related cash settlement averaging period.

The “daily settlement amount,” for each of the 20 consecutive trading days during the cash settlement averaging period, will consist of:

•	cash equal to the lesser of (i) a dollar amount per Note to be received upon conversion as specified by us in the notice regarding our chosen settlement method (the “specified dollar amount”), if any, divided by 20 (such quotient being referred to as the “daily measurement value”) and (ii) the daily conversion value; and

•	to the extent the daily conversion value exceeds the daily measurement value, a number of shares equal to (i) the difference between the daily conversion value and the daily measurement value, divided by (ii) the daily VWAP of our common stock for such trading day.

“daily conversion value” means, for each of the 20 consecutive trading days during the cash settlement averaging period, one-twentieth (1/20th) of the product of (i) the applicable conversion rate and (ii) the daily VWAP of our common stock on such trading day.

“daily VWAP” of our common stock, in respect of any trading day, means the per share volume-weighted average price on the New York Stock Exchange as displayed under the heading “Bloomberg VWAP” on Bloomberg page DHI.N <equity> AQR (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day as determined by our board of directors in a commercially reasonable manner, using a volume-weighted average price method) and will be determined without regard to after-hours trading or any other trading outside of the regular trading session.

“cash settlement averaging period,” with respect to any Note, means the 20 consecutive trading day period beginning on, and including, the third trading day immediately following the related conversion date, except that “cash settlement averaging period” means, with respect to any conversion date occurring during the period beginning on, and including, the 23rd scheduled trading day immediately preceding the maturity date and ending at 5:00 p.m., New York City time, on the second scheduled trading day immediately preceding the maturity date, the 20 consecutive trading day period beginning on, and including, the 22nd scheduled trading day immediately preceding the maturity date.

“trading day” means a day during which trading in our common stock generally occurs on the primary exchange or quotation system on which our common stock then trades or is quoted and there is no market disruption event.

“market disruption event” means (1) a failure by the primary exchange or quotation system on which our common stock trades or is quoted to open for trading during its regular trading session or (2) the occurrence or existence, prior to 1:00 p.m., New York City time, on any trading day for our common stock, of an aggregate one half-hour period of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock.

“scheduled trading day” means any day that is scheduled to be a trading day.

We generally will deliver the conversion consideration in respect of any Notes that you convert by the third trading day immediately following the last trading day of the cash settlement averaging period. However:

•	if we elect to satisfy our conversion obligation solely in shares of our common stock, we will deliver the conversion consideration due in respect of conversion on the third trading day immediately following the relevant conversion date; and

•	if prior to the conversion date for any converted Notes our common stock has been replaced by reference property (as defined under “— Conversion Rate Adjustments” below) consisting solely of cash (pursuant to the provisions described under “— Conversion Rate Adjustments”), we will deliver the conversion consideration due in respect of conversion on the third trading day immediately following the relevant conversion date.

Notwithstanding the foregoing, if any information required in order to calculate the conversion consideration deliverable will not be available as of the applicable settlement date, we will deliver the additional shares of our common stock resulting from that adjustment on the third trading day after the earliest trading day on which such calculation can be made. Further, if application of the provisions described in the second sentence of this paragraph would result in settlement of a conversion during the 10 trading days immediately following the effective date of a fundamental change, settlement will instead take place on the tenth trading day following the relevant effective date.

We will not issue fractional shares of our common stock upon conversion of Notes. Instead, we will pay cash in lieu of fractional shares based on the daily VWAP of our common stock on the relevant conversion date (if we elect to satisfy our conversion obligation solely in shares of our common stock) or based on the daily VWAP of our common stock on the last trading day of the relevant cash settlement averaging period (in the case of any other settlement method).

Conversion Rate Adjustments

The applicable conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if Holders of the Notes participate (as a result of holding the Notes, and at the same time as common stockholders participate) in any of the transactions described below as if such Holders of the Notes held a number of shares of our common stock equal to the applicable conversion rate, multiplied by the principal amount (expressed in thousands) of Notes held by such Holder, without having to convert their Notes.

(1) If we issue solely shares of our common stock as a dividend or distribution on all or substantially all of our shares of our common stock, or if we effect a share split or share combination of our common stock, the applicable conversion rate will be adjusted based on the following formula:

CR	=	CRo	×	OS

OSo

where,

CRo = the applicable conversion rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or share combination, as the case may be;

CR = the applicable conversion rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution, or immediately after the open of business on the effective date of such share split or share combination, as the case may be;

OSo = the number of shares of our common stock outstanding immediately prior to the open of business on the ex-dividend date for such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or share combination, as the case may be; and

OS = the number of shares of our common stock outstanding immediately after such dividend or distribution, or immediately after the effective date of such share split or share combination, as the case may be.

As used in this section, “ex-dividend date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance or distribution in question.

(2) If we distribute to all or substantially all holders of our common stock any rights, options or warrants entitling them for a period of not more than 60 calendar days from the record date for such distribution to subscribe for or purchase shares of our common stock, at a price per share less than the average of the last reported sale prices of our common stock for the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the declaration date for such distribution, the applicable conversion rate will be increased based on the following formula (provided that the applicable conversion rate will be readjusted to the extent that such rights, options or warrants are not exercised prior to their expiration):

CR	=	CRo	×	OSo + X

OSo + Y

where,

CRo = the applicable conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR = the applicable conversion rate in effect immediately after the open of business on the ex-dividend date for such distribution;

OSo = the number of shares of our common stock outstanding immediately prior to the open of business on the ex-dividend date for such distribution;

X = the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and

Y = the number of shares of our common stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution.

For purposes of this clause (2), in determining whether any rights, options or warrants entitle the Holders to subscribe for or purchase our common stock at less than the average of the last reported sale prices of our common stock for each trading day in the applicable 10 consecutive trading-day period, there shall be taken into account any consideration we receive for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration if other than cash to be determined by our board of directors.

(3) If we distribute shares of our capital stock, evidences of our indebtedness or other assets or property of ours to all or substantially all holders of our common stock, excluding

•	dividends or distributions (including share splits) referred to in clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash; and

•	spin-offs to which the provisions set forth below in this clause (3) shall apply,

then the applicable conversion rate will be increased based on the following formula:

CR	=	CRo	×	SPo

SPo – FMV

where,

CRo = the applicable conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR = the applicable conversion rate in effect immediately after the open of business on the ex-dividend date for such distribution;

SPo = the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and

FMV = the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock as of the open of business on the ex-dividend date for such distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit and such capital stock or similar equity interest distributed to holders of our common stock is traded or quoted on an exchange or quotation system, which we refer to as a “spin-off,” the applicable conversion rate will be increased based on the following formula:

CR	=	CRo	×	FMV + MPo

MPo

where,

CRo = the applicable conversion rate in effect immediately prior to the open of business on the ex-dividend date for the spin-off;

CR = the applicable conversion rate in effect immediately after the open of business on the ex-dividend date for the spin-off;

FMV = the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first 10 consecutive trading-day period immediately following, and including, the ex-dividend date for the spin-off (for this purpose trading day refers to a day during such trading in such capital stock or similar equity interest generally occurs on the primary exchange or quotation system where such capital stock or equity interest is traded or quoted and there is no market disruption event); and

MPo = the average of the last reported sale prices of our common stock over the first 10 consecutive trading-day period immediately following, and including, the ex-dividend date for the spin-off (such period, the “valuation period”).

The adjustment to the applicable conversion rate under the preceding paragraph of this clause (3) will be made immediately after the open of business on the day after the last day of the valuation period, but will be given effect as of the open of business on the ex-dividend date for the spin-off. If the ex-dividend date for the spin-off is less than 10 trading days prior to, and including, the end of the cash settlement averaging period in respect of any conversion, references within this clause (3) to 10 trading days shall be deemed replaced, for purposes of calculating the affected daily conversion rates in respect of that conversion, with such lesser number of trading days as have elapsed from, and including, the ex-dividend date for the spin-off to, and including, the last trading day of such cash settlement averaging period. For purposes of determining the applicable conversion rate, in respect of any conversion during the 10 trading days commencing on the ex-dividend date for any spin-off, references within the portion of this clause (3) related to “spin-offs” to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the ex-dividend date for such spin-off to, but excluding, the relevant conversion date.

(4) If we make or pay a cash dividend or distribution in excess of $0.0375 per share in any fiscal quarter (the “initial dividend threshold”) to all, or substantially all, holders of our outstanding common stock, the applicable conversion rate will be increased based on the following formula:

CR	=	CRo	×	SPo

SPo – C

where,

CRo = the applicable conversion rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution;

CR = the applicable conversion rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution;

SPo = the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the ex-dividend date for such dividend or distribution; and

C = the amount in cash per share we pay or distribute to holders of our common stock in excess of the initial dividend threshold.

The initial dividend threshold is subject to adjustment in a manner inversely proportional to adjustments to the conversion rate, provided that no adjustment will be made to the dividend threshold amount for any adjustment made to the conversion rate under this clause (4).

(5) If we or any of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock and, if the cash and value of any other consideration included in the payment per share of common stock exceeds the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration date”), the applicable conversion rate will be increased based on the following formula:

CR	=	CRo	×	AC + (SP × OS)

OSo × SP

where,

CRo = the applicable conversion rate in effect immediately prior to the open of business on the trading day next succeeding the expiration date;

CR = the applicable conversion rate in effect immediately after the open of business on the trading day next succeeding the expiration date;

AC = the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for shares purchased in such tender or exchange offer;

OSo = the number of shares of our common stock outstanding immediately prior to the time (the “expiration time”) such tender or exchange offer expires (prior to giving effect to such tender offer or exchange offer);

OS = the number of shares of our common stock outstanding immediately after the expiration time (after giving effect to such tender offer or exchange offer); and

SP = the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the expiration date.

The adjustment to the applicable conversion rate under the preceding paragraph of this clause (5) will be given effect at the open of business on the trading day next succeeding the expiration date. If the trading day next succeeding the expiration date is less than 10 trading days prior to, and including, the end of the cash settlement averaging period in respect of any conversion, references within this clause (5) to 10 trading days shall be deemed replaced, for purposes of calculating the affected daily conversion rates in respect of that conversion, with such lesser number of trading days as have elapsed from, and including, the trading day next succeeding the expiration date to, and including, the last trading day of such cash settlement averaging period. For purposes of determining the applicable conversion rate, in respect of any conversion during the 10 trading days commencing on the trading day next succeeding the expiration date, references within this clause (5) to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the trading day next succeeding the expiration date to, but excluding, the relevant conversion date.

If:

•	we elect to satisfy our conversion obligation through delivery of a combination of cash and common stock and shares of common stock are deliverable to settle the daily settlement amount for a given trading day within the cash settlement averaging period applicable to Notes that you have converted,

•	any distribution or transaction described in clauses (1) to (5) above has not yet resulted in an adjustment to the applicable conversion rate on the trading day in question, and

•	the shares you will receive in respect of such trading day are not entitled to participate in the relevant distribution or transaction (because they were not held on a related record date or otherwise), then, without duplication to any conversion rate adjustment set forth in clauses (1) to (5) above, we will adjust the number of shares that we deliver to you in respect of the relevant trading day to reflect the relevant distribution or transaction.

If:

•	we elect to satisfy our conversion obligation solely in shares of common stock,

•	any distribution or transaction described in clauses (1) to (5) above has not yet resulted in an adjustment to the applicable conversion rate on the conversion date, and

•	the shares you will receive on settlement are not entitled to participate in the relevant distribution or transaction (because they were not held on a related record date or otherwise),

then, without duplication to any conversion rate adjustment set forth in clauses (1) to (5) above, we will adjust the number of shares that we deliver to you in respect of the relevant trading day to reflect the relevant distribution or transaction.

Except with respect to a spin-off, in cases where the fair market value of the shares of capital stock, evidences of indebtedness, assets or property or the amount of the cash dividend or distribution applicable to one share of our common stock distributed to all, or substantially all, holders of our outstanding common stock:

•	equals or exceeds the average of the last reported sale prices of our common stock over the ten consecutive trading-day period ending on the trading day immediately preceding the ex-dividend date for such distribution; or

•	such average last reported sale price exceeds the fair market value of such shares of capital stock, evidences of indebtedness, assets or property or the amount of cash so distributed by less than $1.00, rather than being entitled to an adjustment in the conversion rate, the Holder of a Note will be entitled to receive upon conversion, in addition to shares of our common stock, cash or a combination of cash and shares of our common stock, the kind and amount of shares of capital stock, evidences of indebtedness, assets or property or cash comprising the distribution, if any, that such Holder would have received if such Holder had held a number of shares of our common stock equal to the principal amount of the Notes held divided by the conversion price in effect immediately prior to the ex-dividend date determining the holders of our common stock entitled to receive the distribution.

Except as stated herein, we will not adjust the applicable conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right, option or warrant to purchase shares of our common stock or such convertible or exchangeable securities.

If any declared dividend or distribution described in clauses (1) through (5) above results in an adjustment in the conversion rate but such dividend or distribution is not so paid or made, the new conversion rate shall be readjusted to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

If we adjust the conversion rate pursuant to the above provisions, we will notify the Trustee and issue a press release containing the relevant information (and make the press release available on our website).

In the event of:

•	any reclassification of our common stock;

•	a consolidation, merger, combination or binding share exchange involving us; or

•	a sale or conveyance to another person of all or substantially all of our property and assets,

in each case, in which holders of our outstanding common stock are entitled to receive cash, securities or other property for their shares of our common stock (“reference property”), you will be entitled thereafter to convert your Notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of our common stock equal to the conversion rate immediately prior to such transaction would have owned or been entitled to receive upon such transaction; provided that, at and after the effective time of any such transaction, any amount otherwise payable in cash upon conversion of the Notes will continue to be payable as described under the provision under “— Settlement upon Conversion,” including our right to determine the form of consideration as described therein.

If the Notes become convertible into reference property, we will notify the Trustee and issue a press release containing the relevant information (and make the press release available on our website).

For purposes of the foregoing, the type and amount of consideration that holders of our common stock are entitled to in the case of reclassifications, consolidations, mergers, combinations, binding share exchanges, sales or transfers of assets or other transactions that cause our common stock to be converted into the right to receive more than a single type of consideration because the holders of our common stock have the right to elect the type of consideration they receive will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. We will notify Holders and the Trustee of the weighted average as soon as practicable after such determination is made.

We are permitted to increase the applicable conversion rate of the Notes by any amount for a period of at least 20 business days if our board of directors determines that such increase would be in our best interest. We may also (but are not required to) increase the applicable conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event. We will not take any action that would result in adjustment of the conversion rate, pursuant to the provisions described above, in such a manner as to result in the reduction of the conversion price to less than the par value per share of our common stock.

A Holder may, in some circumstances, including the distribution of cash dividends to holders of our common stock, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the applicable conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the applicable conversion rate, see “Certain United States Federal Income Tax Consequences” elsewhere in this prospectus supplement.

To the extent that we have a rights plan in effect upon conversion of the Notes (i.e., a poison pill), you will receive, in addition to any common stock received in connection with such conversion, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common stock, in which case the applicable conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or other assets or property as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

The applicable conversion rate will not be adjusted:

•	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•	upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of, or assumed by, us or any of our subsidiaries;

•	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the Issue Date;

•	for a change in the par value of our common stock; or

•	for accrued and unpaid interest and additional interest, if any.

Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share. We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and make such carried forward adjustment, regardless of whether the aggregate adjustment is less than 1%, (i) upon any conversion of Notes and (ii) on each of the 22 scheduled trading days immediately preceding the maturity date. Except as described in this section or in “— Adjustment to Shares Delivered upon Conversion upon Certain Corporate Transactions,” we will not adjust the conversion rate.

Adjustment to Shares Delivered upon Conversion upon Certain Corporate Transactions

If you elect to convert your Notes at any time from, and including, the effective date of a make-whole fundamental change (as defined below) to, and including, the second scheduled trading day immediately preceding the related fundamental change purchase date (as defined below), or if a make-whole fundamental change does not also constitute a fundamental change as described under “— Fundamental Change” the 20th trading day immediately following the effective date of such make-whole fundamental change (such period, the “make-whole fundamental change period”), the applicable conversion rate will be increased by an additional number of shares of our common stock (these shares being referred to as the additional shares) as described below. We will notify Holders and the Trustee of the anticipated effective date of such make-whole fundamental change and issue a press release (and make the press release available on our website) as soon as practicable after we first determine the anticipated effective date of such make-whole fundamental change. We will use commercially reasonable efforts to make such determination in time to deliver such notice no later than 50 business days in advance of such anticipated effective date.

A “make-whole fundamental change” means any transaction or event that constitutes a fundamental change under clause (1), (2) or (3) of the definition of fundamental change as described under “— Fundamental Change” below (in the case of any fundamental change described in clause (3) of the definition thereof, determined without regard to the proviso in such definition, but subject to the paragraphs immediately following clause (6) of the definition thereof).

The number of additional shares by which the conversion rate for the Notes will be increased for conversions that occur during the make-whole fundamental change period will be determined by reference to the table below, based on the date on which the make-whole fundamental change occurs (the “effective date”) and the price (the “stock price”) paid or deemed paid per share of our common stock in the make-whole fundamental change. If holders of our common stock receive only cash in the case of a make-whole fundamental change described in clause (3) under the definition of fundamental change, the stock price shall be the cash amount paid per share of our common stock. In the case of any other make-whole fundamental change, the stock price shall be the average of the last reported sales prices of our common stock over the five trading-day period ending on the trading day immediately preceding the effective date of such make-whole fundamental change.

The stock prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the applicable conversion rate of the Notes is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the applicable conversion rate in effect immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the applicable conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the applicable conversion rate as set forth under “— Conversion Rate Adjustments.”

The following table sets forth numbers of additional shares to be received per $1,000 principal amount of Notes based on hypothetical stock prices and effective dates:

Stock Price
Effective Date	$	$	$	$	$	$	$	$	$	$	$	$	$

May , 2009
May 15, 2010
May 15, 2011
May 15, 2012
May 15, 2013
May 15, 2014

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•	if the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, based on a 365-day year, as applicable;

•	if the stock price is greater than $ per share (subject to adjustment), no additional shares will be issued upon conversion; and

•	if the stock price is less than $ per share (subject to adjustment), no additional shares will be issued upon conversion.

Notwithstanding the foregoing, in no event will the total number of shares of our common stock issuable upon conversion of Notes exceed           per $1,000 principal amount of such Notes, subject to adjustments in the same manner as the applicable conversion rate as set forth under “ — Conversion Rate Adjustments.”

Fundamental Change

If a fundamental change (as defined below in this section) occurs at any time, you will have the right, at your option, to require us to purchase all of your Notes or any portion of the principal amount thereof that is equal to $2,000, or an integral multiple of $1,000 in excess thereof, on a date (the date being referred to as the “fundamental change purchase date”) of our choosing that is not less than 20 or more than 35 business days after the date on which we notify Holders and the Trustee of the occurrence of the effective date for such fundamental change. The price we are required to pay is equal to 100% of the principal amount of the Notes to be purchased plus accrued and unpaid interest, including any additional interest, to but excluding the fundamental change purchase date (unless the fundamental change purchase date is after a regular record date and on or prior to the interest payment date to which it relates, in which case interest accrued to the interest payment date will be paid to Holders of the Notes as of the preceding record date and the price we are required to pay to the Holder surrendering the Note for repurchase will be equal to 100% of the principal amount of Notes subject to repurchase and will not include any accrued and unpaid interest, including any additional interest). Any Notes purchased by us will be paid for in cash.

A “fundamental change” will be deemed to have occurred at the time after the Issue Date when any of the following occurs:

(1) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than us, our Subsidiaries or “permitted holders” (as defined below), files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity;

(2) any permitted holder has, or any permitted holders have, become the direct or indirect beneficial owners of our common equity representing more than 80%, in the aggregate, of the voting power of our common equity;

(3) consummation of any binding share exchange, exchange offer, tender offer, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our Subsidiaries, taken as a whole, to any person other than one or more of our Subsidiaries (any such exchange, offer, consolidation, merger, transaction or series of transactions being referred to herein as a “merger event”); provided, however, that any such merger event where the holders of more than 50% of our shares of common stock immediately prior to such merger event, own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving person or transferee or the parent thereof immediately after such merger event shall not be a fundamental change;

(4) the first day on which continuing directors cease to constitute at least a majority of our board of directors;

(5) our stockholders approve any plan or proposal for our liquidation or dissolution (other than any liquidation or dissolution that is part of a merger event and excluded from the definition of fundamental change by reason of the proviso in clause (3) above); or

(6) our common stock (or other common stock into which the Notes are then convertible) ceases to be quoted or listed on at least one United States national or regional securities exchange.

No transaction or merger event described in clause (3) above will constitute a fundamental change if:

•	at least 90% of the consideration, excluding cash payments for fractional shares, in the transaction or event that would otherwise have constituted a fundamental change consists of shares of common stock that are traded on a U.S. national or regional securities exchange or that will be so traded when issued or exchanged in connection with the relevant transaction or event (these securities being referred to as “publicly traded securities”) and

•	as a result of this transaction or merger event the Notes become convertible into such publicly traded securities and subject to the directly preceding paragraph, other consideration (subject to the provisions set forth above under “— Settlement upon Conversion”).

If any transaction in which our common stock is replaced by the securities of another entity occurs, following completion of any related make-whole fundamental change period and any related fundamental change purchase date, references to us in the definition of “fundamental change” above will apply to such other entity instead. In addition, a filing that would otherwise constitute a fundamental change under clause (1) above will not constitute a fundamental change if (x) the filing occurs in connection with a transaction in which our common stock is replaced by the securities of another entity and (y) no such filing is made or is in effect with respect to common equity representing more than 50% of the voting power of such other entity.

“permitted holder” means any of Donald R. Horton, Terrill J. Horton, or their respective wives, children, grandchildren and other descendants, or any trust or other entity controlled by any of such individuals.

“continuing director” means a director who either was a member of our board of directors on the Issue Date or who becomes a member of our board of directors subsequent to that date and whose election,

appointment or nomination for election by our stockholders, is duly approved by a majority of the continuing directors on our board of directors at the time of such approval, either by a specific vote or by approval of the proxy statement issued by us on behalf of our entire board of directors in which such individual is named as nominee for director.

On or before the 20th day after the occurrence of a fundamental change, we will provide to all Holders of the Notes and the Trustee and paying agent a notice of, and issue a press release (and make the press release available on our website) in respect of, the occurrence of the fundamental change and of the resulting purchase right. Such notice will state, among other things:

•	the events causing a fundamental change;

•	the effective date of the fundamental change, and whether the fundamental change is a make-whole fundamental change, in which case the effective date of the make-whole fundamental change;

•	the last date on which a Holder may exercise the purchase right; the fundamental change purchase price;

•	the fundamental change purchase date;

•	if applicable, the name and address of the paying agent and the conversion agent;

•	if applicable, the applicable conversion rate and any adjustments to the applicable conversion rate;

•	if applicable, that the Notes with respect to which a fundamental change purchase notice has been delivered by a Holder may be converted only if the Holder withdraws the fundamental change purchase notice in accordance with the terms of the Indenture; and

•	the procedures that Holders must follow to require us to purchase their Notes.

To exercise your fundamental change purchase right, you must deliver, on or before the scheduled trading day immediately preceding the fundamental change purchase date, the Notes to be purchased, duly endorsed for transfer, together with a written purchase notice and the form entitled “Form of Fundamental Change Purchase Notice” on the reverse side of the Notes duly completed, to the paying agent. Your purchase notice must state:

•	if certificated Notes have been issued, the certificate numbers of your Notes to be delivered for purchase;

•	the portion of the principal amount of Notes to be purchased, which must be $2,000 or an integral multiple of $1,000 in excess thereof; and

•	that the Notes are to be purchased by us pursuant to the applicable provisions of the Notes and the Indenture.

If the Notes are not in certificated form, the notice given by each Holder must comply with appropriate DTC procedures.

You may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to 5:00 p.m., New York City time, on the scheduled trading day immediately preceding the fundamental change purchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn Notes;

•	if certificated Notes have been issued, the certificate numbers of the withdrawn Notes;

•	the principal amount, if any, which remains subject to the purchase notice; and

•	if the Notes are not in certificated form, the withdrawal notice given by each Holder must comply with appropriate DTC procedures.

We will be required to purchase the Notes that have been validly surrendered for purchase and not withdrawn on the fundamental change purchase date. You will receive payment of the fundamental change purchase price promptly following the later of the fundamental change purchase date or the time of book-entry transfer or the delivery of your Notes. If the paying agent holds money or securities sufficient to pay the fundamental change purchase price of the Notes on the fundamental change purchase date, then:

•	the Notes will cease to be outstanding and interest, including any additional interest, if any, will cease to accrue (whether or not book-entry transfer of the Notes is made or whether or not the Note is delivered to the paying agent); and

•	all other rights of the Holder will terminate (other than the right to receive the fundamental change purchase price and previously accrued and unpaid interest (including any additional interest) upon book-entry transfer or delivery of the Notes).

The purchase rights of the Holders could discourage a potential acquirer of us, even if the acquisition may be beneficial to you. The fundamental change purchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the Notes upon a fundamental change may not protect Holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

No Notes may be repurchased by us at the option of the Holders upon a fundamental change if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

The definition of fundamental change includes a phrase relating to the sale, lease or other transfer of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a Holder of the Notes to require us to purchase its Notes as a result of the sale, lease or other transfer of less than all of our assets may be uncertain.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change purchase price. In addition, we have, and may in the future incur, other indebtedness with similar change of control provisions permitting our debt holders to accelerate upon the occurrence of similar events and that may contain negative covenants limiting our ability to purchase the Notes upon the occurrence of a fundamental change. See “Risk Factors — Risks Relating to the Notes — We may not have the ability to raise the funds necessary to purchase the notes upon a fundamental change as required by the indenture governing the notes.” If we fail to purchase the Notes when required following a fundamental change, we will be in default under the Indenture.

In connection with any fundamental change purchase offer, we will:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act, to the extent applicable;

•	file a Schedule TO or any successor or similar schedule, if required, under the Exchange Act; and

•	otherwise comply with all federal and state securities laws in connection with any offer by us to purchase the Notes.

We will not be required to make a fundamental change purchase offer if a third party makes the fundamental change purchase offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a fundamental change purchase offer made by us and purchases all Notes validly tendered and not withdrawn under such fundamental change purchase offer.

Certain Covenants

Limitations on Mergers, Consolidations and Sales of Assets.  The Indenture provides that neither the Company nor any Guarantor will consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of its assets (including, without limitation, by way of liquidation or dissolution), to any Person (in each case other than in a transaction in which the Company or a Guarantor is the survivor of a consolidation or merger, or the transferee in a sale, lease, conveyance or other disposition) unless:

(1) the Person formed by or surviving such consolidation or merger (if other than the Company or the Guarantor, as the case may be), or to which such sale, lease, conveyance or other disposition will be made (collectively, the “Successor”), is a corporation or other legal entity organized and existing under the laws of the United States or any state thereof or the District of Columbia, and the Successor assumes by supplemental indenture in a form reasonably satisfactory to the Trustee all of the obligations of the Company or the Guarantor, as the case may be, under the Notes or a Guarantee, as the case may be, and the Indenture, and

(2) immediately after giving effect to such transaction, no Default or Event of Default has occurred and is continuing.

The foregoing provisions shall not apply to:

(a) a transaction involving the sale or disposition of Capital Stock of a Guarantor, or the consolidation or merger of a Guarantor, or the sale, lease, conveyance or other disposition of all or substantially all of the assets of a Guarantor where such Capital Stock, or the assets of the Guarantor being merged or consolidated or the assets being sold, leased, conveyed or otherwise disposed of, as the case may be, do not constitute all or substantially all of the assets of the Company (determined on a consolidated basis), or

(b) a transaction the purpose of which is to change the state of incorporation of the Company or any Guarantor.

Upon any such consolidation, merger, sale, lease, conveyance or other disposition, the Successor will be substituted for the Company or the relevant Guarantor under the Indenture. The Successor may then exercise every power and right of the Company or the relevant Guarantor under the Indenture, and the Company or the relevant Guarantor will be released from all of its liabilities and obligations in respect of the Notes and the Indenture. If the Company or a Guarantor leases all or substantially all of its assets, the lessee will be the Successor to the Company or such Guarantor and may exercise every power and right of the Company or such Guarantor under the Indenture, but the Company or such Guarantor will not be released from its obligations to pay the principal of and premium, if any, and interest, if any, on the Notes.

Although these types of transactions are permitted under the Indenture, certain of the foregoing transactions could constitute a fundamental change (as defined above) permitting each Holder to require the Company to purchase the Notes of such Holder as described above.

Reports

The Indenture provides that any documents or reports that the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act must be furnished by the Company to the Trustee within 15 days after the same are required to be filed with the Commission (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act). Documents filed by the Company with the Commission via the IDEA (f/k/a EDGAR) system will be deemed furnished to the Trustee as of the time such documents are filed via IDEA.

Events of Default

The following are Events of Default in respect of the Notes under the Indenture:

(1) the failure by the Company to pay interest on any such Note when the same becomes due and payable and the continuance of any such failure for a period of 30 days;

(2) the failure by the Company to pay the principal or premium of any such Note when the same becomes due and payable at maturity, upon acceleration or otherwise;

(3) the failure by the Company or any of its Subsidiaries to comply with any of its agreements or covenants in, or provisions of, such Notes, the Guarantees or the Indenture and such failure continues for the period and after the notice specified below (except in the case of a default under the covenant described under “Limitations on Mergers, Consolidations and Sales of Assets,” which will constitute an Event of Default with notice but without passage of time);

(4) the acceleration of any Indebtedness (other than Non-Recourse Indebtedness) of the Company or any Guarantor that has an outstanding principal amount of $50 million or more, individually or in the aggregate, and such acceleration does not cease to exist, or such Indebtedness is not satisfied, in either case within 30 days after such acceleration;

(5) the failure by the Company or any Guarantor to make any principal or interest payment in an amount of $50 million or more, individually or in the aggregate, in respect of Indebtedness (other than Non-Recourse Indebtedness) of the Company or any Guarantor within 30 days of such principal or interest becoming due and payable (after giving effect to any applicable grace period set forth in the documents governing such Indebtedness);

(6) the Company or any Guarantor that is a Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(A) commences a voluntary case,

(B) consents to the entry of an order for relief against it in an involuntary case,

(C) consents to the appointment of a Custodian of it or for all or substantially all of its property, or

(D) makes a general assignment for the benefit of its creditors;

(7) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Company or any Guarantor that is a Significant Subsidiary as debtor in an involuntary case,

(B) appoints a Custodian of the Company or any Guarantor that is a Significant Subsidiary or a Custodian for all or substantially all of the property of the Company or any Guarantor that is a Significant Subsidiary, or

(C) orders the liquidation of the Company or any Guarantor that is a Significant Subsidiary, and the order or decree remains unstayed and in effect for 60 days;

(8) any Guarantee of a Guarantor that is a Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Guarantee and the Indenture) or is declared null and void and unenforceable or found to be invalid or any Guarantor denies its liability under its Guarantee (other than by reason of release of a Guarantor from its Guarantee in accordance with the terms of the Indenture and the Guarantee);

(9) the failure by the Company to comply with the obligation to convert the Notes into common stock, cash or a combination of cash and common stock, as applicable, upon exercise of a Holder’s conversion right and such failure continues for five days; or

(10) the failure by the Company to timely issue a fundamental change notice in accordance with the terms of the Indenture described in “— Fundamental Change.”

A Default as described in subclause (3) above will not be deemed an Event of Default until the Trustee notifies the Company, or the Holders of at least 25 percent in principal amount of the then outstanding Notes notify the Company and the Trustee, of the Default and (except in the case of a default with respect to the covenant described under “Limitations on Mergers, Consolidations and Sales of Assets”) the Company does not cure the Default within 60 days after receipt of the notice. The notice must specify the Default, demand that it be remedied and state that the notice is a “Notice of Default.” If such a Default is cured within such time period, it ceases.

If an Event of Default (other than an Event of Default with respect to the Company resulting from subclauses (6) or (7) above), shall have occurred and be continuing under the Indenture, the Trustee by notice to the Company, or the Holders of at least 25 percent in principal amount of the Notes then outstanding by notice to the Company and the Trustee, may declare all such Notes to be due and payable immediately. Upon such declaration of acceleration, the amounts due and payable on such Notes will be due and payable immediately. If an Event of Default with respect to the Company specified in subclauses (6) or (7) above occurs, such an amount will ipso facto become and be immediately due and payable without any declaration, notice or other act on the part of the Trustee and the Company or any Holder.

Notwithstanding the foregoing, if the Company so elects, any failure to file reports as described under “— Reports” will not result in the occurrence of an Event of Default until the expiration of the first 180 days after the date (the “Specified Date”) on which an Event of Default would otherwise occur as a result of any such failure (which would be the 120th day after written notice is provided to the Company in accordance with subclause (3) above), provided the Company pays additional interest on the Notes at an annual rate equal to (x) 0.25% of the outstanding principal amount of the Notes for the first 90 days of such 180-day period and (y) 0.50% of the outstanding principal amount of the Notes for the remaining 90 days of such 180-day period. Additional interest will be payable in arrears on each interest payment date following the Specified Date in the same manner as regular interest on the Notes. On the 181st day after the Specified Date (if such violation is not cured or waived prior to such 181st day), an Event of Default will be deemed to occur and the Notes will be subject to acceleration as provided above. The provisions of the Indenture described in this paragraph will not affect the rights of Holders of Notes in the event of the occurrence of any other Event of Default. In the event we do not elect to pay additional interest upon any such failure to file reports as described under “— Reports” in accordance with this paragraph, an Event of Default will be deemed to occur and the Notes will be subject to acceleration as provided above.

In order to elect to pay additional interest relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, the Company must notify all Holders of record of the Notes and the Trustee and paying agent of such election on or before the close of business on the 5th business day after the Specified Date. Upon our failure to timely give such notice or pay additional interest, the Notes will be immediately subject to acceleration as provided above.

The Holders of a majority in principal amount of the Notes then outstanding by written notice to the Trustee and the Company may waive any Default or Event of Default (other than any Default or Event of Default in payment of principal or interest) on such Notes under the Indenture. Holders of a majority in principal amount of the then outstanding Notes may rescind an acceleration and its consequence (except an acceleration due to nonpayment of principal or interest on such Notes) if the rescission would not conflict with any judgment or decree and if all existing Events of Default (other than the non-payment of accelerated principal) have been cured or waived.

The Holders may not enforce the provisions of the Indenture, the Notes or the Guarantees except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the Notes then outstanding may direct the Trustee in its exercise of any trust or power, provided, however, that such direction does not conflict with the terms of the Indenture. The Trustee may withhold from the Holders notice of any continuing Default or Event of Default (except any Default or Event of Default in payment of principal or interest on the Notes) if the Trustee determines that withholding such notice is in the Holders’ interest.

The Company is required to deliver to the Trustee an annual statement regarding compliance with the Indenture, and include in such statement, if any Officer of the Company is aware of any continuing Default or Event of Default, a statement specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto. In addition, the Company is required to deliver to the Trustee prompt written notice of the occurrence of any continuing Default or Event of Default.

Discharge of Indenture

The Company and the Guarantors may satisfy and discharge their obligations under the Indenture by delivering to the registrar for cancellation all outstanding Notes or by depositing with the Trustee and delivering to Holders, as applicable, after the Notes have become due and payable, whether at the stated maturity, any fundamental change purchase date or upon conversion or otherwise, cash or cash and shares of common stock, if any (solely to satisfy outstanding conversions, if applicable), sufficient to pay all of the outstanding Notes and all other sums payable under the Indenture. Such discharge is subject to the terms contained in the Indenture.

Amendment, Supplement and Waiver

Subject to certain exceptions, the Indenture, the Notes or the Guarantees may be amended or supplemented with the consent (which may include consents obtained in connection with a purchase of, or a tender offer or exchange offer for Notes) of the Holders of at least a majority in principal amount of the Notes then outstanding, and any existing Default under, or compliance with any provision of the Indenture may be waived (other than any continuing Default or Event of Default in the payment of interest on or the principal of the Notes) with the consent (which may include consents obtained in connection with a purchase of, or a tender offer or exchange offer for the Notes) of the Holders of a majority in principal amount of the Notes then outstanding. Without the consent of any Holder, the Company and the Trustee may amend or supplement the Indenture, the Notes or the Guarantees to cure any ambiguity, defect or inconsistency; to comply with the “Limitations on Mergers, Consolidations and Sales of Assets” covenant set forth in the Indenture; to provide for uncertificated Notes in addition to or in place of certificated Notes; to make any change that does not adversely affect the legal rights of any Holder; or to delete a Guarantor which, in accordance with the terms of the Indenture, ceases to be liable on its Guarantee.

Without the consent of each Holder affected, the Company and the Trustee may not:

(1) reduce the amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the rate of or change the time for payment of interest, including default interest, on any Note;

(3) reduce the principal of or change the fixed maturity of any Note or make the Notes redeemable at the option of the Company;

(4) make any change that impairs or adversely affects the conversion rights of any Notes;

(5) after a fundamental change has occurred, reduce the fundamental change purchase price of any Note or amend or modify in any manner adverse to the Holders of Notes the Company’s obligation to make payment of that price, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(6) make any Note payable in money or securities other than that stated in such Note,

(7) make any change in the “Waiver of Past Defaults and Compliance with Indenture Provisions,” “Rights of Holders to Receive Payment” or the “With Consent of Holders” sections set forth in the Indenture;

(8) modify the ranking or priority of the Notes or any Guarantee;

(9) release any Guarantor from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the Indenture; or

(10) waive a continuing Default or Event of Default in the payment of principal of or interest on the Notes.

The right of any Holder to participate in any consent required or sought pursuant to any provision of the Indenture (and the obligation of the Company to obtain any such consent otherwise required from such

Holder) may be subject to the requirement that such Holder shall have been the Holder of record of any Notes with respect to which such consent is required or sought as of a date identified by the Trustee in a notice furnished to Holders in accordance with the terms of the Indenture.

Calculations in Respect of the Notes

Except as otherwise provided above, the Company will be responsible for making all calculations called for under the Indenture and the Notes. These calculations include, but are not limited to, determinations of the last reported sale prices of common stock, accrued interest payable on the Notes and the applicable conversion rate. The Company will make all these calculations in good faith and, absent manifest error, the Company’s calculations will be final and binding on Holders of Notes.

Concerning the Trustee

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Indenture), it must eliminate such conflict or resign. In the ordinary course of its business, the Trustee provides, and may continue to provide, service to the Company as transfer agent for the common stock and as trustee for other debt securities of the Company.

The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is not cured, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to the Trustee.

The Trustee will initially act as the conversion agent.

Governing Law

The Indenture, the Notes and the Guarantees are governed by the laws of the State of New York without giving effect to principles of conflict of laws.

Book-Entry, Settlement and Clearance

The Global Notes

The Notes will be initially issued in the form of one or more registered notes in global form, without interest coupons, which we refer to as the global notes. Upon issuance, each of the global notes will be deposited with the Trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC, which we refer to as DTC participants, or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of a global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of DTC participants designated by the underwriters; and

•	ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-Entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the underwriters are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriters; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•	will not be considered the owners or holders of the notes under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the Indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the Indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of DTC participant through which the investor owns its interest).

Payments of principal and interest (including any additional interest) with respect to the Notes represented by a global note will be made by the Trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Neither we, nor the Trustee, the registrar, paying agent nor conversion agent have or will have any responsibility for the performance by DTC or any DTC participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a Holder of the Notes, including the presentation of the Notes for exchange, only at the direction of one or more of DTC’s participants to whose account interests in the global notes are credited, and only in respect of the principal amount of the Notes represented by the global notes as to which the DTC participant or DTC participants has or have given such direction.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of an interest in a global note only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days of such notice;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or

•	an event of default in respect of the Notes has occurred and is continuing.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all terms used in the Indenture.

“Additional Notes” has the meaning set forth in “— General.”

“Bankruptcy Law” means title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“board of directors” means the board of directors of the Company or, other than when used in “— Fundamental Change” above, any authorized committee thereof.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of or in such Person’s capital stock or other equity interests.

“Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Commission” means the Securities and Exchange Commission.

“control” means, when used with respect to any Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Currency Agreement” of any Person means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect such Person or any of its Subsidiaries against fluctuations in currency values.

“Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

“Default” means any event, act or condition that is, or after notice or the passage of time or both would be, an Event of Default.

“Event of Default” has the meaning set forth in “— Events of Default.”

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect from time to time.

“Guarantee” means the guarantee of the Notes by each Guarantor under the Indenture.

“Guarantors” means (i) initially, each of:

C. Richard Dobson Builders, Inc., a Virginia corporation;
CH Investments of Texas, Inc., a Delaware corporation;
CHI Construction Company, an Arizona corporation;
CHTEX of Texas, Inc., a Delaware corporation;
Continental Homes, Inc., a Delaware corporation;
Continental Homes of Texas, L.P., a Texas limited partnership;
Continental Residential, Inc., a California corporation;
D.R. Horton — Emerald, Ltd., a Texas limited partnership;
D.R. Horton, Inc. — Birmingham, an Alabama corporation;
D.R. Horton, Inc. — Chicago, a Delaware corporation;
D.R. Horton, Inc. — Dietz-Crane, a Delaware corporation;
D.R. Horton, Inc. — Fresno, a Delaware corporation;
D.R. Horton, Inc. — Greensboro, a Delaware corporation;
D.R. Horton, Inc. — Gulf Coast, a Delaware corporation;
D.R. Horton, Inc. — Jacksonville, a Delaware corporation;
D.R. Horton, Inc. — Louisville, a Delaware corporation;
D.R. Horton, Inc. — Minnesota, a Delaware corporation;
D.R. Horton, Inc. — New Jersey, a Delaware corporation;
D.R. Horton, Inc. — Portland, a Delaware corporation;
D.R. Horton, Inc. — Sacramento, a California corporation;
D.R. Horton, Inc. — Torrey, a Delaware corporation;
D.R. Horton LA North, Inc., a Delaware corporation;
D.R. Horton Los Angeles Holding Company, Inc., a California corporation;
D.R. Horton Management Company, Ltd., a Texas limited partnership;
D.R. Horton Materials, Inc., a Delaware corporation;
D.R. Horton OCI, Inc., a Delaware corporation;
D.R. Horton VEN, Inc., a California corporation;
D.R. Horton — Schuler Homes, LLC, a Delaware limited liability company;
D.R. Horton — Texas, Ltd., a Texas limited partnership;
DRH Cambridge Homes, Inc., a California corporation;
DRH Cambridge Homes, LLC, a Delaware limited liability company;
DRH Construction, Inc., a Delaware corporation;
DRH Regrem VII, LP, a Texas limited partnership;
DRH Regrem VIII, LLC, a Delaware limited liability company;
DRH Regrem XI, Inc., a Delaware corporation;
DRH Regrem XII, LP, a Texas limited partnership;
DRH Regrem XIII, Inc., a Delaware corporation;
DRH Regrem XIV, Inc., a Delaware corporation;
DRH Regrem XV, Inc., a Delaware corporation;
DRH Regrem XVI, Inc., a Delaware corporation;
DRH Regrem XVII, Inc., a Delaware corporation;
DRH Regrem XVIII, Inc., a Delaware corporation;
DRH Regrem XIX, Inc., a Delaware corporation;
DRH Regrem XX, Inc., a Delaware corporation;

DRH Regrem XXI, Inc., a Delaware corporation;
DRH Regrem XXII, Inc., a Delaware corporation;
DRH Regrem XXIII, Inc., a Delaware corporation;
DRH Regrem XXIV, Inc., a Delaware corporation;
DRH Regrem XXV, Inc., a Delaware corporation;
DRH Southwest Construction, Inc., a California corporation;
DRH Tucson Construction, Inc., a Delaware corporation;
HPH Homebuilders 2000 L.P., a California limited partnership;
KDB Homes, Inc., a Delaware corporation;
Meadows I, Ltd., a Delaware corporation;
Meadows II, Ltd., a Delaware corporation;
Meadows VIII, Ltd., a Delaware corporation;
Meadows IX, Inc., a New Jersey corporation;
Meadows X, Inc., a New Jersey corporation;
Melmort Co., a Colorado corporation;
Melody Homes, Inc., a Delaware corporation;
Schuler Homes of Arizona, LLC, a Delaware limited liability company;
Schuler Homes of California, Inc., a California corporation;
Schuler Homes of Oregon, Inc., an Oregon corporation;
Schuler Homes of Washington, Inc., a Washington corporation;
Schuler Mortgage, Inc., a Delaware corporation;
Schuler Realty Hawaii, Inc., a Hawaii corporation;
SGS Communities at Grande Quay, L.L.C., a New Jersey limited liability company;
SHA Construction LLC, a Delaware limited liability company;
SHLR of California, Inc., a California corporation;
SHLR of Colorado, Inc., a Colorado corporation;
SHLR of Nevada, Inc., a Nevada corporation;
SHLR of Utah, Inc., a Utah corporation;
SHLR of Washington, Inc., a Washington corporation;
SRHI LLC, a Delaware limited liability company;
SSHI LLC, a Delaware limited liability company;
Vertical Construction Corporation, a Delaware corporation;
Western Pacific Funding, Inc., a California corporation;
Western Pacific Housing Co., a California Limited Partnership, a California limited partnership;
Western Pacific Housing Management, Inc., a California corporation;
Western Pacific Housing, Inc., a Delaware corporation;
Western Pacific Housing — Antigua, LLC, a Delaware limited liability company;
Western Pacific Housing — Aviara, L.P., a California limited partnership;
Western Pacific Housing — Boardwalk, LLC, a Delaware limited liability company;
Western Pacific Housing — Broadway, LLC, a Delaware limited liability company;
Western Pacific Housing — Canyon Park, LLC, a Delaware limited liability company;
Western Pacific Housing — Carmel, LLC, a Delaware limited liability company;
Western Pacific Housing — Carrillo, LLC, a Delaware limited liability company;
Western Pacific Housing — Communications Hill, LLC, a Delaware limited liability company;
Western Pacific Housing — Copper Canyon, LLC, a Delaware limited liability company;
Western Pacific Housing — Creekside, LLC, a Delaware limited liability company;
Western Pacific Housing — Culver City, L.P., a California limited partnership;
Western Pacific Housing — Del Valle, LLC, a Delaware limited liability company;
Western Pacific Housing — Lomas Verdes, LLC, a Delaware limited liability company;
Western Pacific Housing — Lost Hills Park, LLC, a Delaware limited liability company;
Western Pacific Housing — McGonigle Canyon, LLC, a Delaware limited liability company;
Western Pacific Housing — Mountaingate, L.P., a California limited partnership;
Western Pacific Housing — Norco Estates, LLC, a Delaware limited liability company;

Western Pacific Housing — Oso, L.P., a California limited partnership;
Western Pacific Housing — Pacific Park II, LLC, a Delaware limited liability company;
Western Pacific Housing — Park Avenue East, LLC, a Delaware limited liability company;
Western Pacific Housing — Park Avenue West, LLC, a Delaware limited liability company;
Western Pacific Housing — Playa Vista, LLC, a Delaware limited liability company;
Western Pacific Housing — Poinsettia, L.P., a California limited partnership;
Western Pacific Housing — River Ridge, LLC, a Delaware limited liability company;
Western Pacific Housing — Robinhood Ridge, LLC, a Delaware limited liability company;
Western Pacific Housing — Santa Fe, LLC, a Delaware limited liability company;
Western Pacific Housing — Scripps, L.P., a California limited partnership;
Western Pacific Housing — Scripps II, LLC, a Delaware limited liability company;
Western Pacific Housing — Seacove, L.P., a California limited partnership;
Western Pacific Housing — Studio 528, LLC, a Delaware limited liability company;
Western Pacific Housing — Terra Bay Duets, LLC, a Delaware limited liability company;
Western Pacific Housing — Torrance, LLC, a Delaware limited liability company;
Western Pacific Housing — Torrey Commercial, LLC, a Delaware limited liability company;
Western Pacific Housing — Torrey Meadows, LLC, a Delaware limited liability company;
Western Pacific Housing — Torrey Multi-Family, LLC, a Delaware limited liability company;
Western Pacific Housing — Torrey Village Center, LLC, a Delaware limited liability company;
Western Pacific Housing — Vineyard Terrace, LLC, a Delaware limited liability company;
Western Pacific Housing — Windemere, LLC, a Delaware limited liability company;
Western Pacific Housing — Windflower, L.P., a California limited partnership;
WPH — Camino Ruiz, LLC, a Delaware limited liability company;

and (ii) each of the Company’s Subsidiaries which becomes a guarantor of the Notes pursuant to the provisions of the Indenture, in the case of (i) and (ii) until subsequently released from its Guarantee pursuant to the provisions of the Indenture.

“Holder” means the Person in whose name a Note is registered in the books of the registrar for the Notes.

“Indebtedness” of any Person means, without duplication,

(1) any liability of such Person (a) for borrowed money or under any reimbursement obligation relating to a letter of credit or other similar instruments (other than standby letters of credit or similar instruments issued for the benefit of or surety, performance, completion or payment bonds, earnest money notes or similar purpose undertakings or indemnifications issued by, such Person in the ordinary course of business), (b) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any businesses, properties or assets of any kind or with services incurred in connection with capital expenditures (other than any obligation to pay a contingent purchase price as long as such obligation remains contingent), or (c) in respect of Capitalized Lease Obligations (to the extent of the capitalized amount thereof determined in accordance with GAAP),

(2) any Indebtedness of others described in clause (1) above that such Person has guaranteed to the extent of the guarantee, and

(3) all Indebtedness of others described in clause (1) above secured by a Security Interest on any property of such Person, whether or not such Indebtedness is assumed by such Person;

provided, that Indebtedness shall not include accounts payable, liabilities to trade creditors of such Person or other accrued expenses arising in the ordinary course of business or obligations under Currency Agreements or Interest Protection Agreements.

“Interest Protection Agreement” of any Person means any interest rate swap agreement, interest rate collar agreement, option or futures contract or other similar agreement or arrangement designed to protect such Person or any of its Subsidiaries against fluctuations in interest rates with respect to Indebtedness.

“Issue Date” means the date on which the Notes are originally issued under the Indenture.

“Non-Recourse Indebtedness” with respect to any Person means Indebtedness of such Person for which (i) the sole legal recourse for collection of principal and interest on such Indebtedness is against the specific property identified in the instruments evidencing or securing such Indebtedness (and any accessions thereto and proceeds thereof) and such property was acquired with the proceeds of such Indebtedness or such Indebtedness was incurred within 180 days after the acquisition of such property and (ii) no other assets of such Person may be realized upon in collection of principal or interest on such Indebtedness. Indebtedness which is otherwise Non-Recourse Indebtedness will not lose its character as Non- Recourse Indebtedness because there is recourse to the borrower, any guarantor or any other Person for (i) environmental or tax warranties and indemnities and such other representations, warranties, covenants and indemnities as are customarily required in such transactions, or (ii) indemnities for and liabilities arising from fraud, misrepresentation, misapplication or non-payment of rents, profits, insurance and condemnation proceeds and other sums actually received by the borrower from secured assets to be paid to the lender, waste and mechanics’ liens.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Publicly Traded Debt Securities” means any issue of debt securities of the Company or any of its Subsidiaries originally issued in a public offering registered with the Commission or in an offering pursuant to Rule 144A under the Securities Act and of which issue at least $50.0 million aggregate principal amount is outstanding.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Interest” means any mortgage, pledge, lien, or other security interest which secures the payment or performance of an obligation.

“Significant Subsidiary” means any Subsidiary of the Company which would constitute a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X under the Securities Act and the Exchange Act (as such definition is in effect on the Issue Date).

“Subsidiary” of any Person means any corporation or other entity of which a majority of the Capital Stock having ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions is at the time directly or indirectly owned or controlled by such Person.

“Successor” has the meaning set forth in “— Certain Covenants — Limitations on Mergers, Consolidations and Sale of Assets.”

“Trustee” means the party named as such above until a successor replaces such party in accordance with the applicable provisions of the Indenture and thereafter means the successor serving hereunder.

DESCRIPTION OF COMMON STOCK

Our authorized capital stock is 1,000,000,000 shares of common stock, $.01 par value, and 30,000,000 shares of preferred stock, $.10 par value. At April 30, 2009, 316,939,559 shares of common stock and no shares of preferred stock were outstanding.

Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The vote of the holders of a majority of the stock represented at a meeting at which a quorum is present is generally required to take stockholder action, unless a greater vote is required by law. The holders are not entitled to cumulative voting in the election of directors. Directors are elected by plurality vote. However, under our Corporate Governance Principles, a nominee for director who receives a greater number of “withheld” than “for” votes in an uncontested election will tender his resignation for the board of directors’ consideration and subsequent approval or rejection. The holder or holders of a majority of the outstanding shares of common stock will be able to elect our entire board of directors. At our 2009 annual meeting of stockholders held on January 29, 2009, the stockholders voted to approve a stockholder proposal requesting that the board of directors amend our governance documents to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of stockholders, with a plurality vote standard retained for contested director elections. We intend to amend our bylaws to implement the proposal prior to our next annual meeting.

Holders of common stock have no preemptive rights. They are entitled to such dividends as may be declared by our board of directors out of funds legally available for such purpose. The common stock is not entitled to any sinking fund, redemption or conversion provisions. On our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in our net assets remaining after the payment of all creditors and liquidation preferences of preferred stock, if any. The outstanding shares of common stock are duly authorized, validly issued, fully paid and nonassessable.

The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company, LLC, which currently serves as trustee for our senior notes and senior subordinated notes and will serve as trustee under the indenture for the notes offered by this prospectus supplement.

The following provisions in our charter or bylaws may make a takeover of our company more difficult:

•	an article in our charter prohibiting stockholder action by written consent;

•	an article in our charter requiring the affirmative vote of the holders of two-thirds of the outstanding shares of common stock to remove a director;

•	a bylaw limiting the persons who may call special meetings of stockholders to our board of directors or a committee authorized to call a meeting by the board or the bylaws; and

•	bylaws providing time limitations for nominations for election to the board of directors or for proposing matters which can be acted upon at stockholders’ meetings.

These provisions may delay stockholder actions with respect to business combinations and the election of new members to our board of directors. As such, the provisions could discourage open market purchases of our common stock because a stockholder who desires to participate in a business combination or elect a new director may consider them disadvantageous. Additionally, the issuance of preferred stock could delay or prevent a change of control or other corporate action.

As a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an “interested stockholder” from engaging in a “business combination” with us for three years following the date that person became an interested stockholder, unless:

•	before that person became an interested stockholder, our board of directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

•	upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding stock held by persons who are both directors and officers of our corporation or by certain employee stock plans; or

•	on or following the date on which that person became an interested stockholder, the business combination is approved by our board of directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of our outstanding voting stock excluding shares held by the interested stockholder.

An “interested stockholder” is generally a person owning 15% or more of our outstanding voting stock. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following summary describes certain United States federal income tax consequences of the acquisition, ownership and disposition of the notes and the shares of common stock into which the notes may be converted. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations and administrative and judicial decisions as of the date hereof. Legislative, judicial and administrative changes may occur, possibly with retroactive effect, that could affect the accuracy of the statements described herein. This summary is addressed only to original purchasers of the notes for their original offering price in this offering, deals only with notes or common stock held as capital assets and does not purport to address all United States federal income tax matters that may be relevant to investors in special tax situations, such as insurance companies, tax-exempt organizations, financial institutions, dealers in securities or currencies, traders in securities that elect to mark to market, holders of notes or common stock that are held as a hedge or as part of a hedging, straddle or conversion transaction, partnerships or other pass-through entities or investors therein, persons subject to alternative minimum tax, former citizens or residents of the United States, or U.S. Holders (as defined below) whose functional currency is not the United States dollar.

If a partnership (including an entity treated as a partnership for United States federal income tax purposes) holds a note or common stock, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A holder of a note or common stock that is a partnership, and the partners in such a partnership, should consult their tax advisors about the United States federal income tax consequences of holding and disposing of the notes and common stock.

This discussion does not address any tax other than U.S. federal income tax. Persons considering the purchase of the notes should consult their own tax advisors concerning the application of United States federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdictions and the application of any United States federal tax other than the income tax, including, but not limited to the United States federal gift tax and estate tax, to their particular situations.

We are taking the position and this discussion assumes that the notes will not be treated as contingent payment debt instruments under the applicable Treasury Regulations. We are taking this position even though we may be required to pay additional interest if we fail to timely file certain required documents with the SEC, because we believe the likelihood that we will be obligated to pay any such additional interest is remote, and that any such payments would be considered incidental. Our position is not binding on the Internal Revenue Service (“IRS”). If the IRS were to successfully challenge our position, a holder of the notes subject to U.S. federal income tax may be required to accrue interest income based upon a “comparable yield,” regardless of the holder’s method of accounting. The “comparable yield” is the yield at which we would issue a fixed rate non-convertible debt instrument with no contingent payments, but with terms and conditions similar to those of the notes, and such yield would be higher than the stated coupon on the notes. In addition, any gain on the sale, exchange, retirement or other taxable disposition of the notes (including any gain realized on the conversion of a note) would be recharacterized as ordinary income.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of a note, or shares of common stock received upon conversion thereof, that is, for U.S. federal income tax purposes, (i) a citizen or individual resident of the United States, (ii) a corporation (including an entity treated as a corporation for United States federal income tax purposes) created or organized in the United States, any state thereof or the District of Columbia, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more “United States persons” (as defined under the Code) are authorized to control all substantial decisions of the trust (and certain trusts that have made a valid election to be treated as a United States person).

Payments of Interest

Interest paid on a note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s method of accounting for federal income tax purposes.

Sale, Exchange or Retirement of the Notes (Other Than a Conversion)

Except as described below under “— Conversion of the Notes into Common Stock” and “— Conversion of the Notes into Common Stock and Cash”, upon the sale, exchange or retirement of a note (including any purchase of notes by us in the case of a fundamental change), a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the U.S. Holder’s adjusted tax basis in the note. For these purposes, the amount realized does not include any amount attributable to accrued interest. Amounts attributable to accrued interest are treated as interest as described under “— Payments of Interest” above. A U.S. Holder’s adjusted tax basis in a note will generally equal the amount that the U.S. Holder paid for the note.

Gain or loss realized on the sale, exchange or retirement of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement the note has been held for more than one year. Long-term capital gains recognized by non-corporate U.S. Holders currently are taxed at a maximum 15 percent federal rate (effective for tax years through 2010, after which the maximum rate is scheduled to increase to 20 percent). The deductibility of capital losses may be subject to limitations.

Conversion of the Notes into Common Stock

Except as discussed below, a U.S. Holder generally will not recognize gain or loss upon the conversion of a note solely into shares of our common stock. The fair market value of any common stock received with respect to accrued interest will be taxed as such, as discussed under “— Payments of Interest” above.

A U.S. Holder’s tax basis in the common stock received upon a conversion of a note (other than common stock received with respect to accrued interest) will equal the tax basis of the note that was converted (excluding the portion of such tax basis that is allocable to any cash in lieu of a fractional share, as described in the paragraph below). A U.S. Holder’s tax basis in the common stock received with respect to accrued interest will equal the fair market value of the stock received.

Receipt of cash in lieu of a fractional common share will generally be treated as if such fractional common share were issued and then sold back to us immediately thereafter, and a U.S. Holder will recognize capital gain or loss upon such sale in an amount equal to the difference between the amount of cash received and the amount of adjusted tax basis allocable to the fractional common share. A U.S. Holder’s tax basis in a fractional share will be determined by allocating the holder’s tax basis in the notes being converted between the common stock received upon conversion and the fractional share, in accordance with their respective fair market values.

The U.S. Holder’s holding period for the common stock received will include the holder’s holding period for the note converted, except that the holding period of any common stock received with respect to accrued interest will commence on the day after the date of receipt.

Conversion of the Notes into Cash

If a U.S. Holder converts a note and receives from us solely cash, the holder will recognize gain or loss in the same manner as if such holder had disposed of the note in a taxable disposition as described under “— Sale, Exchange or Retirement of the Notes (Other Than a Conversion)” above.

Conversion of the Notes into Common Stock and Cash

If a U.S. Holder converts a note and receives from us a combination of common stock and cash, we intend to take the position (and the following discussion assumes except where otherwise expressly noted) that the conversion will be treated as a recapitalization for U.S. federal income tax purposes, although the tax treatment is uncertain.

Assuming such treatment is correct, a U.S. Holder will recognize capital gain, but not loss, equal to the excess of the sum of the fair market value of the common stock (including any fractional share for which cash is received) and cash received (other than amounts attributable to accrued interest, which will be taxed as ordinary interest income to the extent not previously so taxed, and any cash received in lieu of a fractional share) over the holder’s adjusted tax basis in the note, but in no event will the capital gain recognized exceed the amount of cash received (excluding cash attributable to accrued interest or received in lieu of a fractional share).

In such circumstances, a U.S. Holder’s tax basis in the common stock received upon a conversion of a note (other than common stock received with respect to accrued interest, but including any basis allocable to a fractional share) will equal the tax basis of the note that was converted, reduced by the amount of cash received (excluding cash received in lieu of a fractional share and cash attributable to accrued interest), and increased by the amount of gain, if any, recognized as described in the preceding paragraph. A U.S. Holder’s tax basis in the common stock received with respect to accrued interest will equal the fair market value of the stock received.

Receipt of cash in lieu of a fractional common share will generally be treated as if such fractional common share were issued and then sold back to us immediately thereafter, and a U.S. Holder will recognize capital gain or loss upon such sale in an amount equal to the difference between the amount of cash received and the amount of adjusted tax basis allocable to the fractional common share. A U.S. Holder’s tax basis in a fractional share will be determined by allocating the portion of the holder’s tax basis in the note being converted that is allocated to common stock in accordance with the preceding paragraph (including any basis allocable to a fractional share) between the common stock received upon conversion and the fractional share, in accordance with their respective fair market values.

Capital gain recognized by U.S. Holders upon conversion will be long-term capital gain if at the time of conversion the notes have been held for more than one year. Long-term capital gains recognized by non-corporate U.S. Holders currently are taxed at a maximum 15 percent federal rate (effective for tax years through 2010, after which the maximum rate is scheduled to increase to 20 percent).

A U.S. Holder’s holding period for common stock received upon conversion will include the period during which such holder held the notes, except that the holding period of any common stock received with respect to accrued interest will commence on the day after the date of receipt.

The conversion of a note and consequent receipt of both common stock and cash might alternatively be characterized as a sale of a portion of the note for the cash received which would be subjected to tax in the manner described under “— Sale, Exchange or Retirement of the Notes (Other Than a Conversion)” above and as a conversion of a portion of the note into common stock, which would be treated in the manner described under “— Conversion of the Notes Into Common Stock” above. Under this alternative characterization, a U.S. holder would not recognize gain or loss with respect to our common stock received (other than stock attributable to accrued interest and any fractional share deemed sold for cash), and the U.S. Holder’s holding period for such stock would include the period during which such holder held the notes. In such case, the holder’s basis in the note being converted would be allocated pro rata between the common stock (other than any stock attributable to accrued interest, but including any fractional share for which cash is received) and cash received, in accordance with their fair market values.

U.S. Holders should consult their tax advisors regarding the tax treatment of the receipt of cash and common stock for notes upon conversion.

Possible Effect of a Consolidation or Merger

In certain situations, we may consolidate with or merge into another entity (as described above under “Description of Notes — Conversion Rights”). Depending on the circumstances, a change in the obligor of the notes as the result of a consolidation or merger could result in a deemed taxable exchange to a U.S. Holder and the modified note could be treated as newly issued at that time, potentially resulting in the recognition of taxable gain or loss.

Constructive Dividends

The conversion rate of the notes will be adjusted in certain circumstances. See the discussion under the heading “Description of Notes — Conversion Rights — Conversion Rate Adjustments” and “Description of Notes — Conversion Rights — Adjustment to Shares Delivered upon Conversion upon Certain Corporate Transactions.” Adjustments (or failures to make adjustments to other classes of outstanding convertible instruments, options or warrants) that have the effect of increasing a U.S. Holder’s proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to a U.S. Holder for U.S. federal income tax purposes. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not be considered to result in a deemed distribution to a U.S. Holder. Certain of the possible conversion rate adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, a U.S. Holder will be deemed to have received a distribution even though the U.S. Holder has not received any cash or property as a result of such adjustments. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code. It is not clear under existing law whether a constructive dividend deemed paid to a non-corporate U.S. Holder would be eligible for the preferential rates of U.S. federal income tax applicable in respect of certain dividends received. It is also unclear under existing law whether corporate holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends. Because a constructive dividend deemed received by a U.S. Holder would not give rise to any cash from which any applicable withholding tax could be satisfied, if we pay backup withholding taxes on behalf of a U.S. Holder (because such U.S. Holder failed to establish an exemption from backup withholding), we may, at our option and pursuant to certain provisions of the indenture, set-off any such payment against payments of cash and common stock payable on the notes.

Taxation of Distributions Paid On Common Stock

To the extent paid out of current or accumulated earnings and profits, distributions paid on common shares, other than certain pro rata distributions of common shares, will be treated as a taxable dividend when received. If a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the U.S. Holder’s investment, up to the U.S. Holder’s tax basis in the common stock (determined on a share-by-share basis). Any remaining excess will be treated as a capital gain. Dividends received by non-corporate U.S. Holders in tax years beginning prior to 2011 will be eligible to be taxed at reduced rates if the U.S. Holders meet certain holding period and other applicable requirements. Dividends received by corporate U.S. Holders will be eligible for the dividends-received deduction if the U.S. Holders meet certain holding period and other applicable requirements.

Sale or Other Disposition of Common Stock

For U.S. federal income tax purposes, gain or loss a U.S. Holder realizes on the sale or other disposition of common stock generally will be capital gain or loss, and generally will be long-term capital gain or loss if the holding period for the common stock is more than one year. The amount of the U.S. Holder’s gain or loss will be equal to the difference between the amount realized on the disposition and the U.S. Holder’s adjusted tax basis in the common stock disposed of. Long-term capital gains recognized by non-corporate U.S. Holders currently are taxed at a maximum 15 percent federal rate (effective for tax years through 2010, after which the maximum rate is scheduled to increase to 20 percent). The deductibility of capital losses may be subject to limitations.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with payments on the notes, dividends on the common stock and the proceeds from a sale or other disposition of the notes or the common stock. A U.S. Holder will be subject to U.S. backup withholding on these payments if the U.S. Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Tax Consequences to Non-U.S. Holders

A “Non-U.S. Holder” is a beneficial owner of a note, or common stock received upon conversion thereof, that is an individual, corporation, estate or trust and is not a U.S. Holder.

Payments on the Notes

Subject to the discussion below concerning backup withholding, payments of interest on the notes that is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States to any Non-U.S. Holder will not be subject to U.S. federal withholding tax, provided that,

•	the Non-U.S. Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•	the Non-U.S. Holder is not a bank receiving certain types of interest; and

•	the certification requirement described below has been fulfilled with respect to the beneficial owner.

Interest that does not meet the foregoing requirements will be subject to a 30% U.S. federal withholding tax unless (i) such withholding tax is eliminated or reduced by an applicable income tax treaty or (ii) such interest is effectively connected with a U.S. trade or business of the Non-U.S. Holder.

Interest on a note that is not effectively connected income will not be exempt from withholding tax unless the beneficial owner of the note certifies on a properly executed IRS Form W-8BEN, under penalties of perjury, that it is not a United States person, and, if required, that it is eligible for the benefits of an applicable income tax treaty.

If a Non-U.S. Holder of a note is engaged in a trade or business in the United States, and if interest, on the note is effectively connected with the conduct of this trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs (provided that the Non-U.S. Holder provides us a properly executed IRS Form W-8ECI or W-8BEN), will generally be taxed in the same manner as a U.S. Holder (see “Tax Consequences to U.S. Holders” above), subject to an applicable income tax treaty providing otherwise. In addition, a corporate Non-U.S. Holder may be subject to a branch profits tax at a rate of 30 percent (or a lower treaty rate) with respect to its effectively connected earnings and profits attributable to the interest.

Sale, Exchange or Other Disposition of Notes or Shares of Common Stock

A Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain recognized on a sale or other disposition of notes or common stock, unless:

•	the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States,

•	the Non-U.S. Holder is an individual who is present in the U.S. for at least 183 days in the taxable year of the disposition and certain other requirements are met, or

•	we are or have been a U.S. real property holding corporation (a “USRPHC”), as defined in the Code, at any time within the five-year period preceding the disposition or the Non-U.S. Holder’s holding period, whichever period is shorter, and either (a) the notes or common stock has ceased to be traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs or (b) the Non-U.S. Holder beneficially owns, or is deemed to own, more than 5 percent of our common stock or more than 5 percent of the notes.

If a Non-U.S. Holder is described in the first bullet point above, the Non-U.S. Holder will generally be taxed in the same manner as a U.S. Holder (see “Tax Consequences to U.S. Holders” above), subject to an applicable income tax treaty providing otherwise. In addition, a corporate Non-U.S. Holder may be subject to a branch profits tax at a rate of 30 percent (or a lower treaty rate) with respect to its effectively connected earnings and profits attributable to the gain. If a Non-U.S. Holder is described in the second bullet point, the Non-U.S. Holder will be subject to a 30% flat rate tax on the gain (offset by certain U.S. source capital losses) unless an applicable income tax treaty provides otherwise.

Regarding the third bullet point, we believe we may currently be, and we anticipate we may continue to be, a USRPHC, and in any event we can give no assurance that in the future we will not be a USRPHC. See “Foreign Investment in Real Property Tax Act,” below.

Dividends

Dividends (including deemed dividends on the notes described above under “Tax Consequences to U.S. Holders — Constructive Dividends”) paid to a Non-U.S. Holder of common stock generally will be subject to withholding tax at a 30 percent rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN certifying its entitlement to benefits under a treaty. In the case of any constructive dividend, it is possible that the U.S. federal withholding tax on the constructive dividend would be withheld from interest, shares of common stock or sales proceeds subsequently paid or credited to a Non-U.S. Holder.

The withholding tax does not apply to dividends paid to a Non-U.S. Holder who provides a properly executed Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the Non-U.S. Holder were a U.S. Holder. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30 percent (or a lower treaty rate) on such Non-U.S. Holder’s earnings and profits attributable to such dividends.

Foreign Investment in Real Property Tax Act

Under U.S. federal income tax laws enacted as part of the Foreign Investment in Real Property Tax Act (“FIRPTA”), any person that acquires a “United States real property interest” (“USRPI”) (as described below) from a Non-U.S. Holder, or that makes a distribution to a Non-U.S. Holder with respect to a USRPI, generally must deduct a U.S. federal withholding tax equal to 10% of the gross proceeds paid to the Non-U.S. Holder (or possibly, in the case of a distribution, equal to 30% if such person follows certain procedures under U.S. Treasury Regulations under section 1441 of the Code) (referred to as “FIRPTA withholding”). In addition, a Non-U.S. Holder that disposes of a USRPI, or that receives a distribution with respect to a USRPI, may be required to pay additional U.S. federal income tax with respect to such disposition or distribution to the extent that any FIRPTA withholding is not sufficient to otherwise fully satisfy such Non-U.S. Holder’s tax liabilities (referred to as the “FIRPTA tax”). In general, a Non-U.S. Holder that is subject to FIRPTA withholding or the FIRPTA tax will be required to timely file a U.S. federal income tax return reporting any required amounts as income effectively connected with the conduct of a trade or business in the U.S. and pay any FIRPTA tax due upon the filing of such return (or, depending upon the circumstances, earlier through estimated payments).

For purposes of FIRPTA withholding and the FIRPTA tax, a USRPI generally includes any interest (other than an interest solely as a creditor) in a U.S. corporation, unless it is established under specified procedures that the U.S. corporation was not a USRPHC at any time during the shorter of either (i) the 5-year period ending on the date of the relevant disposition or distribution or (ii) the period during which the applicable Non-U.S. Holder held an interest in the U.S. corporation. In general, a U.S. corporation is classified as a USRPHC if the fair market value of its interests in U.S. real property equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus any other assets used or held for use in its trade or business. However, even if a U.S. corporation is generally classified as a USRPHC, an exemption to FIRPTA withholding and the FIRPTA tax may be available pursuant to U.S. Treasury Regulations issued under section 897 and section 1445 of the Code. In particular, although existing law is not entirely clear, under U.S. Treasury Regulation sections 1.897-1(c)(2)(iii)(A) and 1.897-9T(b) an interest held by a Non-U.S. Holder generally will not be treated as a USRPI (and therefore an exemption to FIRPTA withholding and the FIRPTA tax generally will be available) if (i) a class of the U.S. corporation’s convertible notes or stock is regularly traded on an established securities market and (ii) such non-U.S. Holder has never directly, indirectly, or constructively held more than 5% of the total fair market value of that class of notes or stock (such a Non-U.S. Holder is referred to as a “non-significant Non-U.S. Holder”). For purposes of determining whether a Non-U.S. Holder is a non-significant Non-U.S. Holder, a number of special rules apply, including certain ownership attribution rules.

Based on the current and potential future composition of our assets, we believe that we may currently be a USRPHC and, even if we are not currently a USRPHC, we can give no assurance that we may not become a USRPHC in the future or that we may not have been a USRPHC in the past. However, based on our expectation that both the notes and our common stock will be regularly traded on an established securities market by the end of 2009 and will remain so in the future, we intend to take the position that (i) neither the notes nor our common stock will constitute USRPIs to a non-significant Non-U.S. Holder and (ii) no FIRPTA withholding will be required (even if a Non-U.S. Holder is not a non-significant Non-U.S. Holder).

However, it is possible the IRS could disagree with our position, in which case we may be liable for our failure to withhold amounts in respect of FIRPTA withholding and Non-U.S. Holders may be liable for FIRPTA tax, including interest and penalties if they fail to timely file a U.S. federal income tax return and pay such tax when due. Furthermore, purchasers may generally be required to withhold amounts in respect of FIRPTA withholding upon their acquisition of a note or common stock from a Non-U.S. Holder, and may not agree with the position that we intend to take regarding the applicability of the potential exceptions to FIRPTA described above. If a Non-U.S. Holder does not qualify as a non-significant Non-U.S. Holder by providing timely certification in a manner acceptable to us using forms effectively provided by us, or if we otherwise determine in our sole discretion that a change in applicable facts and circumstances or change in applicable law or guidance or interpretation thereof has occurred, we generally intend to withhold 10% of certain amounts payable to Non-U.S. Holders in respect of the notes or common stock (or possibly 30% with respect to distributions pursuant to procedures under section 1441 of the Code) in order to satisfy our FIRPTA withholding obligations (including, without limitation, upon a conversion of the notes).

Non-U.S. Holders are urged to consult their own tax advisors as to whether the sale, exchange, repurchase, redemption, or conversion of the notes or possibly a sale, exchange, repurchase, or redemption of the common stock, or whether any actual or deemed distributions, may be subject to U.S. federal income tax under FIRPTA, regardless of whether we or any other purchaser withholds in order to satisfy FIRPTA withholding obligations. In addition, Non-U.S. Holders are urged to consult their own tax advisors regarding the tax consequences of acquiring, owning and disposing of a note or common stock, including any potential obligation of a purchaser to withhold certain amounts under FIRPTA upon the acquisition of a note or common stock. If an applicable exemption is available (by reason of a Non-U.S. Holder qualifying as a non-significant Non-U.S. Holder or otherwise), any amounts withheld by us or other purchasers generally will be refunded or credited against a Non-U.S. Holder’s U.S. federal income tax liability provided the required forms and information are timely furnished to the IRS.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with payments on the notes and on the common stock. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a

United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition (including a retirement or redemption) of the notes or common stock and the Non-U.S. Holder may be subject to United States backup withholding on payments on the notes and on the common stock and on the proceeds from a sale or other disposition (including a retirement or redemption) of the notes or common stock. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

UNDERWRITING

Citigroup Global Markets Inc. is acting as book running manager of the offering and as representative of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the aggregate principal amount of notes set forth opposite the underwriter’s name:

Underwriter	Principal Amount of Notes

Citigroup Global Markets Inc.	$
J.P. Morgan Securities Inc.
UBS Securities LLC
Wachovia Capital Markets, LLC

Total		$400,000,000

The underwriters are committed to purchase all of the notes offered by us (other than those covered by the over-allotment option described below) if they purchase any notes. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the notes directly to the public at the initial public offering price set forth on the cover page of this prospectus supplement and to certain dealers at a discount from the initial public offering price of up to     % of the principal amount of the notes. After the initial offering of the notes to the public, the offering price and other selling terms may be changed by the underwriters. Sales of notes made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to an additional $60,000,000 aggregate principal amount of notes at the initial offering price less the underwriters’ discount. Notes issued pursuant to the exercise, if any, of this option, must be issued not later than June 10, 2009. The underwriters may exercise the option solely to cover over-allotments. If any notes are purchased with this over-allotment option, the underwriters will purchase notes in approximately the same proportion as shown in the table above. If any additional notes are purchased, the underwriters will offer the additional notes on the same terms as those on which the notes are being offered.

The following table shows the per note and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us of the offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.

Total
	Per Note		No Exercise	Full Exercise

Public offering price(1)		%	$	$
Underwriting discounts and commissions		%	$	$
Proceeds, before expenses(1)		%	$	$

(1)	Plus accrued interest from May , 2009 if settlement occurs after that date.

The estimated offering expenses payable by us, exclusive of underwriting discounts and commissions, are approximately $1 million.

We have agreed with the underwriters not to sell, contract to sell or otherwise dispose of any shares of common stock (other than any shares issued upon conversion of the notes) or any securities convertible into or exercisable or exchangeable for common stock (other than the notes), or grant any options, warrants or other rights to purchase common stock, for a period of 60 days after the date of this prospectus supplement, without the prior written consent of Citigroup Global Markets Inc.; provided, however, that we are not prohibited from (i) the grant of options pursuant to stock option or other employee benefit plans, (ii) the issuance of common stock upon exercise of options or other rights to acquire common stock granted under stock option or other employee benefit plans, or (iii) contracts for and the sale or issuance of common stock or options, warrants or other rights to purchase common stock in connection with the acquisition of a business or property or assets by us or any of our subsidiaries or in connection with any business combination.

Our directors and executive officers have entered into lock up agreements with the underwriters pursuant to which our directors and executive officers, for a period of 60 days after the date of this prospectus supplement, may not, without the prior written consent of Citigroup Global Markets Inc., (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for common stock, (2) enter into any swap or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, (3) make any demand for or exercise any right with respect to the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock or (4) publicly disclose the intention to take any action described in clauses (1), (2) or (3) above.

Notwithstanding the above, the underwriters have agreed in the underwriting agreement that the lock-up agreement will not apply with respect to (i) sales of any shares of common stock issuable upon exercise of any options to purchase common stock that will expire during the 60-day lock up period; (ii) sales of common stock issued upon exercise of outstanding options to purchase common stock in amounts not to exceed the cost of covering the exercise price of such options and any taxes associated with such exercise; (iii) transfers to us of common stock in connection with the exercise of outstanding options to purchase common stock solely to pay the option exercise price or any taxes required to be withheld by us; and (iv) transfers of shares of common stock or any security convertible into common stock as a bona fide gift or by will or intestacy, or to a trust, partnership or other entity for the benefit of the director or officer or the immediate family of the director or officer; provided that any donee, distributee or transferee thereof shall deliver a lock-up agreement in substantially the same form as the letter agreement delivered by the director or officer and that the transfer shall not involve any disposition for value; provided further, that notwithstanding anything to the contrary in the lock up agreement, the foregoing shall not restrict the sale of up to 100,000 shares of common stock by our Chairman of the Board and up to 50,000 shares of common stock by each other director or executive officer.

We have applied for listing of the notes, the related guarantees and the shares of stock issuable upon conversion of the notes on the New York Stock Exchange. The notes are a new issue of securities and there is currently no trading market for the notes. Each underwriter has advised us that it intends to make a market in the notes, but no underwriter is obligated to do so. Any underwriter may discontinue any market making in the notes at any time in its sole discretion without notice. Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices you receive when you sell will be favorable.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling notes in the open market for the purpose of preventing or retarding a decline in the market price of the notes while this offering is in progress. These stabilizing transactions may include making short sales of the notes, which involves the sale by the underwriters of a greater number of notes than they are required to purchase in this offering, and purchasing notes on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over allotment option, in whole or in part, or by purchasing notes in the open market. In making this determination, the underwriters will consider, among other things, the price of notes available for purchase in the open market compared to the price at which the underwriters may purchase notes through the over allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase notes in the open market to cover the position. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

The underwriters have advised us that, pursuant to Regulation M promulgated under the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the notes, including the imposition of penalty bids. This means that if the representative of the underwriters purchase notes in the open market in stabilizing transactions or to cover short sales, the representative can require the underwriters that sold those notes as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes, and, as a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions in the over the counter market or otherwise.

A prospectus supplement and accompanying prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate an aggregate principal amount of notes to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking (including letter of credit arrangements), financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

We expect that delivery of the notes will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which will be the fifth business day following the date of pricing the notes (such settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the SEC under the Exchange Act, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing or the next two succeeding business days will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing or the next two succeeding business days should consult their own advisors.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), from and including the date on which the European Union Prospectus Directive (the “EU Prospectus Directive”) is implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of securities described in this prospectus may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive) subject to obtaining the prior consent of the book-running manger for any such offer; or

•	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State and the expression EU Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Notice to Prospective Investors in the United Kingdom

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

Neither this prospectus supplement nor any other offering material relating to the notes de-scribed in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The notes have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the notes has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the notes to the public in France.

Such offers, sales and distributions will be made in France only:

•	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•	in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The notes may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

The notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, notes, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

•	to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

LEGAL MATTERS

The validity of the notes offered by this prospectus supplement and the common stock issuable upon conversion of the notes will be passed upon for us by Gibson, Dunn & Crutcher LLP, Dallas, Texas. Certain legal matters in connection with this offering will be passed upon for the underwriters by Cahill Gordon & Reindel LLP, New York, New York.

EXPERTS

The financial statements of D.R. Horton, Inc. as of September 30, 2008 and for the year then ended and management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2008 (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the annual report on Form 10-K of D.R. Horton, Inc. for the year ended September 30, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of D.R. Horton, Inc. as of September 30, 2007 and for the two years in the period ended September 30, 2007 appearing in D.R. Horton, Inc.’s Annual Report (Form 10-K) for the year ended September 30, 2008 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

D.R. Horton, Inc.

Debt Securities,
Preferred Stock, Depositary Shares,
Common Stock, Warrants,
Stock Purchase Contracts and Stock Purchase Units

Trust Preferred Securities of DRH Capital Trust I,
DRH Capital Trust II and DRH Capital Trust III
and Related Subordinated Trust Debt Securities
and Guarantees of D.R. Horton, Inc.

Units of These Securities

We will provide specific terms of these securities in supplements to this prospectus at the time we offer or sell any of these securities. You should read this prospectus and any supplement carefully before you invest.

Investing in these securities involves risks. See “Risk Factors” beginning on page 1 and in the prospectus supplement we will deliver with this prospectus.

Our common stock is listed on the New York Stock Exchange under the symbol “DHI.”

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated June 13, 2006

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

Unless the context otherwise requires, the terms the “Company,” “we” and “our” refer to D.R. Horton, Inc., a Delaware corporation, and its predecessors and subsidiaries.

FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus and the information incorporated by reference into this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s beliefs as well as assumptions made by, and information currently available to, management. These forward-looking statements typically include the words “anticipate,” “believe,” “consider,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “objective,” “plan,” “projection,” “seek,” “strategy,” “target” or other words of similar meaning. These forward-looking statements involve risks, uncertainties and other factors that may cause our actual results to differ materially from the expectations or results we discuss in the forward-looking statements. These risks, uncertainties and other factors include, but are not limited to:

•	changes in general economic, real estate construction and other business conditions;

•	changes in interest rates, the availability of mortgage financing or the effective cost of owning a home;

•	the effects of governmental regulations and environmental matters;

•	our substantial debt;

•	competitive conditions within our industry;

•	the availability of capital;

•	our ability to effect our growth strategies successfully; and

•	the uncertainties inherent in warranty and construction defect claims matters.

We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in additional documents incorporated into this prospectus by reference should be consulted.

For further factors you should consider, please refer to the “Risk Factors” section beginning on page 1 of this prospectus and the “Risk Factors” and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in our annual report on Form 10-K for the year ended September 30, 2005 and our quarterly reports on Form 10-Q for the quarters ended December 31, 2005 and March 31, 2006.

ii

RISK FACTORS

Before purchasing any securities we may offer, you should consider all of the information set forth in this prospectus, in the prospectus supplement we will deliver with this prospectus, and in the information incorporated by reference. In particular, you should evaluate the risk factors relating to our business set forth below and the risk factors set forth in the prospectus supplement we will deliver with this prospectus. It is anticipated that the prospectus supplement will contain a description of the risks relating to the securities we may offer with the prospectus supplement.

Because of the cyclical nature of our industry, future changes in general economic, real estate construction or other business conditions could adversely affect our business or our financial results.

Cyclical Industry.  The homebuilding industry is cyclical and is significantly affected by changes in general and local economic conditions, such as:

•	employment levels;

•	availability of financing for homebuyers;

•	interest rates;

•	consumer confidence;

•	demographic trends; and

•	housing demand.

These may occur on a national scale or may affect some of the regions or markets in which we operate more than others. If adverse conditions affect any of our larger markets, they could have a proportionately greater impact on us than on some other homebuilding companies.

An oversupply of alternatives to new homes, such as rental properties and used or foreclosed homes, including homes held for sale by investors, could also depress new home prices and reduce our margins on the sales of new homes.

Risks Related to National Security.  Continued military deployments in the Middle East and other overseas regions, terrorist attacks, other acts of violence or threats to national security, and any corresponding response by the United States or others, or related domestic or international instability, may adversely affect general economic conditions or cause a slowdown of the national economy.

Inventory Risks.  Inventory risks can be substantial for our homebuilding business. Our long-term ability to build homes depends upon our acquiring land suitable for residential building at affordable prices in locations where our potential customers want to live. We must anticipate demand for new homes and continuously seek and make acquisitions of land for replacement and expansion of land inventory within our current markets and for expansion into new markets. In some markets, this has become more difficult and costly.

Our current goal is to own or control approximately a three to four year supply of land and building lots. The risks inherent in controlling or purchasing and developing land increase as consumer demand for housing decreases. Thus, we may have acquired options on or bought and developed land at a cost we will not be able to recover fully or on which we cannot build and sell homes profitably. Our deposits for building lots controlled under option or similar contracts may be put at risk. The market value of undeveloped land, building lots and housing inventories can also fluctuate significantly as a result of changing market conditions. We cannot make any assurances that the measures we employ to manage inventory risks and costs will be successful.

In addition, inventory carrying costs can be significant and can result in reduced margins or losses in a poorly performing project or market. In the event of significant changes in economic or market conditions, we may have to sell homes or land for a lower profit margin or at a loss.

Supply Risks.  The homebuilding industry has from time to time experienced significant difficulties that can affect the cost or timing of construction, including:

•	shortages of qualified trades people;

•	reliance on local subcontractors, who may be inadequately capitalized;

•	shortages of materials; and

•	volatile increases in the cost of materials, particularly increases in the price of lumber, drywall and cement, which are significant components of home construction costs.

Risks from Nature.  Weather conditions and natural disasters, such as hurricanes, tornadoes, earthquakes, volcanic activity, droughts, floods and wildfires, can harm our homebuilding business. These can delay home closings, adversely affect the cost or availability of materials or labor, or damage homes under construction. The climates and geology of many of the states in which we operate, including California, Florida and Texas, where we have some of our larger operations, present increased risks of adverse weather or natural disaster.

Possible Consequences.  As a result of the foregoing matters, in the future, potential customers may be less willing or able to buy our homes, or we may take longer or incur more costs to build them. We may not be able to recapture increased costs by raising prices in many cases because of market conditions or because we fix our prices in advance of delivery by signing home sales contracts. We may be unable to change the mix of our home offerings or the affordability of our homes to maintain our margins or satisfactorily address changing market conditions in other ways. In addition, cancellations of home sales contracts in backlog may increase beyond historical rates as homebuyers cancel or do not honor their contracts.

Our financial services business is closely related to our homebuilding business as it originates mortgage loans principally to purchasers of the homes we build. A decrease in the demand for our homes because of the foregoing matters could also adversely affect the financial results of this segment of our business. A return of consumer preferences for adjustable-rate and other low-margin loans could also adversely affect our financial services results. An increase in the default rate on the mortgages we originate could adversely affect the pricing we receive upon the sale of mortgages that we originate in the future.

Future increases in interest rates, reductions in mortgage availability or increases in the effective costs of owning a home could prevent potential customers from buying our homes and adversely affect our business or our financial results.

Most of our customers finance their home purchases through lenders providing mortgage financing. In recent years interest rates have been at historical lows. Many homebuyers have also chosen adjustable rate, interest only or other mortgages that involve initial lower monthly payments. As a result, new homes have been more affordable. Increases in interest rates or decreases in the availability of mortgage financing, however, could reduce the market for new homes. Potential homebuyers may be less willing or able to pay the increased monthly costs or to obtain mortgage financing that exposes them to interest rate changes. Lenders may increase the qualifications needed for mortgages or adjust their terms to address any increased credit risk. Even if potential customers do not need financing, changes in interest rates and mortgage availability could make it harder for them to sell their current homes to potential buyers who need financing. These matters could adversely affect the sales or pricing of our homes and could also reduce the volume or margins in our financial services business. The impact on our financial services business could be compounded to the extent we are unable to match interest rates and amounts on loans we have committed to originate through the various hedging strategies we employ.

In addition, we believe that the availability of FHA and VA mortgage financing is an important factor in marketing some of our homes. We also believe that the liquidity provided by Fannie Mae and Freddie Mac to the mortgage industry is important to the housing market. However, the federal government has sought to limit the size of the home-loan portfolios and operations of these two government-sponsored enterprises. Any limitations or restrictions on the availability of the financing or on the liquidity provided by them could adversely affect interest rates, mortgage financing and our sales of new homes and mortgage loans.

Significant expenses of owning a home, including mortgage interest expense and real estate taxes, generally are deductible expenses for an individual’s federal, and in some cases state, income taxes, subject to various limitations under current tax law and policy. If the federal government or a state government changes its income tax laws, as has been discussed, to eliminate or substantially modify these income tax deductions, the after-tax cost of owning a new home could increase for many of our potential customers. The resulting loss or reduction of homeowner tax deductions, if such tax law changes were enacted without offsetting provisions, could adversely impact demand for and sales prices of new homes.

Governmental regulations could increase the cost and limit the availability of our development and homebuilding projects or affect our related financial services operations and adversely affect our business or our financial results.

We are subject to extensive and complex regulations that affect land development and home construction, including zoning, density restrictions, building design and building standards. These regulations often provide broad discretion to the administering governmental authorities as to the conditions we must meet prior to being approved, if approved at all. We are subject to determinations by these authorities as to the adequacy of water or sewage facilities, roads or other local services. In addition, in many markets government authorities have implemented no growth or growth control initiatives. Any of these can limit, delay or increase the costs of development or homebuilding.

New housing developments may be subject to various assessments for schools, parks, streets and other public improvements, which could cause an increase in the effective prices for our homes. In addition, increases in property tax rates by local governmental authorities, as experienced in response to reduced federal and state funding, can adversely affect the ability of potential customers to obtain financing or their desire to purchase new homes.

We also are subject to a variety of local, state and federal laws and regulations concerning protection of health, safety and the environment. The impact of environmental laws varies depending upon the prior uses of the building site or adjoining properties and may be greater in areas with less supply where undeveloped land or desirable alternatives are less available. These matters may result in delays, may cause us to incur substantial compliance, remediation and other costs, and could prohibit or severely restrict development and homebuilding activity in environmentally sensitive regions or areas.

Our financial services operations are also subject to numerous federal, state and local laws and regulations. These include eligibility requirements for participation in federal loan programs and compliance with consumer lending and similar requirements such as disclosure requirements, prohibitions against discrimination and real estate settlement procedures. They may also subject our operations to examination by the applicable agencies. These may limit our ability to provide mortgage financing or title services to potential purchasers of our homes.

Our substantial debt could adversely affect our financial condition.

We have a significant amount of debt. As of March 31, 2006, our consolidated debt was $5,523.7 million. In the ordinary course of business, we may incur significant additional debt, to the extent permitted by our revolving credit facility and our indentures.

Possible Consequences.  The amount of our debt could have important consequences. For example, it could:

•	limit our ability to obtain future financing for working capital, capital expenditures, acquisitions, debt service requirements or other requirements;

•	require us to dedicate a substantial portion of our cash flow from operations to payment of our debt and reduce our ability to use our cash flow for other purposes;

•	limit our flexibility in planning for, or reacting to, the changes in our business;

•	place us at a competitive disadvantage because we have more debt than some of our competitors; and

•	make us more vulnerable in the event of a downturn in our business or in general economic conditions.

Dependence on Future Performance.  Our ability to meet our debt service and other obligations will depend upon our future financial performance. We are engaged in businesses that are substantially affected by changes in economic conditions. Our revenues and earnings vary with the level of general economic activity in the markets we serve. Our businesses are also affected by financial, political, business and other factors, many of which are beyond our control. The factors that affect our ability to generate cash can also affect our ability to raise additional funds for these purposes through the sale of debt or equity securities, the refinancing of debt, or the sale of assets. Changes in prevailing interest rates may affect our ability to meet our debt service obligations, because borrowings under our credit facilities bear interest at floating rates and our “interest rate swap” agreements fix our interest rate for only a portion of these borrowings.

As of March 31, 2006, the scheduled maturities of principal on our outstanding debt for the subsequent 12 months totaled $711.1 million, including $675.0 million in financial services debt that must be renewed annually. This amount includes $340.0 million under our mortgage warehouse loan facility that we renewed in April 2006 and $335.0 million under our commercial paper conduit facility that we plan to renew and extend prior to its maturity on June 29, 2006. Based on the current level of operations, we believe our cash flow from operations, available cash, available borrowings under our credit facilities and our ability to access the capital markets and to refinance or renew our credit facilities in a timely manner will be adequate to meet our future cash needs. We cannot, however, make any assurances that in the future our business will generate sufficient cash flow from operations or that borrowings or access to the capital markets or refinancing or renewal facilities will be available to us in amounts sufficient to enable us to pay or refinance our indebtedness or to fund other cash needs.

Indenture and Revolving Credit Facility Restrictions.  Our revolving credit facility and the indentures governing our senior subordinated notes impose restrictions on our operations and activities. The most significant restrictions relate to limits on investments, cash dividends, stock repurchases and other restricted payments, incurrence of indebtedness, creation of liens and asset dispositions, and require maintenance of a maximum leverage ratio, a minimum ratio of EBITDA to interest incurred, minimum levels of tangible net worth and compliance with other financial covenants. In addition, the indentures governing our senior notes impose restrictions on the creation of liens. If we fail to comply with any of these restrictions or covenants, the trustees, the noteholders or the lending banks, as applicable, could cause our debt to become due and payable prior to maturity. If we do not maintain our current credit ratings, available credit under our revolving credit facility is subject to limitations based on specified percentages of unsold homes, developed lots and lots under development included in inventory and the amount of other senior unsecured indebtedness.

Change of Control Purchase Options.  If a change of control occurs as defined in the indentures governing many other series of our senior and senior subordinated notes, constituting $2,294.8 million principal amount in the aggregate as of March 31, 2006, we would be required to offer to purchase such notes at 101% of their principal amount, together with all accrued and unpaid interest, if any. Moreover, a change of control may also result in the acceleration of our revolving credit facility. If purchase offers were required under the indentures for these notes or our revolving credit facility debt were accelerated, we can give no assurance that we would have sufficient funds to pay the amounts that we would be required to repurchase or repay. We currently would not have sufficient funds available to purchase all of such outstanding debt upon a change of control.

Impact of Financial Services Debt.  Our financial services business is conducted through subsidiaries that are not restricted by our indentures or revolving credit facility. The ability of our financial services segment to provide funds to our homebuilding operations, however, is subject to restrictions in its own credit facilities. These funds would not be available to us upon the occurrence and during the continuance of defaults under these facilities. Moreover, our right to receive assets from these subsidiaries upon liquidation or recapitalization will be subject to the prior claims of the creditors of these subsidiaries. Any claims we may have to funds from this segment would be subordinate to subsidiary indebtedness to the extent of any security for such indebtedness and to any indebtedness otherwise recognized as senior to our claims.

Homebuilding and financial services are very competitive, and competitive conditions could adversely affect our business or our financial results.

The homebuilding industry is highly competitive. Homebuilders compete not only for homebuyers, but also for desirable properties, financing, raw materials and skilled labor. We compete with other local, regional and national homebuilders, including those with a sales presence on the Internet, often within larger subdivisions designed, planned and developed by such homebuilders. The competitive conditions in the homebuilding industry could result in:

•	difficulty in acquiring suitable land at acceptable prices;

•	increased selling incentives;

•	lower sales or profit margins; or

•	delays in construction of our homes.

Our financial services business competes with other mortgage lenders, including national, regional and local mortgage banks, savings and loan associations and other financial institutions. Mortgage lenders with greater access to capital markets or different lending criteria may be able to offer more attractive financing to potential customers.

If we are affected by these competitive conditions at increased levels, our business and financial results could be adversely affected.

Our future growth may require additional capital, which may not be available.

Our operations require significant amounts of cash, and our requirements for capital typically increase in the third and fourth quarters of our fiscal year. We may be required to seek additional capital, whether from sales of equity or debt or additional bank borrowings, for the future growth and development of our business. We can give no assurance as to the availability of such additional capital or, if available, whether it would be on terms acceptable to us. Moreover, the indentures for some of our outstanding public debt and the covenants of our revolving credit facility contain provisions that may restrict the debt we may incur in the future. If we are not successful in obtaining sufficient capital, it could reduce our sales and may adversely affect our future growth and financial results.

We cannot make any assurances that our growth strategies will be successful.

Since 1993, we have acquired many homebuilding companies. Although we have recently focused on internal growth, we may make strategic acquisitions of homebuilding companies in the future. Successful strategic acquisitions require the integration of operations and management and other efforts to realize the benefits that may be available. Although we believe that we have been successful in doing so in the past, we can give no assurance that we would be able to identify, acquire and integrate successfully strategic acquisitions in the future. Acquisitions can result in the dilution of existing stockholders if we issue our common stock as consideration or reduce our liquidity or increase our debt if we fund them with cash. In addition, acquisitions can expose us to the risk of writing off goodwill related to such acquisitions based on the subsequent results of the reporting units to which the acquired businesses were assigned. Moreover, we may not be able to implement successfully our operating and growth strategies within our existing markets.

Homebuilding is subject to home warranty and construction defect claims in the ordinary course of business that can be significant.

As a homebuilder, we are subject to home warranty and construction defect claims arising in the ordinary course of business. As a consequence, we maintain product liability insurance, obtain indemnities and certificates of insurance from subcontractors generally covering claims related to workmanship and materials, and create warranty and other reserves for the homes we sell based on historical experience in our markets and our judgment of the qualitative risks associated with the types of homes built. Because of the uncertainties inherent to these matters, we cannot provide assurance that our insurance coverage, our subcontractor arrangements and our reserves will be adequate to address all of our warranty and construction defect claims in the future. Contractual indemnities can be difficult to enforce, we may be responsible for applicable self-insured retentions and some types of claims may not be covered by insurance or may exceed applicable coverage limits. Additionally, the coverage offered by and the availability of product liability insurance for construction defects is currently limited and costly. We have responded to increases in insurance costs and coverage limitations by increasing our self-insured retentions and claim reserves. There can be no assurance that coverage will not be further restricted or become more costly.

THE COMPANY

D.R. Horton, Inc. is the largest homebuilding company in the United States, based on the number of our domestic homes closed during the 12 months ended September 30, 2005. We construct and sell high quality single-family homes through our operating divisions in 27 states and 82 metropolitan markets of the United States, primarily under the name of D.R. Horton, America’s Builder. D.R. Horton, Inc. is a Fortune 500 company, and our common stock is included in the S&P 500 Index and listed on the New York Stock Exchange under the ticker symbol “DHI.”

Donald R. Horton began our homebuilding business in 1978. In 1991, we were incorporated in Delaware to acquire the assets and businesses of our predecessor companies, which were residential home construction and development companies owned or controlled by Mr. Horton. In 1992, we completed our initial public offering of our common stock. From inception, we have consistently grown the size of our company by investing our available capital into our existing homebuilding markets and into start-up operations in new markets. Additionally, we have acquired numerous other homebuilding companies, which have strengthened our market position in existing markets and expanded our geographic presence and product offerings in other markets. The success of our organic growth strategies and our effective acquisition strategy has enabled us to become the largest homebuilding company in the United States, a distinction we have maintained for our last four fiscal years. Our homes generally range in size from 1,000 to 5,000 square feet and range in price from $90,000 to $900,000. For the year ended September 30, 2005, we closed 51,172 homes with an average closing sales price of approximately $261,400. For the six months ended March 31, 2006, we closed 22,461 homes with an average closing sales price of approximately $278,800.

Through our financial services operations, we provide mortgage banking and title agency services to homebuyers in many of our homebuilding markets. DHI Mortgage, our wholly-owned subsidiary, provides mortgage financing services, principally to purchasers of homes we build and sell. Our subsidiary title companies serve as title insurance agents by providing title insurance policies, examination and closing services, primarily to purchasers of homes we build and sell.

Our financial reporting segments consist of homebuilding and financial services. Our homebuilding operations are by far the most substantial part of our business, comprising approximately 98% of consolidated revenues and 96% of consolidated income before income taxes for the year ended September 30, 2005 and the six months ended March 31, 2006 and 2005. Our homebuilding segment generates the majority of its revenues from the sale of completed homes, with a lesser amount from the sale of land and lots. In addition to building traditional single-family detached homes, the homebuilding segment also builds attached homes, such as town homes, duplexes, triplexes and condominiums (including some mid-rise buildings), which share common walls and roofs. The sale of detached homes generated approximately 83% of home sales revenues for the year ended September 30, 2005, and approximately 81% and 85% of home sales revenues for the six months ended March 31, 2006 and 2005, respectively. Our financial services segment generates its revenues from originating and selling mortgages and collecting fees for title insurance and closing services. Financial information, including revenue, pre-tax income and identifiable assets, for both of our reporting segments is included in our consolidated financial statements, which are incorporated by reference into this prospectus from our annual report on Form 10-K for the year ended September 30, 2005 and from each of our quarterly reports on Form 10-Q for the quarters ended December 31, 2005 and March 31, 2006.

For more information about our business, please refer to the “Business” section in our annual report on Form 10-K for the year ended September 30, 2005, and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in our annual report on Form 10-K for the year ended September 30, 2005 and each of our quarterly reports on Form 10-Q for the quarters ended December 31, 2005 and March 31, 2006.

Our principal executive offices are at 301 Commerce Street, Suite 500, Fort Worth, Texas 76102, our telephone number is (817) 390-8200, and our Internet website address is www.drhorton.com. Information on our Internet website is not part of this prospectus.

Recent Developments

Quarterly Cash Dividend.  In April 2006, our Board of Directors declared a cash dividend of ten cents ($0.10) per share. The dividend represents an 11% increase over the nine cents ($0.09) per share cash dividend declared in the same quarter of fiscal 2005. The quarterly cash dividend, which totaled $31.3 million, was paid on May 19, 2006.

Renewal of Mortgage Warehouse Loan Facility of Our Financial Services Segment.  On April 7, 2006, our mortgage subsidiary amended and restated its mortgage warehouse loan facility to extend the maturity date to April 6, 2007, and to increase the available capacity to $670 million until May 1, 2006, and then to $540 million thereafter, subject to increases upon consent of the lenders to $750 million under the accordion feature of the facility. The mortgage warehouse loan facility is secured by mortgage loans held for sale and is not guaranteed by us or any of the guarantors of our homebuilding debt.

Termination of Specified Covenants in Outstanding Senior Notes.  The indentures governing approximately $2,000.0 million of our senior notes provide for the termination of specified covenants when we have achieved investment grade ratings from both Standard & Poor’s Ratings Group and Moody’s Investors Service Inc. These covenants include restrictions on our stock repurchases, cash dividends and other restricted payments, incurrence of indebtedness and asset dispositions. We have had the required rating from Moody’s since November 2005, and we received the required rating from Standard & Poor’s in April 2006. As a result, the foregoing restrictions have ceased to apply to these senior notes and will not apply in the future even if our ratings change. However, similar restrictions continue to apply to our senior subordinated notes.

Issuance of Senior Notes.  In April 2006, we issued $750 million aggregate principal amount of our senior notes, consisting of $250 million of our 6.0% senior notes due 2011 and $500 million of our 6.5% senior notes due 2016. The notes are unsecured, senior obligations of our company and rank equally with all of our existing and future unsecured and unsubordinated indebtedness, including our revolving credit facility. The net proceeds from the April offering were used to reduce borrowings under our revolving credit facility.

Stock Option Grant.  On May 2, 2006, the Compensation Committee of our Board of Directors granted stock options to our executive officers and other officers and certain of our employees, and our Board of Directors granted stock options to our outside directors, to purchase approximately 3.0 million shares of our common stock at a price of $29.44 per share, the closing market price of our common stock on the date of grant. Our future compensation expense related to these stock option grants is expected to be $27.7 million and will be recognized over a weighted average period of 9.3 years.

Voluntary Redemption of 10.5% Senior Subordinated Notes due 2011.  On June 12, 2006, we provided a final notice to the trustee for our 10.5% senior subordinated notes due 2011 that we are voluntarily calling all of these notes for full redemption on July 15, 2006 in accordance with the terms of the indenture governing the notes. The 10.5% senior subordinated notes will be redeemed at a price of $1,052.50 per $1,000 note outstanding, which will result in an aggregate redemption price of approximately $152.4 million to be paid by us on July 15, 2006. In addition, on July 15, 2006, we will pay accrued and unpaid semi-annual interest of $52.50 per $1,000 note, approximately $7.6 million, to holders of record as of July 1, 2006.

THE TRUSTS

We have created three Delaware statutory trusts pursuant to three trust agreements executed by us as sponsor for each trust, appointed trustees for each trust and filed a certificate of trust for each trust with the Delaware Secretary of State. The trusts are named DRH Capital Trust I, DRH Capital Trust II and DRH Capital Trust III. The trust agreement of each trust will be amended and restated prior to the issuance and sale by such trust of its trust securities, which consist of trust preferred securities and trust common securities. The original trust agreement and the form of the amended and restated trust agreement are filed as exhibits to the registration statement of which this prospectus forms a part. The trust agreement for each trust states the terms and conditions for each trust to issue and sell its trust securities.

Each trust will exist solely to:

•	issue and sell its trust securities;

•	use the proceeds from the sale of its trust securities to purchase and hold a series of our subordinated trust debt securities;

•	maintain its status as a grantor trust for federal income tax purposes; and

•	engage in other activities that are necessary or incidental to these purposes.

We will purchase all of the trust common securities of each trust if any such securities are sold. The trust common securities will represent an aggregate liquidation amount equal to at least 3% of each trust’s total capitalization. The trust common securities will have terms substantially identical to, and will rank equal in priority of payment with, the trust preferred securities. However, if an event of default under a trust agreement occurs, cash distributions and liquidation, redemption and other amounts payable on the trust common securities will be subordinate to the trust preferred securities in priority of payment.

We will guarantee the trust preferred securities as described later in this prospectus.

Trustees appointed by us, as holder of the trust common securities, will conduct each trust’s business and affairs. The trust agreements will govern the duties and obligations of the trustees. Pursuant to each trust agreement, the number of trustees will initially be four, with three different functions. Two of the trustees, who are administrative trustees, will be persons who are our employees or officers or are otherwise affiliated with us. The third trustee, which is the Delaware trustee, will be an individual resident of the State of Delaware or a corporation which maintains a principal place of business in the State of Delaware. The Delaware trustee will serve the sole purpose of complying with certain Delaware laws. The fourth trustee will be a bank or trust company unaffiliated with us and will serve as property trustee under each trust agreement and as indenture trustee for purposes of the Trust Indenture Act of 1939. Currently, CT Corporation System acts as the Delaware trustee and American Stock Transfer & Trust Company as the property trustee. The property trustee will also act as indenture trustee under the indenture and guarantee trustee under the trust guarantee as described later in this section. We, as the holder of all the trust common securities, will have the right to appoint, remove or replace any trustee and to increase or decrease the number of trustees, provided that the number of trustees will be at least three, two of which will be the administrative trustees and one of which will be the Delaware trustee.

The property trustee will hold title to our subordinated trust debt securities held by the trust for the benefit of the holders of the trust securities. The property trustee will have the power to exercise all rights, powers and privileges as the holder of the subordinated trust debt securities under the indenture pursuant to which the subordinated trust debt securities will be issued. In addition, the property trustee will maintain exclusive control of a segregated non-interest bearing bank account to hold all payments made in respect of the subordinated trust debt securities for the benefit of the holders of the trust securities. The property trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the trust securities out of funds from the account. The guarantee trustee will hold the guarantee by us of the trust securities for the benefit of the holders of the trust preferred securities.

We will pay all fees and expenses related to each trust and each offering of the related trust preferred securities and will pay all ongoing costs and expenses of each trust, except such trust’s obligations under the related trust securities.

The rights of the holders of the trust preferred securities, including economic rights, rights to information and voting rights, are set forth in each trust’s trust agreement and the Delaware Statutory Trust Act and the Trust Indenture Act. The principal place of business of each trust is c/o D.R. Horton, Inc., 301 Commerce Street, Suite 500, Fort Worth, Texas 76102. The telephone number is 817-390-8200.

Accounting Treatment

Under the requirements of Financial Accounting Standards Board Interpretation No. 46(R), “Consolidation of Variable Interest Entities,” we expect the trusts will not be consolidated in our consolidated financial statements. Accordingly, we will recognize the aggregate principal amount of our subordinated trust debt securities sold to a trust as a liability on our balance sheet. Our financial statements will include a note that will disclose, among other things, that the assets of the trust consist of our subordinated trust debt securities sold to the trust and will specify the designation, principal amount, interest rate and maturity date of the subordinated trust debt securities held by it. Because the actual terms of an issuance of trust preferred securities could affect the accounting treatment, the prospectus supplement relating to an offering of trust preferred securities will describe the accounting treatment expected to apply to such securities.

SECURITIES WE MAY OFFER

Types of Securities

The types of securities that we may offer and sell from time to time by this prospectus are:

•	debt securities, which we may issue in one or more series and which may include guarantees of the debt securities by most of our subsidiaries;

•	preferred stock, which we may issue in one or more series;

•	depositary shares;

•	common stock;

•	warrants entitling the holders to purchase common stock, preferred stock or debt securities;

•	stock purchase contracts; or

•	stock purchase units.

In addition, from time to time by this prospectus, one or more of the trusts may offer and sell trust preferred securities, which will include our trust guarantees. The trusts will hold our subordinated trust debt securities, which may be distributed to holders of trust securities under specified circumstances.

We may also offer and sell units of the above securities, which may or may not include trust preferred securities issued by one or more of the trusts.

When we sell securities, we will determine the amounts of securities we will sell and the prices and other terms on which we will sell them. We may sell securities to or through underwriters, through agents or dealers or directly to purchasers.

Additional Information

We will describe in a prospectus supplement, which we will deliver with this prospectus, the terms of particular securities which we may offer in the future. In each prospectus supplement we will include the following information:

•	the type and amount of securities which we propose to sell;

•	the initial public offering price of the securities;

•	the names of the underwriters, agents or dealers, if any, through or to which we will sell the securities;

•	the compensation, if any, of those underwriters, agents or dealers;

•	if applicable, information about securities exchanges or automated quotation systems on which the securities will be listed or traded;

•	material United States federal income tax considerations applicable to the securities;

•	any material risk factors associated with the securities; and

•	any other material information about the offer and sale of the securities.

In addition, the prospectus supplement may also add, update or change the information contained in this prospectus.

USE OF PROCEEDS

Except as may be stated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes. These purposes may include:

•	reducing or repaying existing indebtedness, including our revolving credit facility or outstanding debt securities;

•	providing additional working capital;

•	acquiring and developing land;

•	constructing new homes; and

•	acquiring companies in homebuilding and related businesses.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION AND OPERATING DATA

The following summary consolidated financial information for the five years ended September 30, 2005 is derived from our audited consolidated financial statements, except as described in the footnotes below. The following summary consolidated financial information for the six months ended March 31, 2006 and 2005 is derived from our unaudited consolidated financial statements. The data should be read in conjunction with the consolidated financial statements, related notes, management’s discussion and analysis of financial condition and results of operations, and other financial information incorporated by reference into this prospectus. These historical results are not necessarily indicative of the results to be expected in the future. Interim results for the current year are not necessarily indicative of the results that may be expected for the entire year.

	Six Months Ended March 31,		Year Ended September 30,
	2006	2005	2005	2004	2003	2002	2001
	(In millions, except per share amounts and number of homes)

Income statement data(1):
Revenues:
Homebuilding	$6,368.3	$5,301.0	$13,628.6	$10,658.0	$8,552.1	$6,625.2	$4,383.6
Financial services	132.4	95.8	235.1	182.8	176.0	113.6	72.0
Gross profit — homebuilding	1,716.9	1,346.5	3,488.3	2,460.7	1,746.3	1,260.8	856.4
Income before income taxes:
Homebuilding	1,021.9	832.7	2,273.0	1,508.2	914.7	591.1	380.8
Financial services	47.3	37.2	105.6	74.7	93.5	56.4	27.0
Income before cumulative effect of change in accounting principle(2)	662.9	535.0	1,470.5	975.1	626.0	404.7	254.9
Cumulative effect of change in accounting principle, net of income taxes(3)	—	—	—	—	—	—	2.1
Net income	662.9	535.0	1,470.5	975.1	626.0	404.7	257.0

	Six Months Ended March 31,		Year Ended September 30,
	2006	2005	2005	2004	2003	2002	2001
	(In millions, except per share amounts and number of homes)

Income before cumulative effect of change in accounting principle per share(4):
Basic	2.12	1.72	4.71	3.14	2.11	1.51	1.12
Diluted(2)(5)	2.09	1.68	4.62	3.09	1.99	1.39	1.07
Net income per share(4):
Basic	2.12	1.72	4.71	3.14	2.11	1.51	1.13
Diluted(5)	2.09	1.68	4.62	3.09	1.99	1.39	1.08
Selected operating data(1):
Gross profit margin — homebuilding	27.0%	25.4%	25.6%	23.1%	20.4%	19.0%	19.5%
Number of homes closed	22,461	20,281	51,172	43,567	35,934	29,761	21,371
Net sales orders (homes)(6)	27,234	24,302	53,232	45,263	38,725	31,491	22,179
Net sales orders ($ value)(6)	$7,530.0	$6,754.4	$14,643.4	$11,406.2	$9,162.3	$6,885.9	$4,502.6
Sales order backlog at end of period (homes)(7)	24,017	21,205	19,244	17,184	15,488	12,697	9,263
Sales order backlog at end of period ($ value)(7)	$7,103.9	$6,167.0	$5,835.2	$4,568.5	$3,653.4	$2,825.2	$1,933.8
Other financial data(1):
Interest expensed:
Expensed directly	$30.9	$5.0	$21.2	$9.3	$12.6	$11.5	$14.1
Amortized to cost of sales	104.4	98.9	225.0	249.0	219.4	136.2	91.4
Provision for income taxes	406.3	334.9	908.1	607.8	382.2	242.8	152.9
Depreciation and amortization	26.4	26.8	52.8	49.6	41.8	32.8	31.2
Interest incurred(8)	181.5	140.9	294.1	242.6	246.9	204.3	136.3

	As of March 31,		As of September 30,
	2006	2005	2005	2004	2003	2002	2001
	(In millions)

Balance sheet data(1):
Inventories	$10,852.4	$7,926.7	$8,486.8	$6,567.4	$5,082.3	$4,343.1	$2,804.4
Total assets	13,511.0	10,540.5	12,514.8	8,985.2	7,279.4	6,017.5	3,652.2
Notes payable	5,523.7	4,340.6	4,909.6	3,499.2	2,963.2	2,878.3	1,884.3
Stockholders’ equity	5,944.0	4,469.4	5,360.4	3,960.7	3,031.3	2,269.9	1,250.2

(1)	On February 21, 2002, we acquired Schuler Homes in a merger. The total merger consideration consisted of 20,079,532 shares of D.R. Horton, Inc. common stock (before any of our stock splits), valued at $30.93 per share; $168.7 million in cash; $802.2 million of assumed Schuler debt, $238.2 million of which was paid at closing; $218.7 million of assumed trade payables and other liabilities; and $10.8 million of assumed obligations to the Schuler entities’ minority interest holders. Schuler’s revenues for the period February 22, 2002 through September 30, 2002 were $1,246.6 million.

(2)	Beginning in fiscal 2002, pursuant to our adoption of Statement of Financial Accounting Standards No. 142, we no longer amortize goodwill, but test it for impairment annually. If we had not amortized goodwill in fiscal 2001, reported net income and diluted net income per share (before cumulative effect of change in accounting principle and adjusted to reflect the effects of the three-for-two common stock splits, effected as 50% stock dividends and paid on April 9, 2002 and January 12, 2004, and the four-for-three common stock split, effected as a 33 1/3% stock dividend and paid on March 16, 2005) would have been:

Income Before Cumulative Effect of
	Change in Accounting Principle			Diluted Income Before Cumulative Effect of
	(In millions)			Change in Accounting Principle per Share
			Excluding	Including		Excluding
	Originally		Goodwill	Goodwill		Goodwill
	Reported	Increase	Amortization	Amortization	Increase	Amortization

2001. . . . . . . . . . . . . . . . . . . . . .	$254.9	$6.0	$260.9	$1.07	$0.03	$1.10

(3)	In fiscal 2001, we recorded a cumulative effect of a change in accounting principle of $2.1 million, net of income taxes of $1.3 million, as an adjustment to net income, related to our adoption of Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities.”

(4)	Per share amounts reflect the effects of the three-for-two stock splits of April 2002 and January 2004, and the four-for-three stock split of March 2005.

(5)	In October 2004, the Financial Accounting Standards Board ratified EITF Issue No. 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share” (“EITF 04-8”). EITF 04-8 requires that shares underlying contingently convertible debt be included in diluted earnings per share computations using the if-converted method regardless of whether the market price trigger or other contingent features have been met. The effective date for EITF 04-8 was for reporting periods ending after December 15, 2004. EITF 04-8 also requires restatement of earnings per share amounts for prior periods presented during which the instrument was outstanding. In May 2001, we issued zero coupon convertible senior notes, which were converted into shares of our common stock in June 2003. During certain quarters of the years ended September 30, 2003, 2002 and 2001, the market price trigger was not met and the convertible shares were not included in the computation of diluted net income per share. The adoption of EITF 04-8 reduced our diluted net income per share for the years ended September 30, 2003, 2002 and 2001 by $0.06, $0.05 and $0.03, respectively (each adjusted to reflect the effects of the three-for-two common stock splits, effected as 50% stock dividends and paid on April 9, 2002 and January 12, 2004, and the four-for-three common stock split, effected as a 33 1/3% stock dividend and paid on March 16, 2005).

(6)	Represents homes placed under contract during the period, net of cancellations.

(7)	Represents homes under contract but not yet closed at the end of the period, many of which are subject to contingencies, including mortgage loan approval, which can result in cancellations. In the past, our backlog has been a reliable indicator of the level of closings in our two subsequent fiscal quarters, although a portion of the contracts in backlog will not result in closings principally due to cancellations. We cannot assure you that homes subject to pending sales contracts will close.

(8)	Interest incurred consists of all interest costs, whether expensed or capitalized, including amortization of debt issuance costs, if applicable.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the five years ended September 30, 2005 and for the six months ended March 31, 2006:

	Six Months Ended
	March 31,	Year Ended September 30,
	2006	2005	2004	2003	2002	2001

Ratio. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	6.39	8.60	7.39	4.95	3.81	3.69

For purposes of computing the ratio of earnings to fixed charges, earnings consist of income, including distributions received from equity investments, before income taxes, cumulative effect of a change in accounting principle, interest expensed, interest amortized to cost of sales and income attributable to minority interests. Fixed charges consist of interest incurred, whether expensed or capitalized, including amortization of debt issuance costs, if applicable, and the portion of rent expense deemed to represent interest.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities under one or more indentures entered into or to be entered into between us, most of our subsidiaries if they guarantee the debt securities, and American Stock Transfer & Trust Company, New York, New York, as trustee, or another trustee chosen by us, qualified to act as such under the Trust Indenture Act and appointed in a supplemental indenture with respect to a particular series. The indentures are governed by the Trust Indenture Act.

The following is a summary of the indentures. It does not restate the indentures entirely. We urge you to read the indentures. We have filed the indentures as exhibits to the registration statement of which this prospectus is a part, and you may inspect them at the office of the trustee, or as described under “Incorporation of Certain Documents By Reference.” References below to an “indenture” are references to the applicable indenture, as supplemented, under which a particular series of debt securities is issued.

Terms of the Debt Securities

Our debt securities will be unsecured obligations of D.R. Horton, Inc. We may issue them in one or more series. Authorizing resolutions or a supplemental indenture will set forth the specific terms of each series of debt securities. We will provide a prospectus supplement for each series of debt securities that will describe:

•	the title of the debt securities and whether the debt securities are senior, senior subordinated, or subordinated debt securities;

•	the aggregate principal amount of the debt securities and any limit upon the aggregate principal amount of the series of debt securities;

•	the date or dates on which principal of the debt securities will be payable and the amount of principal which will be payable;

•	the rate or rates (which may be fixed or variable) at which the debt securities will bear interest, if any, as well as the dates from which interest will accrue, the dates on which interest will be payable and the record date for the interest payable on any payment date;

•	the currency or currencies in which principal, premium, if any, and interest, if any, will be payable;

•	the place or places where principal, premium, if any, and interest, if any, on the debt securities will be payable and where debt securities which are in registered form can be presented for registration of transfer or exchange; and the identification of any depositary or depositaries for any global debt securities;

•	any provisions regarding our right to redeem or purchase debt securities or the right of holders to require us to redeem or purchase debt securities;

•	the right, if any, of holders of the debt securities to convert them into our common stock or other securities, including any provisions intended to prevent dilution of the conversion rights;

•	any provisions requiring or permitting us to make payments to a sinking fund to be used to redeem debt securities or a purchase fund to be used to purchase debt securities;

•	the percentage of the principal amount at which debt securities will be issued and, if other than the full principal amount thereof, the percentage of the principal amount of the debt securities which is payable if maturity of the debt securities is accelerated because of a default;

•	the terms, if any, upon which debt securities may be subordinated to our other indebtedness;

•	any additions to, modifications of or deletions from the terms of the debt securities with respect to events of default or covenants or other provisions set forth in the indenture; and

•	any other material terms of the debt securities, which may be different from the terms set forth in this prospectus.

Each prospectus supplement will describe, as to the debt securities to which it relates, any guarantees by our direct and indirect subsidiaries which may guarantee the debt securities, including the terms of subordination, if any, of any such guarantee.

The applicable prospectus supplement will also describe any material covenants to which a series of debt securities will be subject.

Events of Default and Remedies

Unless otherwise described in the prospectus supplement, an event of default with respect to any series of debt securities will be defined in the indenture or applicable supplemental indenture as being:

•	our default in payment of the principal of or premium, if any, on any of the debt securities of such series;

•	default for 30 days in payment of any installment of interest on any debt security of such series beyond any applicable grace period;

•	default by us or any guarantor subsidiary for 60 days after notice in the observance or performance of any other covenants in the indenture or applicable supplemental indenture relating to such series; and

•	bankruptcy, insolvency or reorganization of our company or our significant guarantor subsidiaries.

The indenture will provide that the trustee may withhold notice to the holders of any series of debt securities of any default, except a default in payment of principal, premium, if any, or interest, if any, with respect to such series of debt securities, if the trustee considers it in the interest of the holders of such series of debt securities to do so.

The indenture will provide that if any event of default has occurred and is continuing with respect to any series of debt securities, the trustee or the holders of not less than 25% in principal amount of such series of debt securities then outstanding may declare the principal of all the debt securities of such series to be due and payable immediately. However, the holders of a majority in principal amount of the debt securities of such series then outstanding by written notice to the trustee and to us may waive any event of default with respect to such series of debt securities, other than any event of default in payment of principal or interest. Holders of a majority in principal amount of the then outstanding debt securities of any series may rescind an acceleration with respect to such series and its consequences, except an acceleration due to nonpayment of principal or interest on such series, if the rescission would not conflict with any judgment or decree and if all existing events of default with respect to such series have been cured or waived.

The holders of a majority of the outstanding principal amount of the debt securities of any series will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee with respect to such series, subject to limitations specified in the indenture.

Defeasance

The indenture will permit us and our guarantor subsidiaries to terminate all our respective obligations under the indenture as they relate to any particular series of debt securities, other than the obligation to pay interest, if any, on and the principal of the debt securities of such series and certain other obligations, at any time by:

•	depositing in trust with the trustee, under an irrevocable trust agreement, money or U.S. government obligations in an amount sufficient to pay principal of and interest, if any, on the debt securities of such series to their maturity; and

•	complying with other conditions, including delivery to the trustee of an opinion of counsel or a ruling received from the Internal Revenue Service to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

In addition, the indenture will permit us and our guarantor subsidiaries to terminate all of our respective obligations under the indenture as they relate to any particular series of debt securities, including the obligations to pay interest, if any, on and the principal of the debt securities of such series and certain other obligations, at any time by:

•	depositing in trust with the trustee, under an irrevocable trust agreement, money or U.S. government obligations in an amount sufficient to pay principal of and interest, if any, on the debt securities of such series to their maturity; and

•	complying with other conditions, including delivery to the trustee of an opinion of counsel or a ruling received from the Internal Revenue Service to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise, which opinion of counsel is based upon a change in the applicable federal tax law since the date such series of debt securities are originally issued.

Transfer and Exchange

A holder will be able to transfer or exchange debt securities only in accordance with the indenture. The registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the indenture.

Amendment, Supplement and Waiver

Without the consent of any holder, we and the trustee may amend or supplement the indenture, the debt securities or the guarantees of debt securities to:

•	cure any ambiguity, defect or inconsistency;

•	create a series and establish its terms;

•	provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	make any change that does not adversely affect the legal rights of any holder; or

•	delete a guarantor subsidiary which, in accordance with the terms of the indenture, ceases to be liable on its guarantee of debt securities.

With the exceptions discussed below, we and the trustee may amend or supplement the indenture, the debt securities or the guarantees of a particular series with the consent of the holders of at least a majority in principal amount of the debt securities of such series then outstanding. In addition, the holders of a majority in principal amount of the debt securities of such series then outstanding may waive any existing default under, or compliance with, any provision of the indenture relating to a particular series of debt securities, other than any event of default in payment of interest or principal. These consents and waivers may be obtained in connection with a tender offer or exchange offer for debt securities.

Without the consent of each holder affected, we and the trustee may not:

•	reduce the amount of debt securities of such series whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or change the time for payment of interest;

•	reduce the principal of or change the fixed maturity of any debt security or alter the provisions with respect to redemptions or mandatory offers to repurchase debt securities;

•	make any debt security payable at a place or in money other than that stated in the debt security;

•	modify the ranking or priority of the debt securities or any guarantee;

•	release any guarantor from any of its obligations under its guarantee or the indenture except in accordance with the indenture; or

•	waive a continuing default in the payment of principal of or interest on the debt securities.

The right of any holder to participate in any consent required or sought pursuant to any provision of the indenture, and our obligation to obtain any such consent otherwise required from such holder, may be subject to the requirement that such holder shall have been the holder of record of debt securities with respect to which such consent is required or sought as of a date identified by the trustee in a notice furnished to holders in accordance with the indenture.

Concerning the Trustee

In the ordinary course of its business, American Stock Transfer and Trust Company, the trustee, provides, and may continue to provide, service to us as transfer agent for our common stock and trustee under indentures relating to our senior notes and senior subordinated notes. The indenture contains, or will contain, limitations on the rights of the trustee, should it become our creditor, to obtain payment of claims in specified cases or to realize on property received in respect of any such claim as security or otherwise. The indenture permits, or will permit, the trustee to engage in other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict or resign.

The indenture provides, or will provide, that in case an event of default occurs and is not cured, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of such person’s own affairs. The trustee may refuse to perform any duty or exercise any right or power under the indenture, unless it receives indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The laws of the State of New York govern, or will govern, the indenture, the debt securities and the guarantees of the debt securities.

DESCRIPTION OF COMMON STOCK, PREFERRED STOCK AND DEPOSITARY SHARES

Our authorized capital stock is 1,000,000,000 shares of common stock, $.01 par value, and 30,000,000 shares of preferred stock, $.10 par value. At June 7, 2006, 312,857,403 shares of common stock and no shares of preferred stock were outstanding.

Common Stock

Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The vote of the holders of a majority of the stock represented at a meeting at which a quorum is present is generally required to take stockholder action, unless a greater vote is required by law. The holders are not entitled to cumulative voting in the election of directors. Directors are elected by plurality vote. Accordingly, the holder or holders of a majority of the outstanding shares of common stock will be able to elect our entire board of directors.

Holders of common stock have no preemptive rights. They are entitled to such dividends as may be declared by our board of directors out of funds legally available for such purpose. The common stock is not entitled to any sinking fund, redemption or conversion provisions. On our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in our net assets remaining after the payment of all creditors and liquidation preferences of preferred stock, if any. The outstanding shares of common stock are duly authorized, validly issued, fully paid and nonassessable. There will be a prospectus supplement relating to any offering of common stock offered by this prospectus.

The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company, New York, New York, which currently serves as trustee for our series of senior notes and senior subordinated notes described in “Description of Debt Securities — Concerning the Trustee” and may also serve as trustee under other indentures for debt securities offered by this prospectus.

The following provisions in our charter or bylaws may make a takeover of our company more difficult:

•	an article in our charter prohibiting stockholder action by written consent;

•	an article in our charter requiring the affirmative vote of the holders of two-thirds of the outstanding shares of common stock to remove a director;

•	a bylaw limiting the persons who may call special meetings of stockholders to our board of directors or a committee authorized to call a meeting by the board or the bylaws; and

•	bylaws providing time limitations for nominations for election to the board of directors or for proposing matters which can be acted upon at stockholders’ meetings.

These provisions may delay stockholder actions with respect to business combinations and the election of new members to our board of directors. As such, the provisions could discourage open market purchases of our common stock because a stockholder who desires to participate in a business combination or elect a new director may consider them disadvantageous. Additionally, the issuance of preferred stock could delay or prevent a change of control or other corporate action.

As a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an “interested stockholder” from engaging in a “business combination” with us for three years following the date that person became an interested stockholder, unless:

•	before that person became an interested stockholder, our board of directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

•	upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding stock held by persons who are both directors and officers of our corporation or by certain employee stock plans; or

•	on or following the date on which that person became an interested stockholder, the business combination is approved by our board of directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of our outstanding voting stock excluding shares held by the interested stockholder.

An “interested stockholder” is generally a person owning 15% or more of our outstanding voting stock. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder.

Preferred Stock

We may issue preferred stock in series with any rights and preferences which may be authorized by our board of directors. We will distribute a prospectus supplement with regard to each particular series of preferred stock. Each prospectus supplement will describe, as to the series of preferred stock to which it relates:

•	the title of the series of preferred stock;

•	any limit upon the number of shares of the series of preferred stock which may be issued;

•	the preference, if any, to which holders of the series of preferred stock will be entitled upon our liquidation;

•	the date or dates on which we will be required or permitted to redeem the preferred stock;

•	the terms, if any, on which we or holders of the preferred stock will have the option to cause the preferred stock to be redeemed or purchased;

•	the voting rights, if any, of the holders of the preferred stock;

•	the dividends, if any, which will be payable with regard to the series of preferred stock, which may be fixed dividends or participating dividends and may be cumulative or non-cumulative;

•	the right, if any, of holders of the preferred stock to convert it into another class of our stock or securities, including provisions intended to prevent dilution of those conversion rights;

•	any provisions by which we will be required or permitted to make payments to a sinking fund to be used to redeem preferred stock or a purchase fund to be used to purchase preferred stock; and

•	any other material terms of the preferred stock.

Holders of shares of preferred stock will not have preemptive rights.

Depositary Shares

General.  We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we exercise this option, we will issue to the public receipts for depositary shares, and each of these depositary shares will represent a fraction (to be set forth in the applicable prospectus supplement) of a share of a particular series of preferred stock.

The shares of any series of preferred stock underlying the depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us. The depositary will have its principal office in the United States and a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion, to the applicable fraction of a share of preferred stock underlying that depositary share, to all the rights and preferences of the preferred stock underlying that depositary share. Those rights include dividend, voting, redemption and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock underlying the depositary shares, in accordance with the terms of the offering. Copies of the forms of deposit agreement and depositary receipt will be filed as exhibits to the registration statement. The following summary of the deposit agreement, the depositary shares and the depositary receipts is not complete. You should refer to the forms of the deposit agreement and depositary receipts that will be filed with the SEC in connection with the offering of the specific depositary shares.

Pending the preparation of definitive engraved depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to the definitive depositary receipts but not in definitive form. These temporary depositary receipts entitle their holders to all the rights of definitive depositary receipts which are to be prepared without unreasonable delay. Temporary depositary receipts will then be exchangeable for definitive depositary receipts at our expense.

Dividends and Other Distributions.  The depositary will distribute all cash dividends or other cash distributions received with respect to the preferred stock to the record holders of depositary shares relating to the preferred stock in proportion to the number of depositary shares owned by those holders.

If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the applicable holders.

Redemption of Depositary Shares.  If a series of preferred stock represented by depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of that series of preferred stock held by the depositary. The redemption price per depositary share will be equal to the applicable redemption fraction of the redemption price per share payable with respect to that series of the preferred stock. Whenever we redeem shares of preferred stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as may be determined by the depositary.

Voting the Preferred Stock.  Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in such notice to the record holders of the depositary shares underlying the preferred stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the preferred stock represented by the holder’s depositary shares. The depositary will then try, as far as practicable, to vote the number of shares of preferred stock underlying those depositary shares in accordance with such instructions. We will agree to take all actions which may be deemed necessary by the depositary to enable the depositary to do so. The depositary will not vote the shares of preferred stock to the extent it does not receive specific instructions from the holders of depositary shares underlying the preferred stock.

Amendment and Termination of the Depositary Agreement.  The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or by the depositary only if (a) all outstanding depositary shares have been redeemed or (b) there has been a final distribution of the underlying preferred stock in connection with our liquidation, dissolution or winding up and the preferred stock has been distributed to the holders of depositary receipts.

Charges of Depositary.  We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and those other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Miscellaneous.  The depositary will forward to holders of depositary receipts all reports and communications from us that we deliver to the depositary and that we are required to furnish to the holders of the preferred stock.

Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance in good faith of our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary.  The depositary may resign at any time by delivering notice to us of its election to resign. We may remove the depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of debt securities, preferred stock, common stock, or units of two or more of these types of securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any registered holders of warrants or beneficial owners of warrants.

We will distribute a prospectus supplement with regard to each issue of warrants. Each prospectus supplement will describe:

•	in the case of warrants to purchase debt securities, the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities purchasable upon exercise of the warrants and the price at which you may purchase the debt securities upon exercise;

•	in the case of warrants to purchase preferred stock, the designation, number of shares, stated value and terms, such as liquidation, dividend, conversion and voting rights, of the series of preferred stock purchasable upon exercise of the warrants and the price at which you may purchase such number of shares of preferred stock of such series upon such exercise;

•	in the case of warrants to purchase common stock, the number of shares of common stock purchasable upon the exercise of the warrants and the price at which you may purchase such number of shares of common stock upon such exercise;

•	the period during which you may exercise the warrants;

•	any provision adjusting the securities that may be purchased on exercise of the warrants, and the exercise price of the warrants, to prevent dilution or otherwise;

•	the place or places where warrants can be presented for exercise or for registration of transfer or exchange; and

•	any other material terms of the warrants.

Warrants for the purchase of preferred stock and common stock will be offered and exercisable for U.S. dollars only. Warrants will be issued in registered form only. The exercise price for warrants will be subject to adjustment as described in the applicable prospectus supplement.

Prior to the exercise of any warrants to purchase debt securities, preferred stock or common stock, holders of the warrants will not have any of the rights of holders of the debt securities, preferred stock or common stock purchasable upon exercise, including:

•	in the case of warrants for the purchase of debt securities, the right to receive payments of principal of, any premium or interest on the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

•	in the case of warrants for the purchase of preferred stock or common stock, the right to vote or to receive any payments of dividends on the preferred stock or common stock purchasable upon exercise.

DESCRIPTION OF STOCK PURCHASE CONTRACTS
AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock at a future date or dates. The consideration per share of common stock may be fixed at the time stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately, or as part of stock purchase units consisting of a stock purchase contract and debt securities, trust preferred securities or debt obligations of third parties, including U.S. treasury securities, securing the holders’ obligations to purchase the common stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner.

The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contract, and, if applicable, collateral or depositary arrangements, relating to such stock purchase contracts or stock purchase units. Material United States federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will be discussed in the related prospectus supplement.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, units will consist of one or more stock purchase contracts, warrants, debt securities, debt securities guarantees, trust preferred securities, guarantees of trust preferred securities, preferred stock, common stock, or any combination thereof. You should refer to the applicable prospectus supplement for:

•	all terms of the units and of the stock purchase contracts, warrants, debt securities, debt securities guarantees, trust preferred securities, guarantees of trust preferred securities, shares of preferred stock or shares of common stock or any combination thereof comprising the units, including whether and under what circumstances the securities comprising the units may or may not be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

DESCRIPTION OF TRUST PREFERRED SECURITIES

Description of Trust Securities

Each trust may issue only one series of trust preferred securities having terms described in its related prospectus supplement. Each trust agreement will be qualified as an indenture under the Trust Indenture Act and will contain the terms of the trust preferred securities. The property trustee will act as indenture trustee for purposes of the Trust Indenture Act.

We will set forth the terms of the trust preferred securities, including distributions, redemption, voting, liquidation rights and such other preferred, deferred or other special rights or restrictions, in the trust agreement. In addition, the Trust Indenture Act automatically makes some terms a part of the trust agreement. The terms of the trust preferred securities will correspond to the terms of the subordinated trust debt securities held by the trust and described in the related prospectus supplement.

The prospectus supplement relating to the trust preferred securities of a trust will include the specific terms of the series of trust preferred securities being issued, including:

•	the distinctive designation of the trust preferred securities;

•	the number of trust preferred securities issuable by the trust;

•	the annual distribution rate, or method of determining such rate, for trust preferred securities and the date or dates upon which such distributions will be payable and the record date or dates for the payment of such distributions;

•	whether distributions on trust preferred securities will be cumulative, and, in the case of trust preferred securities having such cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on trust preferred securities will be cumulative;

•	the amount or amounts which will be paid out of the assets of the trust to the holders of trust preferred securities upon voluntary or involuntary dissolution, winding-up or termination of the trust;

•	the obligation or right, if any, of the trust to purchase or redeem trust preferred securities and the price or prices at which, the period or periods within which, and the terms and conditions upon which trust preferred securities will be purchased or redeemed, in whole or in part, pursuant to such obligation or right;

•	the voting rights, if any, of holders of trust preferred securities in addition to those required by law, including the number of votes per trust preferred security and any requirement for approval by the holders of such trust preferred securities, or of trust preferred securities issued by other trusts, or both, as a condition to specified action or amendments to the trust agreement;

•	the terms for any conversion or exchange into other securities;

•	the terms and conditions, if any, upon which the subordinated trust debt securities owned by the trust may be distributed to holders of trust preferred securities;

•	if applicable, any securities exchange upon which the trust preferred securities will be listed; and

•	any other relevant rights, preferences, privileges, limitations or restrictions of trust preferred securities not inconsistent with the trust agreement or with applicable law.

We will guarantee distributions on trust preferred securities to the extent set forth below under “Description of Trust Guarantees.” We will describe material United States federal income tax considerations applicable to trust preferred securities in a prospectus supplement relating to the trust preferred securities.

Each trust will issue a series of trust common securities in connection with the issuance of trust preferred securities. Except for voting rights, the terms of trust common securities will be substantially identical to the terms of trust preferred securities. Trust common securities will rank equally with trust preferred securities except that, upon an event of default under the trust agreement, the rights of holders of trust common securities to payments will be subordinated to the rights of holders of trust preferred securities. The trust common securities will also carry the right to vote to appoint, remove or replace any trustee of the trust. We will own all of the trust common securities.

Enforcement of Certain Rights by Holders of Trust Preferred Securities

If an event of default as defined in the applicable trust agreement occurs and is continuing, then the holders of trust preferred securities of such trust would rely on the enforcement by the property trustee of its rights as a holder of the applicable series of subordinated trust debt securities against us. In addition, so long as their directions do not conflict with any rule of law or with such trust agreement, and could not involve such property trustee in personal liability in circumstances where reasonable indemnity would not be adequate, the holders of a majority in aggregate liquidation amount of trust preferred securities of such trust may direct the property trustee as to:

•	the time, method and place of conducting any proceeding for any remedy available to such property trustee;

•	the exercise of any trust or power conferred upon such property trustee under such trust agreement; and

•	the exercise of the remedies available to the property trustee as a holder of subordinated trust debt securities.

If such property trustee fails to enforce its rights under the subordinated trust debt securities held by such trust, a holder of trust preferred securities of such trust may, to the extent permitted by law, institute a legal proceeding directly against us to enforce such property trustee’s rights under such trust agreement. In such case, the holder would not be required to institute a legal proceeding against the property trustee, the trust or any other person. In no event will such holder be permitted or authorized to affect, disturb or prejudice the rights of any other holder or to obtain or to seek to obtain priority or preference over any other holder or to enforce any right under such trust agreement, except in the manner described in the trust agreement and for the equal and ratable benefit of all such holders. Notwithstanding the foregoing, a holder of trust preferred securities of such trust may institute a proceeding directly against us for enforcement of payment to such holder of the principal of or interest on the subordinated trust debt securities held by such trust having a principal amount equal to the aggregate stated liquidation amount of such trust preferred securities held by such holder, on or after the due dates specified or provided for in such subordinated trust debt securities. In such case, the holder would not be required to institute a legal proceeding against the property trustee, the trust or any other person. In connection with such proceeding, we will be subrogated to the rights of such holder under the trust agreement to the extent of any payment made by us to such holder.

Description of Trust Guarantees

The following is a summary of information concerning the guarantees of the trust preferred securities of each trust, which we refer to as the trust guarantees. We will execute each trust guarantee for the benefit of holders of trust preferred securities. We will qualify each trust guarantee as an indenture under the Trust Indenture Act. We will identify the trust guarantee trustee for purposes of the Trust Indenture Act in a prospectus supplement with respect to the trust preferred securities.

The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the form of trust guarantee, which has been or will be filed as an exhibit to the registration statement of which this prospectus forms a part. The trust guarantee will be held by the trust guarantee trustee for the benefit of holders of trust preferred securities.

General

To the extent set forth in the trust guarantee, we will agree to pay in full the guarantee payments, described below, without duplication of amounts theretofore paid by or on behalf of the trust, as and when due regardless of any defense, right of set off or counter-claim which we may have. With respect to trust preferred securities issued by a trust, we will pay in full the following payments or distributions as guarantee payments to the extent the trust fails to pay or make such guarantee payments:

•	any accrued and unpaid distributions on trust preferred securities, to the extent such trust has funds legally and immediately available therefor;

•	the redemption price, to the extent such trust has funds legally and immediately available therefor with respect to trust preferred securities called for redemption; and

•	upon voluntary or involuntary dissolution, winding up or termination of such trust, other than in connection with the distribution of subordinated trust debt securities to holders of trust preferred securities or the redemption of all trust preferred securities, the lesser of:

•	the aggregate of the liquidation amount and all accrued and unpaid distributions on such trust preferred securities to the date of payment, to the extent such trust has funds legally and immediately available therefor, and

•	the amount of assets of the trust remaining available for distribution to holders of trust preferred securities in liquidation of the trust.

We will determine the redemption price and liquidation amount at the time the trust preferred securities are issued. We may satisfy our obligation to make a guarantee payment by direct payment of the required amounts to the holders of such trust preferred securities or by causing the trust to pay such amounts to such holders.

Each trust guarantee will not apply to any payment or distribution except to the extent the applicable trust has funds legally available for such payment or distribution. If we do not make interest payments on the subordinated trust debt securities purchased by a trust, such trust will not pay distributions on such trust preferred securities issued by such trust and will not have funds legally available. The trust guarantee, when taken together with our obligations under the subordinated trust debt securities, the applicable indenture and the trust agreement, including our obligation to pay costs, expenses, debt, and liabilities of such trust, other than with respect to the trust securities, will be a full and unconditional guarantee, on a subordinated basis, by us of payments due on the trust preferred securities from the time of issuance.

Amendment of Trust Guarantee; Assignment

Except for changes which do not materially adversely affect the rights of holders of trust preferred securities, each trust guarantee may be amended only with the approval of a majority in liquidation amount of trust preferred securities issued by the applicable trust. The manner of obtaining any such approval will be as set forth in the applicable trust agreement. The trust guarantee will bind the successors, assigns, receivers, trustees and representatives of us and continue to benefit the trust guarantee trustee and holders of trust preferred securities. Except in connection with a consolidation, merger, conveyance, transfer or lease involving us, permitted under the applicable indenture, we may not assign our rights or delegate our obligations under the trust guarantee.

Termination of the Trust Guarantee

Each trust guarantee will terminate as to the trust preferred securities issued by the applicable trust:

•	upon full payment of the redemption price of all trust preferred securities of such trust;

•	upon distribution of subordinated trust debt securities held by such trust to the holders of and in exchange for trust preferred securities; or

•	upon full payment of amounts payable in accordance with the trust agreement upon liquidation of such trust.

The trust guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of trust preferred securities must repay any sums paid to them under the trust preferred securities or trust guarantee.

Events of Default

An event of default under a trust guarantee will occur if we fail to make the payments required by the trust guarantee.

The holders of a majority in liquidation amount of trust preferred securities relating to such trust guarantee have the right to direct the time, method and place of conducting any proceeding for any remedy available to such trust guarantee trustee or to direct the exercise of any trust or power conferred upon such trust guarantee trustee under the trust guarantee. If the trust guarantee trustee fails to enforce such trust guarantee, any holder of record of trust preferred securities relating to such trust preferred guarantee may institute a legal proceeding directly against us to enforce the trust guarantee trustee’s rights, without first instituting any other legal proceeding.

Status of Trust Guarantee

The trust guarantee will constitute our unsecured obligation and will rank:

•	subordinate and junior in right of payment to all of our other liabilities, including the subordinated trust debt securities, except those made equal or subordinate by their terms;

•	equal with the most senior preferred stock which may now or hereafter be issued or guaranteed by us; and

•	senior to our common stock.

The terms of the trust preferred securities will provide that each holder of trust preferred securities issued by such trust, by acceptance thereof, agrees to the subordination provisions and other terms of the related trust guarantee. Each trust guarantee will constitute a guarantee of payment and not of collection. This means that the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under such trust guarantee without instituting a legal proceeding against any other person or entity. Each trust guarantee will be deposited with the applicable trust guarantee trustee to be held for the benefit of the holders of such trust preferred securities. Except as otherwise noted herein, the trust guarantee trustee has the right to enforce the trust guarantee on behalf of the holders of the related trust preferred securities. Except as described under “Termination of the Trust Guarantee” above, the trust guarantee will not be discharged except by payment of the guarantee payments in full without duplication of amounts theretofore paid by the trust.

Information Concerning Trust Guarantee Trustee

The trust guarantee trustee, prior to the occurrence of a default with respect to the trust guarantee and after the curing of all such defaults that may have occurred, will undertake to perform only such duties as are specifically set forth in the trust guarantee and, during the continuance of any default, will exercise the same degree of care as a prudent individual would exercise in the conduct of such individual’s own affairs. Subject to such provisions, the trust guarantee trustee will be under no obligation to exercise any of the powers vested in it by the trust guarantee at the request of any holder of trust preferred securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred thereby. However, in any event, the trust guarantee trustee must exercise the rights and powers vested in it by such trust guarantee upon the occurrence of an event of default under such trust guarantee. The trust guarantee trustee also serves as property trustee.

Governing Law

The trust guarantee will be governed by the laws of the State of New York.

Agreement as to Expenses and Liabilities

As will be required by the trust agreement, we will enter into an agreement in which we irrevocably and unconditionally guarantee to each person or entity to whom the trust becomes indebted or liable the full payment of any indebtedness, expenses or liabilities of the trust. This separate agreement as to expenses and liabilities does not include obligations of the trust to pay to the holders of the related trust securities or other similar interests in the trust the amounts due such holders pursuant to the terms of such trust securities or such other similar interests, as the case may be.

Additional Description of Subordinated Trust Debt Securities Issued to the Trusts

Set forth below is a description of the terms of the subordinated trust debt securities which each trust will hold as trust assets. The subordinated trust debt securities may be issued from time to time in one or more series under an indenture between us and an indenture trustee, qualified to act as such under the Trust Indenture Act and appointed in a supplemental indenture with respect to a particular series. We will identify the indenture trustee for purposes of the Trust Indenture Act in a prospectus supplement with respect to the trust preferred securities. We will qualify each subordinated trust debt securities indenture as an indenture under the Trust Indenture Act. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable indenture and supplements creating and governing the subordinated trust debt securities, which have been or will be filed as exhibits to the registration statement of which this prospectus forms a part. The terms of the subordinated trust debt securities will include those stated in the indenture and the related supplemental indenture and those made a part of the indenture by reference to the Trust Indenture Act.

Upon a dissolution of a trust, the property trustee, following satisfaction of liabilities to creditors of the trust in accordance with the provisions of applicable law, may distribute the subordinated trust debt securities held by such trust to the holders of trust securities in liquidation of such trust.

If the property trustee distributes any subordinated trust debt securities to holders of trust preferred securities, we will use our best efforts to have such subordinated trust debt securities traded on the same stock exchange, if any, as the related trust preferred securities are traded.

General

Subordinated trust debt securities will be issued in a principal amount equal to the aggregate stated liquidation amount of trust preferred securities, plus our investment in trust common securities.

The entire principal amount of the subordinated trust debt securities held by each trust will mature and become due and payable, together with any accrued and unpaid interest thereon, including additional interest, if any, on the date set forth in the applicable prospectus supplement.

If subordinated trust debt securities held by a trust are distributed to holders of trust preferred securities of such trust in liquidation of such holders’ interests in such trust, such subordinated trust debt securities will initially be issued as a global security. Under certain limited circumstances, subordinated trust debt securities may be issued in certificated form in exchange for a global security. In the event subordinated trust debt securities are issued in certificated form, such subordinated trust debt securities will be in denominations as specified in the applicable prospectus supplement and integral multiples thereof and may be transferred or exchanged at the offices described therein. We will make payments on subordinated trust debt securities issued as a global security to the depositary for the subordinated trust debt securities. In the event subordinated trust debt securities are issued in certificated form, principal and interest will be payable, the transfer of the subordinated trust debt securities will be registrable and subordinated trust debt securities will be exchangeable for subordinated trust debt securities of other denominations of a like aggregate principal amount at the corporate trust office of the indenture trustee in New York, New York. In such an event, however, at our option, we may pay interest by check mailed to the address of the persons entitled thereto.

Certain Covenants

We will covenant, as long as trust preferred securities of a trust remain outstanding:

•	to maintain 100% ownership of trust common securities of such trust;

•	not to cause such trust to terminate, except in connection with a distribution of subordinated trust debt securities; and

•	to use our reasonable efforts to cause such trust:

•	to remain a statutory business trust, except in connection with the distribution of subordinated trust debt securities held by such trust to the holders of trust securities in liquidation of such trust, the redemption of all trust securities, or certain mergers, consolidations or amalgamations, each as permitted by the trust agreement, and

•	to otherwise continue to be classified as a grantor trust for United States federal income tax purposes.

Optional Redemption

We will have the right to redeem the subordinated trust debt securities, in whole or in part, from time to time, without premium or penalty, on or after the date set forth in the applicable prospectus supplement, upon not less than 30 or more than 60 days’ notice, at a redemption price equal to a premium on the principal amount to be redeemed plus any accrued and unpaid interest, including additional interest, if any, to the redemption date, as specified in the applicable prospectus supplement. If a partial redemption of the trust preferred securities resulting from a partial redemption of the subordinated trust debt securities held by a trust would result in the delisting of the trust preferred securities of such trust, we may only redeem such subordinated trust debt securities held by such trust in whole. In addition, if a change in tax or securities laws occurs that adversely affects specified tax or securities characteristics of the trust, upon not less than 30 or more than 60 days notice, within 90 days after the occurrence of such event and subject to the terms and conditions of the subordinated indenture, we may redeem such subordinated trust debt securities, in whole, at a price equal to 100% of the principal amount to be redeemed plus any accrued but unpaid interest, including additional interest, if any, to the redemption date. In the event of redemption of such subordinated trust debt securities in part only, we will issue new subordinated trust debt securities for the unredeemed portion in the name or names of the holders who surrender their unredeemed subordinated trust debt securities.

Interest

Each subordinated trust debt security will bear interest at the rate set forth in the applicable prospectus supplement from the original date of issuance, payable quarterly in arrears on the interest payment dates which will be specified in the prospectus supplement, to the person in whose name such subordinated trust debt security is registered, subject to specified exceptions, on the record date specified in the applicable prospectus supplement.

The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the subordinated trust debt securities is not a business day, then we will pay the interest payable on such date on the next succeeding day which is a business day, and without any interest or other payment in respect of any such delay, except that, if such business day is in the next succeeding calendar year, such payment shall be made on the immediately preceding business day, in each case with the same force and effect as if made on such date.

Option To Extend Interest Payment Period

Except to the extent set forth in the applicable prospectus supplement, we will have the right at any time to defer payments of interest on subordinated trust debt securities by extending the interest payment period for up to 20 consecutive quarters. At the end of such an extension period, we will pay all interest then accrued and unpaid, including any additional interest, together with interest thereon at the rate specified and to the extent permitted by applicable law. We will covenant in the applicable indenture for the benefit of the holders of a series of subordinated trust debt securities, that, subject to the next succeeding sentence:

•	we will not declare or pay any dividend on, or make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock; and

•	we will not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees other than the trust guarantee) issued by us which rank junior to the applicable series of subordinated trust debt securities:

•	if at such time we will have given notice of our election to extend an interest payment period for a series of subordinated trust debt securities and such extension shall be continuing, or

•	if at such time an event of default with respect to a series of subordinated trust debt securities will have occurred and be continuing.

The preceding sentence, however, shall not restrict:

•	any of the actions described in the preceding sentence resulting from any reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock;

•	repurchases, redemptions or other acquisitions of shares of our capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers or directors or a stock purchase and dividend reinvestment plan;

•	dividends or distributions in our capital stock; or

•	the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged.

Prior to the termination of any such extension period for a series of subordinated trust debt securities, we may further defer payments of interest on such subordinated trust debt securities, by extending the interest payment period, provided that such extension period together with all such previous and further extensions thereof for such series of subordinated trust debt securities may not exceed 20 consecutive quarters or extend beyond the maturity of such series of subordinated trust debt securities.

Upon the termination of any extension period for a series of subordinated trust debt securities, and the payment of all accrued and unpaid interest on the subordinated trust debt securities then due, we may select a new extension period for such series of subordinated trust debt securities, as if no extension period had previously been declared, subject to the above requirements. We will not be required to pay interest on a series of subordinated trust debt securities during an extension period until the end thereof.

If the property trustee is the sole holder of the subordinated trust debt securities, we will give the administrative trustees and the property trustee notice of our selection of such extension period for such series of subordinated trust debt securities one business day prior to the earlier of (1) the next succeeding date on which distributions on the related trust preferred securities are payable or (2) the date a trust is required to give notice to the New York Stock Exchange or other applicable self-regulatory organization or to holders of such trust preferred securities on the record date or the date such distribution is payable, but in any event not less than one business day prior to such record date. The administrative trustees shall give notice of our selection of such extension period to the holders of such trust preferred securities. If the property trustee is not the sole holder of a series of subordinated trust debt securities, we will give the holders of such subordinated trust debt securities notice of our selection of such extension period ten business days prior to the earlier of (1) the interest payment date or (2) the date we are required to give notice to the New York Stock Exchange or other applicable self-regulatory organization or to holders of such subordinated trust debt securities, but in any event at least two business days before such record date.

We have no present intention to defer interest payments.

Additional Interest

If a trust is required to pay any taxes, duties, assessments or other governmental charges, other than withholding taxes, imposed by the United States, or any other taxing authority, we will pay as additional interest such additional amounts as shall be required so that the net amounts received and retained by a trust after paying any such charges will be equal to the amount such trust would have received had no such charge been imposed.

Events of Default Under Applicable Indenture

We will define an event of default with respect to any series of subordinated trust debt securities in the indenture or applicable supplemental indenture. An event of default may include:

•	our default in payment of the principal of or premium, if any, on any of the subordinated trust debt securities of such series;

•	default for 30 days in payment of any installment of interest, including additional interest, on any subordinated trust debt security of such series beyond a valid extension;

•	default by us for 60 days after notice in the observance or performance of any other covenants in the indenture or applicable supplemental indenture relating to such series; and

•	voluntary or involuntary dissolution, winding up, termination, bankruptcy, insolvency or reorganization of a trust, except in connection with:

•	the distribution of subordinated trust debt securities to holders of trust securities in liquidation of a trust,

•	the redemption of all outstanding trust securities of such trust, or

•	mergers or consolidations permitted by the trust agreement.

The holders of not less than a majority in aggregate principal amount of subordinated trust debt securities may waive any past default, except (1) a default in payment of principal, premium, interest or additional interest, unless such default has been cured and a sum sufficient to pay all installments due otherwise than by acceleration has been deposited with the subordinated debt security trustee, or (2) a default in a covenant or provision which under the applicable indenture may not be modified or amended without the consent of each holder of a subordinated trust debt security. The holders of trust preferred securities in certain circumstances have the right to direct the property trustee to exercise its rights as holder of subordinated debt securities.

Payment and Paying Agents

Payment of principal and premium, if any, on subordinated trust debt securities will be made only if the holder of subordinated trust debt securities surrenders them to the paying agent of the subordinated trust debt securities.

Principal of and any premium and interest, if any, on subordinated trust debt securities will be payable, subject to any applicable laws and regulations, at the office of such paying agent or paying agents as we may designate from time to time pursuant to the subordinated trust debt security indenture. Payment of interest on the subordinated trust debt securities on any interest payment date will be made to the person in whose name the subordinated trust debt security is registered at the close of business on the regular record date for such interest payment.

The indenture trustee will act as paying agent with respect to the subordinated trust debt securities. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent at the place of payment.

Consolidation, Merger and Sale

The applicable indenture will provide that we will be permitted to consolidate with, or sell or convey all or substantially all of our assets to, or merge with or into, any other entity provided that:

•	either we shall be the continuing entity, or the successor entity formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume our obligations under the trust guarantee and the payment of the principal of, and premium, if any, and interest on all of the subordinated trust debt securities and the due and punctual performance and observance of all of the covenants and conditions contained in the applicable indenture;

•	immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of ours or any subsidiary as a result thereof as having been incurred by us or such subsidiary at the time of such transaction, no event of default under the applicable indenture or the trust guarantee, and no event which, after notice or the lapse of time, or both, would become such an event of default, shall have occurred and be continuing; and

•	an officer’s certificate and legal opinion covering such conditions shall be delivered to the indenture trustee.

The indenture will not otherwise contain any covenant which restricts our ability to merge or consolidate with or into any other person, sell or convey all or substantially all of our assets to any person or otherwise engage in restructuring transactions.

Information Concerning Indenture Trustee for the Subordinated Trust Debt Securities

The indenture trustee for the subordinated trust debt securities, prior to default and after the curing of all defaults, if any, will undertake to perform only such duties as will be specifically set forth in the applicable indenture and, after a default that has not been cured or waived, will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the indenture trustee will be under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of subordinated trust debt securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. However, the foregoing will not relieve the indenture trustee, upon the occurrence of an indenture event of default, from exercising the rights and powers vested in it by the indenture. The indenture trustee will not be required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the indenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

Miscellaneous

We will have the right at all times to assign any of our rights or obligations under the indenture to a direct or indirect wholly-owned subsidiary of ours. However, in the event of any such assignment, we will remain liable for all of such obligations under the indenture. Subject to the foregoing, the indenture will be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns. The indenture will provide that it may not otherwise be assigned by the parties thereto.

Effect of Obligations under Subordinated Trust Debt Securities and Trust Guarantee

As long as payments are made when due on subordinated trust debt securities, the trust will have sufficient funds to be able to make all appropriate payments on trust securities. This is primarily because:

•	the aggregate principal amount of the subordinated debt securities will be equal to the sum of the aggregate stated liquidation amount of such trust securities;

•	the interest rate and interest and other payment dates on the subordinated trust debt securities will match the distribution rate and distribution and other payment dates for the trust securities;

•	we will pay for all costs and expenses of each trust; and

•	the trust agreement will provide that the trustees may not cause or permit the trust to, among other things, engage in any activity that is not consistent with the purposes of the trust.

We will guarantee payments of distributions and other payments due on the trust preferred securities, to the extent funds are available therefor and to the extent set forth under “Description of Trust Guarantees.” If we do not make interest payments on subordinated trust debt securities, it is expected that the trust will not have sufficient funds to pay distributions on its trust preferred securities. The trust guarantee is a full and unconditional guarantee, but does not apply to any payment unless the trust has sufficient funds for such payment.

If we fail to make payments on subordinated trust debt securities when due, taking into account any extension period, the trust agreement will provide a mechanism whereby holders of trust preferred securities may direct the property trustee to enforce its rights, including proceeding directly against us. If the property trustee fails to enforce its rights, a holder of trust preferred securities may sue us directly to enforce those rights, without first instituting legal proceedings against the trust, the property trustee or any other person or entity.

If we fail to make payments under the trust guarantee, the trust guarantee provides a mechanism whereby the holders of trust preferred securities may direct the trust guarantee trustee to enforce its rights. If the trust guarantee trustee fails to enforce its rights, any holder of trust preferred securities may institute a legal proceeding against us directly to enforce those rights without first instituting legal proceedings against the trust, the trust guarantee trustee or any other person or entity.

Pursuant to an agreement as to expenses and liabilities to be entered into by us under the trust agreement, we will irrevocably and unconditionally guarantee to each person or entity to whom the trust becomes indebted or liable the full payment of any indebtedness, expenses or liabilities of the trust other than obligations of the trust to pay to the holders of the related trust securities or other similar interests in the trust the amounts due such holders pursuant to the terms of such trust securities or such other similar interests, as the case may be.

The above mechanisms and obligations, taken together, are equivalent to a full and unconditional guarantee by us of payments due on trust preferred securities to the extent of funds available to the trust.

PLAN OF DISTRIBUTION

Any of the securities being offered by this prospectus may be sold:

•	through agents;

•	to or through underwriters;

•	through dealers;

•	directly by us to purchasers; or

•	through a combination of any such methods of sale.

The securities may be sold at a fixed price or prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The distribution of securities may be effected from time to time in one or more transactions by means of one or more of the following transactions, which may include cross or block trades:

•	transactions on the New York Stock Exchange or any other organized market where the securities may be traded;

•	in the over-the-counter market;

•	in negotiated transactions;

•	through put or call option transactions relating to the securities;

•	under delayed delivery contracts or other contractual commitments; or

•	a combination of such methods of sale.

Agents designated by us from time to time may solicit offers to purchase the securities. We will name any such agent involved in the offer or sale of the securities and set forth any commissions payable by us to such agent in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.

If underwriters are used in the sale of securities, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, we will execute an underwriting agreement with such underwriter or underwriters at the time an agreement for such sale is reached. We will set forth in the prospectus supplement the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers. Such compensation may be in the form of discounts, concessions or commissions. Underwriters and others participating in any offering of securities may engage in transactions that stabilize, maintain or otherwise affect the price of such securities. We will describe any such activities in the prospectus supplement. We may elect to list any class or series of securities on any exchange, but we are not currently obligated to do so. It is possible that one or more underwriters, if any, may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities we may offer.

If a dealer is used in the sale of the securities, we or an underwriter will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. The prospectus supplement may set forth the name of the dealer and the terms of the transactions.

We may directly solicit offers to purchase the securities, and we may sell directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. The prospectus supplement will describe the terms of any such sales, including the terms of any bidding, auction or other process, if utilized.

Agents, underwriters and dealers may be entitled under agreements which may be entered into with us to indemnification by us against specified liabilities, including liabilities under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. The prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of ours, or engage in transactions with or perform services for us and our subsidiaries in the ordinary course of business.

LEGAL MATTERS

Gibson, Dunn & Crutcher LLP, Dallas, Texas, has rendered an opinion with respect to the validity of the securities being offered by this prospectus, other than with respect to trust preferred securities. We have filed the opinion as an exhibit to the registration statement of which this prospectus is a part. Morris, Nichols, Arsht & Tunnell LLP, Wilmington, Delaware, has rendered an opinion with respect to the validity of the trust preferred securities being offered by this prospectus. We have filed the opinion as an exhibit to the registration statement of which this prospectus is a part. If counsel for any underwriters passes on legal matters in connection with an offering made by this prospectus, we will name that counsel in the prospectus supplement relating to that offering.

EXPERTS

The consolidated financial statements of D.R. Horton, Inc. appearing in D.R. Horton, Inc.’s Annual Report (Form 10-K) for the year ended September 30, 2005 and D.R. Horton, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2005 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

D.R. Horton, Inc. files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. You may read and copy this information at the Public Reference Room of the SEC, 100 F Street, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330.

The SEC also maintains an internet world wide web site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that site is www.sec.gov.

You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

We, the trusts, and our guarantor subsidiaries have filed jointly with the SEC a registration statement on Form S-3 that registers the securities we are offering. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us, the trusts, our guarantor subsidiaries and the securities offered. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information that is included directly in this document.

This prospectus incorporates by reference the documents listed below that we have filed with the SEC but have not been included or delivered with this prospectus. These documents contain important information about us and our business, prospects and financial condition.

Filing	Period or Date Filed

Annual Report on Form 10-K	Year ended September 30, 2005
Quarterly Reports on Form 10-Q	Quarter ended December 31, 2005
Quarter ended March 31, 2006
Current Reports on Form 8-K	November 1, 2005
November 23, 2005
December 5, 2005
December 21, 2005
January 10, 2006 (Item 8.01 only)
February 1, 2006
February 14, 2006
March 3, 2006
March 30, 2006
April 11, 2006
April 11, 2006
April 13, 2006
April 21, 2006
June 12, 2006

The description of our common stock contained in our registration statement on Form 8-A/A filed May 9, 2006.

Pages 4 through 12 under the caption “Election of Directors,” page 21 under the caption “Approve the D.R. Horton, Inc. 2006 Stock Incentive Plan — Securities Authorized for Issuance Under Equity Compensation Plans,” pages 24 and 25 under the caption “Beneficial Ownership of Common Stock,” pages 26 through 28 under the caption “Executive Compensation,” through the caption “— Compensation Committee Interlocks and Insider Participation,” pages 33 through 35 under the caption “Meetings and Committees of the Board,” pages 35 through 36 under the caption “Independent Registered Public Accountants,” page 38 under the captions “Section 16(a) Beneficial Ownership Reporting Compliance” and “Requesting Documents from the Company,” contained in our Proxy Statement relating to our January 26, 2006 annual meeting of stockholders and incorporated into our Annual Report on Form 10-K.

We also incorporate by reference any future filings we make with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this prospectus and the date of the closing of each offering. These additional documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than information furnished under Items 2.02 and 7.01, which is deemed not to be incorporated by reference in this prospectus), as well as proxy statements (other than information identified in them as not incorporated by reference). You should review these filings as they may disclose changes in our business, prospects, financial condition or other affairs after the date of this prospectus. The information that we file later with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and before the closing of each offering will automatically update and supersede previous information included or incorporated by reference in this prospectus.

You can obtain any of the documents incorporated by reference in this prospectus from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

Investor Relations
D.R. Horton, Inc.
301 Commerce Street, Suite 500
Fort Worth, Texas 76102
(817) 390-8200

We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, that contained in this prospectus or in any of the materials that we have incorporated by reference into this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this prospectus are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then any offer presented in this prospectus does not extend to you. The information contained in this prospectus speaks only as of the date of this prospectus, unless the information specifically indicates that another date applies.

$400,000,000

D.R. Horton, Inc.

% Convertible Senior Notes due 2014

PROSPECTUS SUPPLEMENT

May  , 2009

Book-Running Manager

Citi

Joint Lead Managers

J.P. Morgan
UBS Investment Bank
Wachovia Securities